As Filed With the Securities and Exchange Commission On May 13, 2003

Registration Statement No. 333-104268

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FULTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	6720	23-2195389
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Penn Square

Lancaster, Pennsylvania 17604

717-291-2411

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Rufus A. Fulton, Jr.

Chairman and Chief Executive Officer

One Penn Square

Lancaster, Pennsylvania 17604

717-291-2411

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

COPIES TO:

Paul G. Mattaini, Esquire

Kimberly J. Decker, Esquire

Barley, Snyder, Senft & Cohen, LLC

126 East King Street

Lancaster, Pennsylvania 17604-2893

Nicholas Bybel, Jr., Esquire

Jean Svoboda, Esquire

Shumaker Williams, P.C.

3245 Simpson Ferry Road

Camp Hill, Pennsylvania 17011

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)(3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount Of Registration Fee

PREVIOUSLY PAID

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Proxy Statement/ Prospectus

PREMIER BANCORP, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

July 10, 2003

American Stock Exchange Symbol: PPA

FULTON FINANCIAL CORPORATION

PROSPECTUS FOR

5,121,037 SHARES OF FULTON FINANCIAL COMMON STOCK

Nasdaq National Market Symbol: FULT

This document constitutes a proxy statement of Premier Bancorp, Inc. in connection with the solicitation of proxies by the Board of Directors of Premier for use at the annual meeting of shareholders to be held at the Doylestown Country Club, Green Street, Doylestown, Pennsylvania, on Thursday, July 10, 2003, at 9:00 a.m., local time. At the meeting, Premier shareholders will be asked to consider and vote on the following proposals:

1. To elect five Class 2 directors to the Board of Directors of Premier;

2. To approve and adopt the Agreement and Plan of Merger, dated January 16, 2003, between Premier and Fulton Financial Corporation which provides, among other things, for the merger of Premier with and into Fulton and the conversion of each share of common stock of Premier outstanding immediately prior to the merger into 1.407 shares (subject to adjustment) of Fulton common stock, plus cash in lieu of any fractional share interest;

3. To adjourn the meeting if necessary to allow Premier time to solicit more votes in favor of the merger agreement; and

4. To transact such other business as may properly be brought before the annual meeting.

This document also constitutes a prospectus of Fulton filed as part of a registration statement filed with the Securities and Exchange Commission relating to up to 5,121,037 shares of Fulton common stock being registered for this transaction. On             , 2003, the closing price of Fulton’s common stock was $             , making the value of 1.407 shares of Fulton common stock equal to $              on that date. The closing price of Premier’s common stock on that date was $             . These prices will fluctuate between now and the closing of the merger. This document does not cover any resale of the Fulton stock being registered for this transaction by any shareholders deemed to be affiliates of Fulton or Premier. Premier and Fulton have not authorized any person to make use of this document in connection with any such resale.

Premier and Fulton provided all information related to their respective companies.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any governmental agency.

All investors should review the Risk Factors, set forth on page 15.

The date of this document is             , 2003. This document was first sent to shareholders on or about June     , 2003.

You should rely only on the information contained in this document or to which this document has referred you. Premier and Fulton have not authorized anyone to provide you with information that is different. You should not assume that the information in this document is accurate as of any date other than the date on the front of the document.

The document incorporates important business and financial information about Fulton and Premier that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request to the following persons at either Premier or Fulton:

George R. Barr, Jr., Secretary	John J. Ginley, Secretary
Fulton Financial Corporation	Premier Bancorp, Inc.
One Penn Square	379 North Main Street
Lancaster, PA 17602	Doylestown, PA 18901
717-291-2411	215-345-5100

To obtain timely delivery of requested documents, you must request the information no later than July 2, 2003.

EXHIBITS

A	Agreement and Plan of Merger, dated January 16, 2003	A-1

B	Warrant Agreement and Warrant, dated January 16, 2003	B-1

C	Opinion of Boenning & Scattergood, Inc.	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1:	What do I need to do now?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the annual meeting to be held on July 10, 2003.

Q2:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the merger agreement.

Q3:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the annual meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q4:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, Fulton will send you written instructions for exchanging your stock certificates. Fulton will request that you return your Premier stock certificates at that time.

Q5:	When do you expect to merge?

A:	Fulton and Premier expect to complete the merger no later than the third quarter of 2003. In addition to the approval of Premier shareholders, Fulton must also obtain regulatory approvals. Fulton and Premier expect to receive all necessary approvals no later than the third quarter of 2003.

Q6:	Who should I call with questions or to obtain additional copies of this document?

A:	You should call either:

George R. Barr, Jr., Secretary	John J. Ginley, Secretary
Fulton Financial Corporation	Premier Bancorp, Inc.
One Penn Square	379 North Main Street
Lancaster, PA 17604	Doylestown, PA 18901
717-291-2411	215-345-5100
Q7:	If my shares are held in an IRA, who votes those shares?

A.	You vote shares held by you in an IRA as though you held those shares directly.

SUMMARY

This summary highlights selected information from this document. Because this is a summary, it does not contain all of the information that is important to you. To understand the merger fully, you should carefully read this entire document and the attached exhibits. See “Where You Can Find More Information” on page 68 for reference to additional information available to you regarding Fulton and Premier.

Agreement to Merge (See page 18)

Fulton and Premier entered into a merger agreement on January 16, 2003. The merger agreement provides that each share of Premier common stock outstanding on the effective date of the merger will be exchanged for 1.407 shares (subject to adjustment) of Fulton common stock, and Premier will merge with Fulton. A copy of the merger agreement is attached to this document as Exhibit A and is incorporated herein by reference. On             , 2003, Fulton declared a 5% stock dividend payable on             , 2003 to shareholders of record on             , 2003. All amounts relating to Fulton common stock in this document have been restated to reflect this stock dividend.

Each Premier Share Will Be Exchanged For 1.407 Shares Of Fulton Common Stock (See page 32)

If the merger is completed, you will receive 1.407 shares of Fulton common stock for each share of Premier common stock you own. Fulton will not issue any fractional shares. Premier common shareholders will receive a cash payment for any fractional shares based on the market price of Fulton common stock during a period leading up to completion of the merger. On             , 2003, the closing price of Fulton common stock was $            , making the value of 1.407 shares of Fulton common stock equal to $             on that date. Because the market price of Fulton stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger.

If the average price of Fulton common stock is below $10.65 for a ten day period just before the merger, and if the price of Fulton common stock has also declined 20% more than the decline (if any) in the average NASDAQ Bank Index for the same period as compared to the NASDAQ Bank Index on January 15, 2003, Premier may terminate the merger. Neither party would owe the other any penalty or fee as a result of termination of the merger agreement. The market price termination provisions will be based on an average of the closing bid and asked prices for the Fulton common stock for the ten (10) consecutive trading days immediately preceding the date which is two (2) business days prior to the closing date of the merger. See “Termination; Effect of Termination” on page 39.

The market prices of both Fulton and Premier common stock will fluctuate prior to the merger. You should obtain current market quotations for Fulton common stock and Premier common stock.

Comparative Per Share Data

Fulton and Premier have summarized below the per share information for each company on an historical, pro forma combined and equivalent basis. You should read this information in conjunction with the historical financial statements and the related notes contained in the annual and quarterly reports and other documents Fulton and Premier have filed with the SEC or attached to this document. See “Where You Can Find More Information” on page 68. The Fulton pro forma information gives effect to the merger, assuming that 1.407 shares of Fulton common stock are issued for each outstanding share of Premier common stock.

[1]	Based upon the product of the Conversion Ratio (1.407) and the closing price of Fulton common stock on January 15, 2003 and , 2003, respectively.

Selected Historical and Pro Forma

Combined Per Share Data (A)

Fulton	As of or for the Year Ended December 31, 2002
Historical Per Common Share:

Average Shares Outstanding (Basic)	107,768,000
Average Shares Outstanding (Diluted)	108,474,000
Book Value	$8.14
Cash Dividends	$0.558
Net Income (Basic)	$1.23
Net Income (Diluted)	$1.23

Fulton, Premier Combined

Pro Forma Per Common Share:

Average Shares Outstanding (Basic)	112,503,000
Average Shares Outstanding (Diluted)	113,390,000
Book Value	$8.60
Cash Dividends	$0.558
Net Income (Basic)	$1.19
Net Income (Diluted)	$1.18

(A)	The above combined pro forma per share equivalent information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. Financial information reflects the acquisition of Premier accounted for under the purchase method of accounting applied to historical financial information as of and for the year ended December 31, 2002. Per share dividends reflect Fulton’s historic payment history. Net income utilized in the calculation of income per share does not reflect any anticipated expense savings, revenue enhancements or capital restructuring anticipated by Fulton as a result of this transaction.

Selected Historical and Pro Forma

Combined Per Share Data (A)

Premier	As of or for the Year Ended December 31, 2002
Historical Per Common Share:

Average Shares Outstanding (Basic)	3,365,467
Average Shares Outstanding (Diluted)	3,493,716
Book Value	$7.81
Cash Dividends	$0.00
Net Income (Basic)	$1.26
Net Income (Diluted)	$1.22

Equivalent Pro Forma Per Common Share:

Book Value	$12.10
Cash Dividends	$ 0.785
Net Income (Basic)	$ 1.68
Net Income (Diluted)	$ 1.67

(A)	The above combined pro forma per-share equivalent information is based on average shares outstanding during the period except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends and stock splits by each institution through the periods. The equivalent pro forma per common share information is derived by applying the exchange ratio of 1.407 shares of Fulton $2.50 per share par value common stock for each Premier $0.33 per share par value common stock to the Fulton, Premier combined pro forma per common share information.

Selected Financial Data

The following tables show selected historical consolidated summary financial data for both Fulton and Premier. This information is derived from the consolidated financial statements of Fulton and Premier incorporated by reference in, or included with, this document. See “Where You Can Find More Information” on page 68.

Fulton Financial Corporation

Selected Historical Financial Data

(In thousands, except per share data)

FOR THE YEAR	2002	2001	2000	1999	1998
Interest income	$469,288	$518,680	$519,661	$465,221	$450,195
Interest expense	158,219	227,962	243,874	199,128	199,430

Net interest income	311,069	290,718	275,787	266,093	250,765
Provision for loan losses	11,900	14,585	15,024	9,943	6,848
Other income	115,783	102,744	76,980	68,002	65,999
Other expenses	225,536	218,921	186,472	177,026	173,274

Income before income taxes	189,416	159,956	151,271	147,126	136,642
Income taxes	56,468	46,367	44,437	42,499	41,635

Net income	$132,948	$113,589	$106,834	$104,627	$95,007

PER-SHARE DATA
Net income (basic)	$1.23	$1.05	$1.00	$0.97	$0.88
Net income (diluted)	1.23	1.04	1.00	0.96	0.87
Cash dividends	0.558	0.505	0.451	0.406	0.366

AT YEAR END
Total assets	$8,387,778	$7,770,711	$7,364,804	$6,787,424	$6,433,612
Net loans	5,317,068	5,373,020	5,374,659	4,882,606	4,420,481
Deposits	6,245,528	5,986,804	5,502,703	5,051,512	5,048,924
Long-term debt	535,555	456,802	559,503	460,573	358,696
Shareholders’ equity	863,742	811,454	731,171	662,749	654,070

AVERAGE BALANCES
Shareholders’ equity	$838,213	$779,014	$673,971	$663,841	$633,056
Total assets	7,900,500	7,520,071	7,019,523	6,533,632	6,093,496

Premier Bancorp, Inc.

Selected Historical Financial Data

(In thousands, except for per share data)

	2002	2001	2000	1999	1998
For the Year
Interest income	$32,794	$29,651	$26,693	$21,929	$16,516
Interest expense	15,265	16,625	15,294	11,420	8,922

Net interest income	17,529	13,026	11,399	10,509	7,594
Provision for loan losses	870	818	528	719	505
Other income	937	594	319	124	357
Other expenses	10,953	9,405	8,454	6,744	4,903

Income before income taxes	6,643	3,397	2,736	3,170	2,543
Income taxes	1,929	863	675	765	788

Net income	$4,714	$2,534	$2,061	$2,405	$1,755

LESS: preferred stock dividends	$468	$—	$—	$—	$—

Net income applicable to common shareholder	$4,246	$2,534	$2,061	$2,405	$1,755

Per—Share Data
Net income (basic)	$1.26	$0.79	$0.67	$0.80	$0.67
Net income (diluted)	1.22	0.74	0.60	0.70	0.56
Cash dividends	—	—	—	—	—

At Year End
Total assets	$609,972	$450,569	$355,201	$318,660	$249,193
Net loans	355,598	310,876	235,552	196,121	138,100
Deposits	456,486	358,282	303,293	237,481	191,226
Long-term debt	60,000	30,000	—	—	15,000
Subordinated debt	1,500	3,500	1,500	1,500	1,500
Shareholders’ equity	38,436	19,609	16,455	12,647	11,767

Average Balances
Shareholders’ equity	$29,297	$18,549	$13,510	$13,671	$10,933
Total assets	525,217	399,102	339,758	291,040	214,118

No Federal Income Tax On Shares Received In Merger (See page 41)

Premier shareholders generally will not recognize gain or loss for federal income tax purposes for the shares of Fulton common stock they receive in the merger. Fulton’s attorneys have issued a legal opinion to this effect, which is included as an exhibit to the registration statement filed with the SEC for the shares to be issued in the merger. Premier shareholders will be taxed on cash received instead of any fractional share. Tax matters are complicated, and tax results may vary among shareholders. Fulton and Premier urge you to contact your own tax advisor to understand fully how the merger will affect you.

Share Information And Market Prices

Fulton common stock trades on the National Market System of the NASDAQ Stock Market under the symbol “FULT”. Premier common stock trades on the American Stock Exchange under the trading symbol “PPA”. The table below shows the last sale prices of Fulton common stock, Premier common stock and the equivalent price per share of Premier common stock based on the exchange ratio on January 15, 2003 and             , 2003.

On January 15, 2003, the last trading day before public announcement of the merger agreement, the per share closing price for Fulton common stock was $17.75. Based on such closing price for such date and the conversion ratio of 1.407 shares of Fulton common stock for each share of Premier common stock, the pro forma value of the shares of Fulton common stock to be received in exchange for each share of Premier common stock was $24.97.

On January 15, 2003, the last trading day before public announcement of the merger agreement, the per share closing price for Premier common stock was $17.85.

The foregoing historical and pro forma equivalent per share market information is summarized in the following table.

	Historical Price Per Share	Pro Forma Equivalent Price Per Share[1]
Fulton Common Stock

Closing Price on January 15, 2003	$17.75		N/A

Closing Price on , 2003			N/A

Premier Common Stock

Closing Price on January 15, 2003	$17.85		$24.97

Closing Price on , 2003		$

[1]	Based upon the product of the Conversion Ratio (1.407) and the closing price of Fulton common stock on January 15, 2003 and __________, 2003, respectively.

Exchange Ratio Is Fair From A Financial Point Of View According To Premier’s Financial Advisor (See page 21)

Boenning & Scattergood, Inc. has given an opinion to the Premier Board that, as of January 16, 2003 and as of [date], the exchange ratio in the merger is fair from a financial point of view to Premier’s shareholders. The full text of this opinion is attached as Exhibit C to this document. Fulton and Premier encourage you to read the opinion carefully. Premier has agreed to pay Boenning & Scattergood, Inc. a fee equal to approximately $915,000. A portion of this fee was paid upon engagement, a portion when the fairness opinion was issued and an additional portion will be paid upon completion of the merger.

No Dissenters’ Rights Of Appraisal (See page 42)

Premier’s shareholders are not entitled to exercise dissenters’ rights under the provisions of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended.

Your Rights As Shareholders Will Change After The Merger (See page 65)

Upon completion of the merger, you will become a shareholder of Fulton. Fulton’s Articles of Incorporation and Bylaws and Pennsylvania law determine the rights of Fulton’s shareholders. The rights of shareholders of Fulton differ in certain respects from the rights of shareholders of Premier. The most significant of these differences include:

•	Premier shareholders may exercise cumulative voting rights in the election of directors. Fulton shareholders may not;

•	Fulton restricts transactions with 10% beneficial owners. Premier does not;

•	Fulon has a shareholders rights plan. Premier does not; and

•	Premier shareholders have the right to call an annual or special meeting and to act without a meeting by written consent. Fulton shareholders do not.

The Companies (See page 45 for Fulton, page 49 for Premier)

Fulton Financial Corporation

One Penn Square

Lancaster, Pennsylvania 17604

717-291-2411

Fulton Financial Corporation is a Pennsylvania business corporation and a registered financial holding company that maintains its headquarters in Lancaster, Pennsylvania. As a financial holding company, Fulton engages in general commercial and retail banking and trust business, and also in related financial businesses, through its 19 directly-held bank and nonbank subsidiaries. Fulton’s bank subsidiaries currently operate 125 banking offices in Pennsylvania, 19 banking offices in Maryland, 12 banking offices in Delaware, and 37 banking offices in New Jersey. As of December 31, 2002, Fulton had consolidated total assets of approximately $8.4 billion.

The principal assets of Fulton are its ten wholly-owned bank subsidiaries:

•	Fulton Bank, a Pennsylvania bank and trust company which is not a member of the Federal Reserve System;

•	Lebanon Valley Farmers Bank, a Pennsylvania bank and trust company which is a member of the Federal Reserve System;

•	Swineford National Bank, a national banking association which is a member of the Federal Reserve System;

•	Lafayette Ambassador Bank, a Pennsylvania bank and trust company which is a member of the Federal Reserve System;

•	FNB Bank, National Association, a national banking association which is a member of the Federal Reserve System;

•	Hagerstown Trust Company, a Maryland trust company which is not a member of the Federal Reserve System;

•	Delaware National Bank, a national banking association which is a member of the Federal Reserve System;

•	The Bank, a New Jersey bank which is not a member of the Federal Reserve System;

•	The Peoples Bank of Elkton, a Maryland bank which is not a member of the Federal Reserve System; and

•	Skylands Community Bank, a New Jersey bank which is not a member of the Federal Reserve System.

In addition, Fulton has nine wholly-owned nonbank direct subsidiaries:

•	Fulton Financial Realty Company, which leases to Fulton its corporate headquarters and primary operations center as well as three unaffiliated tenants at the corporate headquarters property;

•	Fulton Reinsurance Company, LTD, which engages in the business of reinsuring credit life, accident and health insurance that is directly related to extensions of credit by Fulton’s bank subsidiaries;

•	Central Pennsylvania Financial Corp., which owns two inactive non-banking subsidiaries, as well as limited partnership interests in partnerships invested in low and moderate income housing projects for Community Reinvestment Act purposes;

•	FFC Management, Inc., which owns equity investments in various financial institutions, mostly commercial banks, and corporate owned life insurance policies;

•	Fulton Financial Advisors, National Association, a limited purpose national banking association with trust powers;

•	Dearden, Maguire, Weaver and Barrett, LLC, an investment management and advisory firm;

•	Fulton Insurance Services Group, Inc., an insurance agency;

•	FFC Penn Square, Inc., which holds approximately $44 million of trust preferred securities issued by an affiliate; and

•	Drovers Capital Trust I, which has issued and outstanding approximately $5.5 million of trust preferred securities.

Premier Bancorp, Inc.

379 North Main Street

Doylestown, PA 18901

215-345-5100

Premier, a Pennsylvania corporation, is the holding company for Premier Bank, a Pennsylvania state chartered bank. At December 31, 2002, Premier had total consolidated assets of approximately $610 million, deposits of approximately $456 million and shareholders’ equity of approximately $38 million. Premier Bank has seven branches located in Bucks, Northampton and Montgomery Counties, Pennsylvania. Premier Bank is engaged principally in the business of taking deposits and making commercial loans, residential mortgage loans, consumer loans and home equity and property improvement loans. Premier has two wholly-owned non-bank subsidiaries, PBI Capital Trust and Premier Capital Trust II.

Premier Bank also owns a 99% membership in, and Premier owns a 1% membership interest in, each of Lenders Abstract, LLC and Premier Bank Insurance Services, LLC.

Premier Board Recommends Shareholder Approval (See page 20)

The Premier Board believes that the merger is in the best interests of Premier and its shareholders and recommends that you vote “FOR” approval of the merger agreement.

Vote Required To Approve Merger Agreement (See page 17)

Approval of the merger agreement requires the affirmative vote of the holders of at least 66 2/3% of Premier’s outstanding common stock. The directors and executive officers of Premier and their affiliates together own about 44.77% of Premier’s outstanding common stock as of March 31, 2003. The directors and executive officers of Premier have signed voting agreements pursuant to which they have agreed to vote their shares in favor of the merger.

Brokers who hold shares of Premier common stock as nominees will not have authority to vote such shares with respect to the merger unless shareholders provide them with voting instructions.

The merger does not require the approval of Fulton’s shareholders.

Annual Meeting To Be Held July 10, 2003 (See page 16)

Premier will hold its annual meeting of shareholders on Thursday, July 10, 2003, at 9:00 a.m., local time, at the Doylestown Country Club, Green Street, Doylestown, Pennsylvania.

At the meeting, you will vote on the election of five Class 2 directors, the merger agreement, a proposal to adjourn the meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the annual meeting to approve the merger agreement, and any other business that properly arises.

Election of Directors (See page     )

One of the items to be presented at the annual meeting is the election of five Class 2 directors. The term of Class 2 directors to be elected is three years. However, the five persons elected as Class 2 directors will only serve on the Premier board until the merger closes. If the shareholders do not approve the merger or the merger does not close, the directors will continue to serve out their term of office.

Record Date Set At June 2, 2003; Voting (See page 16)

You are entitled to vote at the annual meeting if you owned shares of Premier common stock at the close of business on June 2, 2003, the record date. June 2, 2003, there were                          shares of Premier common stock outstanding. You will have one vote at the meeting for each share of Premier common stock you owned on June 2, 2003 for all matters except the election of directors, for which you are entitled to exercise cumulative voting rights.

Conditions That Must Be Satisfied For The Merger To Occur (See page 33)

The following conditions must be met for Fulton and Premier to complete the merger in addition to other customary conditions:

•	approval of the merger by Premier’s shareholders;

•	the absence of legal restraints that prevent the completion of the merger;

•	receipt of a legal opinion that the merger will be tax-free to shareholders, except for any cash received in lieu of fractional shares;

•	the continuing accuracy of the parties’ representations in the merger agreement;

•	receipt of all required regulatory approvals; and

•	the continuing effectiveness of the registration statement filed with the SEC.

Regulatory Approvals Required (See page 40)

Fulton and Premier cannot complete the merger unless Fulton obtains the approvals of the Federal Reserve Board and the Pennsylvania Department of Banking. Fulton has filed the required applications and notices seeking approval of the merger. Although Fulton and Premier believe regulatory approvals will be received in a timely manner, Fulton and Premier cannot be certain when or if they will be obtained.

Termination And Amendment Of The Merger Agreement (See page 39)

Premier and Fulton can mutually agree at any time to terminate the merger agreement without completing the merger. Either party can also terminate the merger agreement in the following circumstances:

•	if any condition precedent to a party’s obligations under the merger agreement is unsatisfied on September 30, 2003, through no fault of the other party, provided that this date may be extended until December 31, 2003, if closing has not occurred because regulatory approval has not then been received;

•	if the other party has materially breached a representation, warranty or covenant and has not cured such breach within thirty days of receiving written notice of the breach; or

•	the market price of Fulton common stock for a ten day period just before the merger is $10.65, and the decline in Fulton Common Stock is at least 20% greater than the decline, if any, generally experienced in bank stocks as measured against an index.

In addition, Fulton may terminate the merger agreement if Premier’s Board of Directors exercises its fiduciary duty with respect to a proposed acquisition of Premier by someone other than Fulton.

Fulton and Premier can agree to amend the merger agreement in any way, except that after the shareholders’ meeting they cannot decrease the consideration you will receive in the merger. Either company can waive any of the requirements of the other company in the merger agreement, except that neither company can waive any required regulatory approval.

Fulton To Continue As Surviving Corporation (See page 31)

Fulton will continue as the surviving corporation after the merger. The Boards of Directors and executive officers of Fulton and its subsidiaries will not change as a result of the merger, except that:

•	Fulton will appoint to its Board of Directors one of Premier’s current directors who will serve until Fulton’s 2004 annual meeting, and Fulton will nominate such person to serve for a three year term at such meeting;

•	All of Premier Bank’s current directors are expected to remain on Premier Bank’s Board following the merger.

Warrant Agreement Makes Third Party Offers for Premier More Expensive (See page 37)

In connection with the merger agreement, Premier granted Fulton a warrant to purchase up to 835,000 shares of Premier common stock at an exercise price of $17.85 per share. The warrant acts to discourage other companies from acquiring Premier by making third party offers for Premier more expensive. It also provides compensation to Fulton in the event that the merger falls through because another party gains control of Premier. Generally, Fulton may exercise this warrant only if another party seeks to gain control of Premier. We do not believe that any of the events which would permit Fulton to exercise the warrant have occurred as of the date of this document.

The warrant agreement and warrant are attached to this document as Exhibit B.

Financial Interests of Management In The Merger (See page 43)

When considering the recommendation of the Premier Board, you should be aware that some directors and officers have interests in the merger which may conflict with their interests as shareholders. These interests include:

•	Each of Premier’s current Chairman, Clark S. Frame, President and Chief Executive Officer, John C. Soffronoff, and Senior Vice President and Secretary, John J. Ginley, have entered into employment agreements with Premier Bank that will become effective upon completion of the merger. These employment agreements will replace existing change in control agreements which each of Messers. Soffronoff and Ginley had with Premier;

•	Officers and directors hold stock options to purchase Premier stock that will convert into options to purchase Fulton stock. As of , 2003, the difference between the aggregate exercise price and the market value of the shares underlying the options held by executive officers and directors, which represents the economic value of the options, was approximately $ ;

•	As of , 2003, managment and the board of directors of Premier own, in the aggregate, shares of common stock of Premier. Consequently, the management and board members of Premier will receive, in the aggregate, shares of Fulton common stock when the merger occurs;

•	Following the merger, Fulton will indemnify, and provide liability insurance to, directors of Premier; and
•	Following the merger, the current members of Premier’s board of directors will remain directors of Premier Bank, and the compensation for non-employee directors of Premier Bank will remain unchanged.

Forward Looking Information

This document contains and incorporates some “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding intent, belief or current expectations about matters including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words. Forward-looking statements are also statements that are not statements of historical fact. Forward-looking statements are subject to risks, uncertainties and assumptions. These include, by their nature:

•	the effects of changing economic conditions in Fulton’s and Premier’s market areas and nationally;

•	credit risks of commercial, real estate, consumer and other lending activities;

•	significant changes in interest rates;

•	changes in federal and state banking laws and regulations which could impact operations;

•	funding costs;

•	other external developments which could materially affect the business and operations of Fulton and Premier;

•	the ability of Fulton to assimilate Premier after the merger; and

•	other risks detailed from time to time in Premier’s and Fulton’s SEC filings, including forms 10-Q and 10-K.

If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, actual results, performance or achievements in 2003 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.

RISK FACTORS

An investment in the Fulton common stock in connection with the merger involves the risks described below. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

RISK FACTORS RELATED TO THE MERGER

Fluctuations in Market Price of Fulton Common Stock May Cause the Value of the Merger Consideration to Decrease and Premier’s Board of Directors may abandon the merger.

Upon completion of the merger, your shares of Premier common stock will be converted into shares of Fulton common stock. While the merger consideration has been structured to provide that Premier shareholders will receive for each of their shares of Premier common stock, 1.407 shares of Fulton common stock, the value of 1.407 shares of Fulton common stock at the time of the merger is uncertain. Stock price changes may result from a variety of factors that are beyond the control of Fulton, including, among other things, changes in Fulton’s business, operations and prospects, regulatory considerations and general market and economic conditions.

Although the aggregate market value of the Fulton common stock that you will receive in the merger is not fixed, Premier will have the right to terminate the merger agreement and abandon the merger before the closing if:

•	The average trading price for Fulton common stock for the 10 consecutive days immediately preceding the date which is two business days before the effective date of the merger is less than $10.65 per share; and

•	The average trading price for Fulton common stock for the 10 consecutive days immediately preceding the date which is two business days before the effective date of the merger is less than the amount per share equal to $17.75 multiplied by .80 multiplied by the quotient of the Average NASDAQ Bank Index for the 10 trading days immediately preceding the two business days prior to the effective date over the NASDAQ Bank Index on January 15, 2003.

Accordingly, at the time you vote with respect to the merger, you will not know the market value or the number of the shares of Fulton common stock that you will receive in the merger nor will you know whether Premier’s Board of Directors will opt to terminate the merger agreement if the above conditions occur.

The price of Fulton common stock may vary from its price on the date of this proxy statement/prospectus, the date of the Premier annual meeting and the date for determining the average trading price discussed above. Because the date the merger is completed will be later than the date of the annual meeting, the price of the Fulton common stock on the date of the annual meeting may not be indicative of its price on the date the merger is completed.

You Will Have Less Influence as a Shareholder of Fulton Than as a Shareholder of Premier.

As a Premier shareholder, you currently have the right to vote in the election of the board of directors of Premier and on other matters affecting Premier. The merger will transfer control of Premier to Fulton and to the shareholders of Fulton. When the merger occurs, you will become a shareholder of Fulton with a percentage ownership of Fulton that is smaller than your percentage ownership of Premier. Because of this, you will have less influence on the management and policies of Fulton than you now have on the management and policies of Premier.

Future Results for Fulton could differ materially from its Historical Results or Forward- Looking Statements in its filings with the SEC.

Fulton’s filings with the Securities and Exchange Commission include descriptions of a number of factors affecting its performance which shareholders of Premier should consider. Premier Shareholders should review these filings with these factors in mind. Fulton believes the most material of these factors can be summarized as follows:

♦ Net Interest Income and Net Interest Margin. Net interest income is the most significant component of Fulton’s net income, accounting for approximately 75% of total revenues in 2002. The ability to manage net interest income over a variety of interest rate and economic environments is important to the success of a financial institution. Net interest income growth is generally dependent upon balance sheet growth and maintaining or growing the net interest margin. Fulton’s net interest income has been impacted by a series of reductions to short-term interest rates enacted by the Federal Reserve Board (“FRB”) over the past two years. These rate reductions resulted in significant decreases to Fulton’s prime lending rate as well as a decline in the general interest rate environment. The rate reductions initially had a negative impact on Fulton’s net interest income and net interest margin as its assets, particularly floating rate loans, repriced to lower rates more quickly than its time deposits. During 2002, however, Fulton’s longer-term liabilities repriced to lower rates resulting in an increase to Fulton’s net interest margin. The positive impact of the time deposit repricing on the net interest margin peaked in mid-2002. The most recent rate cut by the FRB in late 2002 contributed to a slight downward trend in the margin over the last quarter of 2002. If rates remain low in the future, the net interest margin may continue to trend lower.

♦ Credit Risk. The credit risk associated with lending activities is accounted for by Fulton through its allowance and provision for loan losses. The provision is the expense recognized in the income statement to adjust the allowance to its proper balance, as determined through the application of Fulton’s allowance methodology procedures. These procedures include the evaluation of the risk characteristics of the portfolio and documentation in accordance with applicable accounting standards. Management of Fulton believes that the allowance balance at March 31, 2003 is sufficient to cover losses inherent in the loan portfolio on that date and is appropriate based on applicable accounting standards. However, trends that could indicate the need for a higher provision include the general national and regional economies and the continued growth in Fulton’s commercial loan and commercial mortgage portfolios, which are inherently more risky.

♦ Equity Market Price Risk. Equity market price risk is the risk that changes in the values of equity investments could have a material impact on the financial position or results of operations of Fulton. Fulton’s equity investments consist primarily of common stocks of publicly traded financial institutions. Although the carrying value of equity investments accounted for only 1.0% of Fulton’s total assets, the unrealized gains on the portfolio represent a potential source of revenue and, if values were to decline significantly, this revenue source could be lost. Management of Fulton continuously monitors the fair value of its equity investments and evaluates current market conditions and operating results of the companies. Periodic sale and purchase decisions are made based on this monitoring process. Certain of Fulton’s equity investments have shown negative returns in tandem with the general performance of equity markets. Fulton has evaluated, based on current accounting guidance, whether the decreases in value of any of these investments constitute “other than temporary” impairment which would require a write-down through a charge to earnings. In the first quarter of 2003, Fulton recorded a write-down for specific equity securities which were deemed to exhibit “other than temporary” impairment in value. If the performance of certain equity securities does not improve over the next twelve months, additional impairment charges may be necessary. In addition to its equity portfolio, Fulton’s investment management and trust services could be impacted by fluctuations in the securities markets. A portion of Fulton’s trust revenue is based on the value of the underlying investment portfolios. If securities markets contract, Fulton’s revenue could be negatively impacted. In addition, the ability of Fulton to sell its brokerage services is dependent, in part, upon consumers’ level of confidence in the outlook for rising securities prices.

♦ Merger and Acquisition Activity. Fulton has historically supplemented its internal growth with strategic acquisitions of banks, branches and other financial services companies. There can be no assurance that Fulton will be able to effect future acquisitions on favorable terms or that Fulton will be able to assimilate acquired institutions successfully. Applicable accounting standards adopted recently require that the purchase method of accounting be used for all business combinations and eliminated the use of pooling of interests for transactions initiated subsequent to June 30, 2001. Under purchase accounting, if the purchase price of an acquired company exceeds the fair value of the company’s net assets, the excess is carried on the acquiror’s balance sheet as goodwill. Goodwill is to be evaluated for impairment at least annually. Write-downs of the amount of any impairment, if necessary, are to be charged to the results of operations in the period in which the impairment is determined. Fulton performed its initial test of goodwill impairment on January 1, 2002 and its annual test of goodwill impairment on October 31, 2002. Based on the results of these tests, the Corporation concluded that there was no impairment and no write-downs were recorded. There can be no assurance that the future evaluations of goodwill will not result in findings of impairment and write-downs.

♦ Other Expenses. Fulton strives to control its level of non-interest expenses. However, some of these expenses are beyond Fulton’s control. For example, Fulton’s defined benefit plan expense increased 83.2% in 2002. This trend is expected to continue into 2003, with a projected increase of 56.4%. This expense is greatly impacted by the return realized on invested plan assets. With the recent turndown in the equity markets, these returns have lagged the growth in the projected benefit obligation, resulting in an increase in expense. If this trend continues, Fulton’s expense may continue to grow.

♦ Competition. The banking and financial services industries are highly competitive. Within its geographical region, Fulton’s subsidiaries face direct competition from other commercial banks, varying in size from local community banks to larger regional and national banks, and credit unions. With the growth in electronic commerce and distribution channels, Fulton’s banks also face competition from banks not physically located in Fulton’s geographic markets.

The competition in the industry has also increased as a result of the passage of various legislation. Under such legislation, banks, insurance companies or securities firms may affiliate under a financial holding company structure, allowing expansion into non-banking financial services activities that were previously restricted. These include a full range of banking, securities and insurance activities, including securities and insurance underwriting, issuing and selling annuities and merchant banking activities. While Fulton does not currently engage in all of these activities, the ability to do so without separate approval from the Federal Reserve Board enhances the ability of Fulton — and financial holding companies in general — to compete more effectively in all areas of financial services.

As a result of this legislation, there is more competition for customers that were traditionally served by the banking industry. While the legislation increased competition, it also provided opportunities for Fulton to expand its financial services offerings. Fulton also competes through the variety of products that it offers and the quality of service that it provides to its customers. However, there is no guarantee that these efforts will insulate Fulton from competitive pressure which could impact its pricing decisions for loans, deposits and other services and ultimately impact financial results.

♦ Supervision and Regulation. Fulton is a registered financial holding company and its subsidiary banks are depository institutions whose deposits are insured by the Federal Deposit Insurance Corporation. Fulton and its subsidiaries are subject to various regulations and examinations by regulatory authorities. In general, various statutes establish the corporate governance and eligible business activities of Fulton, certain acquisition and merger restrictions, limitations on inter-company transactions such as loans and dividends, and capital adequacy requirements, among other regulations. While these statutes are generally designed to minimize potential loss to depositors and the FDIC insurance funds, they do not eliminate risk and compliance with such statutes increases Fulton’s expense, requires management’s attention and can be a disadvantage from a competitive standpoint with respect to non-regulated competitors.

♦ Monetary and Fiscal Policy. Fulton and its subsidiary banks are affected by fiscal and monetary policies of the federal government, including those of the Federal Reserve Board, which regulates the national money supply in order to manage recessionary and inflationary pressures. Among the techniques available to the Federal Reserve Board are engaging in open market transactions of U.S. Government securities, changing the discount rate and changing reserve requirements against bank deposits. Their use may also affect interest rates charged on loans and paid on deposits. The effect of monetary policies on the earnings of Fulton cannot be predicted.

THE ANNUAL MEETING

We are providing this document to holders of Premier common stock to solicit your proxy for use at the annual meeting of Premier shareholders and any adjournments or postponements of the meeting.

Time, Date and Place

The annual meeting of Premier’s shareholders will be held at 9:00 a.m., local time, on Thursday, July 10, 2003, at the Doylestown Country Club, located at Green Street, Doylestown, Pennsylvania 18901.

Matters to be Considered

The purposes of the annual meeting are to elect five Class 2 directors to the Board of Directors, to consider and approve and adopt the merger agreement, to approve a proposal to adjourn the meeting if more time is needed to solicit proxies and to transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting. At this time, the Premier board of directors is unaware of any matters, other than set forth in the preceding sentence, that may be presented for action at the annual meeting.

A vote for approval of the merger agreement is a vote for approval of the merger of Premier into Fulton and for the exchange of Premier common stock for Fulton common stock. If the merger is completed, Premier common stock will be cancelled and you will receive 1.407 shares (subject to adjustment for stock splits, stock dividends and similar matters) of Fulton common stock in exchange for each share of Premier common stock that you hold. Fulton will pay cash in lieu of issuing any fractional share interests to you.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on June 2, 2003 has been fixed by Premier’s board of directors as the record date for the determination of holders of Premier common stock entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the annual meeting. At the close of business on the record date, 3,417,515 shares of Premier common stock were outstanding and entitled to vote. Each share of Premier common stock entitles the holder to one vote at the annual meeting on all matters properly presented at the annual meeting, except for the election of five (5) Class 2 directors, where cumulative voting is permitted.

How to Vote Your Shares

Shareholders of record may vote by mail or by attending the annual meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Any shareholder executing a proxy may revoke it at any time before it is voted by:

•	delivering to the Secretary of Premier prior to the annual meeting a written notice of revocation addressed to John J. Ginley, Corporate Secretary, Premier Bancorp, Inc., 379 North Main Street, Doylestown, Pennsylvania 18901;

•	delivering to Premier prior to the annual meeting a properly executed proxy with a later date; or

•	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy.

Each proxy returned to Premier (and not revoked) by the holder of Premier common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted FOR election of each of the nominees, FOR approval and adoption of the merger agreement, and FOR each proposal.

At this time, the Premier board of directors is unaware of any matters, other than set forth above, that may be presented for action at the annual meeting or any adjournment or postponement of the annual meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters. The persons named as proxies by a shareholder may propose and vote for one or more adjournments or postponements of the annual meeting to permit additional solicitation of proxies in favor of approval and adoption of the merger agreement, but no proxy voted against the merger agreement will be voted in favor of any such adjournment or postponement.

Vote Required

A quorum, consisting of the holders of a majority of the issued and outstanding shares of Premier common stock, must be present in person or by proxy before any action may be taken at the annual meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

Cumulative voting rights exist only with respect to the election of directors. This means that each shareholder has the number of votes equal to the number of directors to be elected multiplied by the number of shares owned and is entitled to cast the whole number of votes for one nominee or to distribute them among two or more nominees, as the shareholder determines. The proxy holders also have the right to vote cumulatively and to distribute their votes among nominees as they consider advisable, unless a shareholder indicates on his or her proxy how he or she desires the votes to be cumulated for voting purposes. On all other matters to come before the annual meeting, each share of common stock is entitled to one vote for each share owned.

If a quorum is present, the five nominees for Class 2 Director receiving a majority of the votes cast by the shareholders entitled to vote will be elected. The proxy holders will not cast votes withheld or broker non-votes for or against any director nominees.

The affirmative vote of 66 2/3% of the outstanding shares of Premier common stock, in person or by proxy, is necessary to approve and adopt the merger agreement on behalf of Premier.

Premier intends to count shares of Premier common stock present in person at the annual meeting but not voting, and shares of Premier common stock for which it has received proxies but with respect to which holders of such shares have abstained on any matter, as “present” at the annual meeting for purposes of determining whether a quorum exists. Because approval and adoption of the merger agreement requires the affirmative vote of 66 2/3% of the outstanding shares of Premier common stock, such nonvoting shares and abstentions will not be counted in determining whether or not the required number of shares have been voted to approve and adopt the merger agreement. Therefore, they will effectively act as a vote against the merger. In addition, under applicable rules, brokers who hold shares of Premier common stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the merger agreement without specific instructions to that effect from such customers. Accordingly, shares held by customers who fail to provide instructions with respect to their shares of Premier common stock to their broker will not be voted for or against the merger. However, failing to vote effectively acts as a vote against the merger agreement. Such “broker non-votes,” if any, will be counted as present for determining the presence or absence of a quorum for the transaction of business at the annual meeting or any adjournment or postponement thereof.

The directors and executive officers of Premier collectively owned approximately 44.77% of the outstanding shares of Premier common stock as of the record date for the annual meeting (inclusive of stock options exercisable within 60 days). Premier’s directors have entered into Voting Agreements with Fulton pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. See “Security Ownership of Certain Beneficial Owners and Management,” beginning on page 61.

Solicitation of Proxies

Premier will pay for the costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of Premier and its subsidiaries may solicit proxies from shareholders of Premier in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement by Premier for their actual expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Premier common stock held of record by such persons, and Premier will reimburse such firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. You should not send in your stock certificates with your proxy card. As described below under the caption “The Merger—Exchange of Premier Stock Certificates” on page 33, you will receive materials for exchanging shares of Premier common stock shortly after the merger.

THE MERGER

The following information is intended to summarize the material aspects of the merger agreement. This description is only a summary. We have attached the full merger agreement and the warrant agreement to this document as Exhibit A and Exhibit B, respectively, and we incorporate each in this document by reference. We urge all shareholders to read the merger agreement carefully.

The merger agreement provides that:

•	Premier will merge into Fulton; and

•	You, as a shareholder of Premier, will receive 1.407 shares (subject to adjustment for stock splits, stock dividends and similar events) of Fulton common stock for each share of Premier that you own if the merger is completed.

The Board of Directors of Premier has unanimously approved and adopted the merger agreement and believes the merger is in your best interests. Premier’s Board of Directors recommends that you vote “FOR” the merger agreement.

Background of Merger

From time to time over the past several years, Premier’s management and board of directors have considered various strategic alternatives as part of their continuing efforts to enhance Premier’s community banking franchise and to maximize shareholder value. These strategic alternatives have included continuing as an independent institution, acquiring branch offices or other community banks, establishing related lines of business, issuing trust preferred securities and preferred stock, and entering into a strategic merger with similarly-sized or larger institutions. The board also has sought to enhance shareholder value through a stock dividend and a share repurchase program.

In October 2002, the Board of Directors authorized Clark S. Frame, Chairman of the Board, and John C. Soffronoff, President and Chief Executive Officer, to prepare information for the Board of Directors regarding a review of the strategic options available to the Board of Directors and to meet with Boenning & Scattergood, Inc. (“Boenning”). The Board of Directors authorized assessment of strategic options and engagement of Boenning as Premier Bancorp, Inc.’s financial advisor. Assessment of Premier’s strategic options was made subject to the Board of Directors’ further consideration and action. Later that month, Clark S. Frame, John C. Soffronoff, Bruce E. Sickel and John J. Ginley from Premier met with representatives of Boenning to review and discuss business and valuation issues, potential interest levels of possible transaction candidates, and whether, given available information, it might be in the best interests of Premier and its constituencies to engage in a business combination with another financial institution.

Premier engaged Boenning on October 25, 2002. After that date, Boenning contacted 11 financial institutions, one of which was Fulton Financial Corporation. Of the 11 contacted financial institutions, seven executed confidentiality agreements with Boenning, including Fulton on October 30, 2002. Information regarding Premier was provided to each of the seven financial institutions that executed the confidentiality agreement.

On November 1, 2002, representatives of Boenning, on behalf of Premier, met with Rufus A. Fulton, Jr., Chairman and Chief Executive Officer, and R. Scott Smith, Jr., President and Chief Operating Officer, of Fulton Financial Corporation to discuss Fulton’s interest in expanding its banking presence in the Bucks, Montgomery and

Northampton county markets. Based on Fulton’s interest in the geographic region, Boenning advised Fulton of Premier’s interest in exploring a potential affiliation with Fulton. After further discussion and the exchange of information on Premier, Fulton notified Boenning of its desire to pursue a potential affiliation with Premier and to have a meeting with representatives of its management team. Between October 30 and November 8, 2002, Boenning met with the representatives of five other financial institutions regarding exploration of a potential affiliation with Premier.

A meeting with representatives of Boenning, Fulton and Premier occurred on November 12, 2002, whereby Fulton and Premier discussed strategic visions and the future of each company and the financial services industry in general. Based on their similar philosophies, Fulton and Premier agreed to continue to explore a potential combination between their respective companies.

Between November 12 and 19, 2002, Boenning and/or Premier also met with four other financial institutions which had previously executed confidentiality agreements to discuss the strategic visions and future of those companies.

On November 20, 2002, Fulton submitted a confidential non-binding indication of interest, including a range of potential financial terms, to Premier via Boenning. On November 27, 2002, two of the four other financial institutions that Boenning had met with also submitted written indications of interest through Boenning.

At Premier’s December 4, 2002, special meeting of the Board of Directors, representatives of Boenning presented to the Board the confidential non-binding indications of interest including the one received from Fulton Financial Corporation, dated November 20, 2002. Terms of the indications of interest were discussed, including financial terms. Information regarding each of the companies submitting an indication of interest was presented to and discussed by the board of directors. At this meeting, Premier’s Board authorized continued discussions with Fulton and one other company and the conduct of due diligence on Premier by Fulton and one other company. Due diligence on Premier was conducted between December 9-12, 2002.

On December 12, 2002, at Premier’s regularly scheduled Board of Directors meeting, Messrs. Frame and Soffronoff provided a status report of the two companies’ results of due diligence and further discussions between the parties. On December 13, 2002, Boenning was informed by the other company that had performed due diligence on Premier that it was no longer interested in pursuing a business combination with Premier. Also, on December 13, 2002, representatives of Boenning telephoned Mr. Fulton to generally discuss Fulton’s due diligence review of Premier and to request information on Fulton. On December 16, 2002, Fulton and Boenning executed a confidentiality agreement and confidential financial information of Fulton was provided to Boenning including Forms 10-K for the last 3 years, Forms 10-Q for the last 4 quarters, the most recent asset liability report and share repurchase information.

On December 17, 2002, Fulton submitted a revised indication of interest to Premier via Boenning. At the December 19, 2002, Premier Board of Directors special meeting, which was attended by representatives of Boenning and Shumaker Williams, P.C., Fulton’s December 17, 2002 indication of interest was reviewed and discussed. Transaction terms were discussed with and by the Board of Directors, including proposed financial terms. Information regarding the proposed transaction and Fulton Financial Corporation were reviewed and discussed by the board of directors. At this meeting, the Board of Directors rejected Fulton’s revised proposal as presented but authorized continued negotiations with Fulton.

On December 23, 2002, at a meeting among representatives of Boenning, Premier and Fulton, the parties discussed price and other matters related to the proposed transaction. Over the next week, several telephone calls between representatives of Boenning, Premier and Fulton occurred in which financial and other issues were discussed.

On January 6, 2003, Fulton submitted a second revised confidential indication of interest to Premier via Boenning. At a January 7, 2003 Premier Board of Directors special meeting, in which representatives of Boenning and Shumaker Williams, P.C. were present, proposed transaction terms were discussed with the Board of Directors, including financial terms. The January 6, 2003 Fulton revised confidential non-binding indication of interest was reviewed and discussed by the Board of Directors. Clark S. Frame, Chairman of the Board, John C. Soffronoff, President and Chief Executive Officer, and Premier’s representatives were authorized to continue negotiations with Fulton and to conduct due diligence regarding Fulton for further consideration and action by the Board of Directors. On January 8, 2003, Premier, through Boenning, sent a due diligence request list to Fulton, and on January 9, 2003, representatives of Boenning telephoned Fulton representatives and discussed due diligence items.

On January 10, 2003, several telephone calls were made between representatives of Boenning, Premier and Fulton to discuss deal points, including financial terms. Also on January 10, 2003, due diligence was conducted on Fulton by Premier and its representatives, and a draft of the proposed merger agreement and related agreements were forwarded to Premier and its legal counsel by Fulton’s legal counsel. From January 12-15, 2003, legal counsel for both Premier and Fulton, together with the parties and their representatives, negotiated the merger agreement and related documents.

On January 16, 2003, Premier’s Board of Directors held a special meeting at which representatives of Boenning and Shumaker Williams, P.C. were present. The results of Premier’s due diligence on Fulton was discussed by the Board of Directors. Boenning and counsel briefed the Board on final negotiations concerning the merger agreement and related matters. During this meeting, Boenning delivered its opinion to the Premier Board of Directors that, as of such date, the exchange ratio in the merger was fair to the holders of Premier common stock from a financial point of view. The Board of Directors, with special counsel, reviewed the agreement and its terms. The Board of Directors discussed the deal terms including financial terms. Following review by the Premier Board of Directors of the foregoing matters, the Premier Board unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors of Premier believes that the transaction and its terms are in the best interests of the Premier shareholders and Premier’s other constituencies. Immediately following the conclusion of the Premier Board Meeting on January 16, 2003, the parties executed the definitive agreement and related documents and made a public announcement of the transaction.

Recommendation of the Premier Board of Directors and Reasons for the Merger

The Premier board has unanimously approved the merger agreement and unanimously recommends that Premier shareholders vote “FOR” approval and adoption of the merger agreement.

The Premier board has determined that the merger is fair to, and in the best interests of, Premier and its shareholders. In approving the merger agreement, the Premier board consulted with Boenning with respect to the financial aspects and fairness of the exchange ratio from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the Premier board also considered all material factors, including the following:

•	the board’s familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Premier;

•	the current and prospective environment in which Premier operates, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally and the increased regulatory burdens on financial institutions and public companies generally and the trend toward consolidation in the banking industry and in the financial services industry;

•	the financial presentation of Boenning and the opinion of Boenning that, as of the date of such opinion, the exchange ratio of 1.34 (now, as a result of Fulton’s 5% stock dividend, 1.407) shares of Fulton common stock per share was fair, from a financial point of view, to the holders of Premier common stock (see “—Opinion of Premier’s Financial Advisor,” beginning on page 21);

•	the historical market prices of Premier common stock and the fact that the 1.407 per share merger consideration represented a 39.9% premium over the per share closing price of Premier common stock on January 15, 2003 and a 73.5% premium over the per share closing prices of Premier common stock one month prior to the merger announcement (see “Market Price of and Dividends on Fulton Common Stock” on page 43 and “Market Price of and Dividends on Premier Common Stock” on page 50);

•	results that could be expected to be obtained by Premier if it continued to operate independently, and the likely benefits to shareholders of such course, as compared with the value of the merger consideration being offered by Fulton;

•	the financial attributes of Fulton and Fulton’s common stock, dividend yield, liquidity and corporate fundamentals;

•	the effects of the merger on Premier’s depositors and customers and the communities served by Premier, which was deemed to be favorable given that they would be served by a geographically diversified organization which had greater resources than Premier;

•	the historical performance of Fulton;

•	the future business prospects of Fulton;

•	the ability for Premier’s Board to continue to maintain the Premier Bank brand name for at least three years following the merger; and

•	the effects of the merger on Premier’s employees, including the prospects for employment with a large, growing organization such as Fulton.

The discussion and factors considered by Premier board are not intended to be exhaustive, but includes all material factors considered. In approving the merger agreement, Premier’s board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighted factors differently.

Opinion of Premier’s Financial Advisor

Pursuant to an engagement letter dated as of October 25, 2002, as amended, Premier retained Boenning to act as its exclusive financial advisor in connection with Premier’s consideration of a possible business combination. In connection with the merger with Fulton, the Premier board requested Boenning to render its opinion as to the fairness of the exchange ratio to the holders of Premier common stock from a financial point of view. At the January 16, 2003 meeting at which Premier’s board considered the merger agreement, Boenning rendered its opinion to the board that, based upon and subject to the various considerations set forth therein, as of January 16, 2003, the exchange ratio was fair to the holders of Premier common stock from a financial point of view. We will refer to the opinion as of January 16, 2003 as the “January Opinion” and the opinion as of [May 2], 2003 as the “Proxy Opinion.”

The full text of Boenning’s Proxy Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Exhibit C to this proxy statement/prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this document. The summary of the opinion of Boenning set forth below is qualified in its entirety by reference to the full text of the opinion attached as Exhibit C to this document.

Boenning was selected to act as Premier’s financial advisor in connection with its strategic alternatives based upon its qualifications, expertise, reputation and experience. Boenning has formerly acted as financial advisor, lead underwriter and placement agent to Premier at various times on a contractual basis. Boenning has knowledge of, and experience with the Pennsylvania and surrounding banking markets, as well as banking organizations operating in those markets, and was selected by Premier because of its knowledge of, experience with, and reputation in the financial services industry. Boenning, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, public offerings, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions. In the ordinary course of its business as a broker-dealer, Boenning may, from time to time, purchase securities from, and sell securities to, Premier and Fulton. In the ordinary course of business, Boenning may actively trade the securities of Premier and Fulton for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities. Boenning serves as a market maker in Fulton’s common stock.

On January 16, 2003, Premier’s board of directors approved and executed the merger agreement. Prior to the approval, Boenning delivered its January Opinion to Premier’s Board stating that, as of such date, the exchange ratio pursuant to the merger agreement was fair to the shareholders of Premier from a financial point of view. Boenning reached the same opinion as of the date of its Proxy Opinion. The full text of the Proxy Opinion which sets forth assumptions made, matters considered and limits on the review undertaken is attached as Exhibit C to this document.

No limitations were imposed by Premier’s board of directors upon Boenning with respect to the investigations made or procedures followed by Boenning in rendering the January Opinion or the Proxy Opinion.

In arriving at its opinion, Boenning, among other things:

•	reviewed the merger agreement;

•	reviewed and analyzed the stock market performance of Premier and Fulton;

•	studied and analyzed the consolidated financial and operating data of Premier and Fulton;

•	considered the terms and conditions of the merger between Premier and Fulton as compared with the terms and conditions of bank, bank holding company, and financial holding company mergers and acquisitions which Boenning deemed comparable;

•	met and/or communicated with certain members of Premier’s and Fulton’s senior management to discuss their respective operations, historical financial statements, and future prospects;

•	reviewed a draft of this registration statement (in the case of the Proxy Opinion);

•	compared the financial performance of Premier and Fulton and the prices and trading activity of the stocks of Premier and Fulton with those of certain other publicly-traded banks, bank holding companies, and financial holding companies and their securities which Boenning deemed comparable;

•	discussed the strategic objectives of the merger and the plans for the combined company with senior executives of Premier and Fulton, including estimates of the cost savings and other synergies projected by Fulton for the combined company;

•	participated in discussions and negotiations among representatives of Premier and Fulton and their advisors; and

•	conducted such other financial analyses, studies and investigations as it deemed appropriate.

In connection with rendering its January Opinion and Proxy Opinion, Boenning assumed that in the course of obtaining the necessary regulatory and governmental approvals for the merger, no restriction will be imposed on Fulton or Premier that would have a material adverse effect on the contemplated benefits of the merger. Boenning also assumed that there will not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Fulton after the merger.

Boenning relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to Premier’s and Fulton’s financial forecasts and other information reviewed by Boenning in rendering its opinions, Boenning assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Premier and Fulton as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Boenning did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Premier or Fulton nor was it furnished with any such appraisal. Boenning also did not independently verify, and has relied on and assumed, that all allowances for loan and lease losses set forth in the balance sheets of Premier and Fulton were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. In addition, Boenning did not review credit files of either Premier or Fulton.

The following is a summary of the material analyses prepared by Boenning and presented to Premier’s Board in connection with the January Opinion and analyzed by Boenning in connection with the January Opinion and the Proxy Opinion. In connection with delivering its Proxy Opinion, Boenning updated certain analyses described below to reflect current market conditions and events occurring since the date of the January Opinion. The reviews and updates led Boenning to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the January Opinion. Additionally, none of the analyses prepared by Boenning in connection with the issuance of the January Opinion or the Proxy Opinion failed to, as a whole, support Boenning’s conclusion that the exchange ratio was fair to the holders of Premier common stock from a financial point of view.

Summary of Transaction. Boenning calculated the implied pricing and valuation multiples based on the implied per share transaction price of $28.27 (derived by multiplying the exchange ratio of 1.407 by the last reported per share sale price of Fulton of $20.09 as of [May 2], 2003). Based on Premier’s last twelve months net income for the period ended March 31, 2003 of $4.631 million, common shareholders’ equity of $27.890 million, common shareholders’ tangible equity of $27.890 million, and price per common share of $17.85 (the last reported per common share price of Premier as of January 15, 2003, the day prior to the announcement of the transaction), the key valuation statistics were as follows:

Aggregate Consideration[1]	$101.5 million
Consideration Per Common Share	$28.27
Aggregate Consideration / Last Twelve Months Reported Net Income	21.9	x
Aggregate Consideration / Common Shareholders’ Equity	363.9%
Aggregate Consideration / Tangible Common Shareholders’ Equity	363.9%
Consideration Per Common Share / Market Price Per Common Share at Announcement	58.4%

[1]	Includes the implied value to option holders in excess of their exercise price.

Summary of Financial Analysis. The following tables summarize and compare the implied transaction values per share associated with the exchange ratio offered by Fulton for Premier with the implied per share values developed from the analysis employed by Boenning. The exception to this is the Hurdle Rate Analysis which derives an diluted earnings per share (“EPS”) growth rate rather than an implied price per share. The EPS growth rate equates to the EPS growth rate Premier would have to achieve in order for the projected per share value, as calculated under various assumptions, to be equal to the value implied by the exchange ratio and estimated cash dividends to be received by Fulton. In addition to these valuation methodologies, Boenning also compared Fulton’s operating, financial and market performance relative to a group of comparable companies. Each of the valuation methodologies is described below in greater detail. In order to fully understand the financial analyses prepared by Boenning you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Valuation Methodologies:

	Implied Consideration Value Per Common Share	Analysis Implied Range Per Share
Comparables Companies Analysis
De Novo Comparables	$28.27	$13.33	—	$19.22
Size Comparables	$28.27	$12.80	—	$20.55
Discounted Dividend Analysis	$28.27	$14.80	—	$27.40
Comparable Transactions Analysis
National Comparables	$28.27	$17.61	—	$32.90
Regional Comparables	$28.27	$19.82	—	$35.05
Recent Comparables	$28.27	$16.17	—	$27.07
Performance Comparables	$28.27	$21.15	—	$37.41
De Novo Comparables	$28.27	$18.06	—	$33.99

Hurdle Rate Analysis:

	Implied Transaction Value	Analysis Implied 5 Year Compounded Annual EPS Growth Rate
Hurdle Rate Analysis	N/A	17.9%	—	30.5%

Pro Forma Relative Value Analysis:

	Premier		Pro Forma Fulton Equivalent
Common share values as of and for the Twelve Months Ended March 31, 2003
Diluted Earnings Per Share	$1.32		$1.74
Cash Dividend	$0.00	[1]	$0.90
Book Value	$8.16		$12.31	[2]
Tangible Book Value	$8.16		$10.40	[2]

Pro Forma Contribution Analysis:

	Implied Pro Forma Ownership of Premier Common Shareholders	Contribution by Premier to Selected Financial Categories
Contribution Analysis	4%	3%	—	7%

[1]	The analysis did not consider the $.05 cash dividend per common share that Fulton has permitted Premier to declare and pay quarterly on its common stock per the terms of the merger agreement. This dividend was an extraordinary dividend that resulted from the merger agreement rather than the ordinary course of business and is therefore excluded.

[2]	Equivalents may include certain assumed consolidation adjustments.

Comparable Companies Analysis. Boenning compared selected publicly available financial, operating and stock market data for Premier with those of two peer groups in order to compare Premier’s historical financial and operating performance with the peers and examine the exchange ratio offered by Fulton relative to the market valuations of the peers. The financial and operating data is as of March 31, 2003, except where noted, and the stock market data is as of [May 2], 2003. The first group, referred to as the “de novo peer group,” consisted of SEC reporting banks, bank holding companies, and financial holding companies headquartered in Delaware, Maryland, New Jersey, New York, Ohio, Pennsylvania and Virginia that were founded between 1990 and 1993. The companies in the De Novo Peer Group were:

•	Annapolis Bancorp, Inc., Annapolis, Maryland;

•	East Penn Bank, Emmaus, Pennsylvania (financial and operating data as of December 31, 2002);

•	Easton Bancorp, Inc., Easton, Maryland (financial and operating data as of December 31, 2002);

•	Long Island Financial Corporation, Islandia, New York;

•	SVB Financial Services, Inc., Somerville, New Jersey; and

•	Unity Bancorp, Inc, Clinton, New Jersey.

The second group, referred to as the “size peer group”, consisted of SEC-reporting banks, bank holding companies, and financial holding companies headquartered in Pennsylvania with assets between $500 million and $700 million as of March 31, 2003 except where noted. The financial and operating data is as of March 31, 2003, except where noted, and the stock market data is as of [May 2], 2003. The companies in the Size Peer Group were

•	Bryn Mawr Bank Corporation, Bryn Mawr;

•	Chester Valley Bancorp, Inc., Downingtown;

•	CNB Financial Corporation, Clearfield (financial and operating data as of December 31, 2002);

•	Fidelity D & D Bancorp, Inc., Dunmore (financial and operating data as of December 31, 2002);

•	First Chester County Corporation, West Chester;

•	Franklin Financial Services Corporation, Chambersburg (financial and operating data as of December 31, 2002);

•	IBT Bancorp, Inc., Irwin (financial and operating data as of December 31, 2002);

•	Leesport Financial Corp., Wyomissing;

•	NSD Bancorp, Inc., Pittsburgh (financial and operating data as of December 31, 2002);

•	QNB Corp, Quakertown; and

•	Republic First Bancorp, Inc., Philadelphia.

The results of these comparisons, based on March 31, 2003 financial information (except where noted) and stock price data as of [May 2], 2003, are set forth in the following table.

	Premier	De Novo Median	Size Median
	($s in Millions, except per share values)
Assets	$597	$342	$584
Common Equity Capital / Assets	4.7%	6.7%	8.1%
Loans / Deposits	82.5%	75.0%	86.6%
Nonperforming Assets1 / Assets	0.79%	0.53%	0.47%
Return on Average Assets	0.82%	0.70%	0.95%
Return on Average Common Equity	18.99%	11.80%	12.14%
Non-Interest Income / Average Assets	0.16%	0.76%	0.94%
Non-Interest Expense / Average Assets	2.04%	3.17%	2.67%
Efficiency Ratio[2]	57.4%	70.8%	60.0%
Net Interest Margin	3.56%	4.10%	3.74%
Four Year Average Results:
Return on Average Assets	0.74%	0.63%	1.08%
Return on Average Common Equity	14.15%	9.42%	12.41%
Efficiency Ratio[2]	62.9%	73.5%	63.6%
Net Interest Margin	3.64%	4.12%	3.94%
Compound Annual Growth Rate[3]
Assets	21.3%	14.6%	9.0%
Loans	20.6%	16.9%	7.9%
Deposits	21.1%	14.5%	8.5%
Common Equity Market Capitalization	$96	$44	$80
Price / 52 Week High Price	100.0%	96.7%	96.0%
Price to:
Book Value Per Common Share	343.0%	168.9%	162.1%
Tangible Book Value Per Common Share	343.0%	168.9%	195.0%
LTM[4] Earnings Per Common Share	21.2x	14.8x	15.9x
Dividend Yield[5]	0.00%	0.45%	2.89%
LTM[4,5] Dividend Payout Ratio	0.0%	8.3%	40.1%
Avg. Weekly Volume / Common Shares Outstanding	0.47%	0.21%	0.22%

[1]	Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.

[2]	Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.

[3]	Reflects that compound annual growth rate from fiscal year 1999 to March 31, 2003, except where noted.

[4]	LTM stands for the latest twelve months.

[5]	Analysis did not consider the $.05 cash dividend per common share that Fulton has permitted Premier to declare and pay quarterly on its common stock per the terms of the merger agreement. This dividend was an extraordinary dividend that resulted from the merger agreement rather than the ordinary course of business and is therefore excluded.

Boenning also compared selected publicly available financial, operating and stock market data for Fulton with those of a peer group of selected publicly traded bank and financial holding companies that had assets between $4 billion and $20 billion headquartered in the Mid-Atlantic region. This analysis was performed in order to compare Fulton’s historical financial and operating performance with comparable institutions and to examine its market valuation relative to its peer group. The financial and operating data is as of March 31, 2003, except where noted, and the stock market data is as of [May 2], 2003. The companies in the peer group were:

•	Commerce Bancorp, Inc., Cherry Hill, New Jersey;

•	First Commonwealth Financial Corporation, Indiana, Pennsylvania;

•	Hudson United Bancorp, Mahwah, New Jersey;

•	Mercantile Bankshares Corporation, Baltimore, Maryland;

•	Provident Bankshares Corporation, Baltimore, Maryland;

•	Riggs National Corporation, Washington, D.C.;

•	Susquehanna Bancshares, Inc., Lititz, Pennsylvania;

•	The Trust Company of New Jersey, Jersey City, New Jersey (financial and operating data as of December 31, 2002);

•	Valley National Bancorp, Wayne, New Jersey; and

•	Wilmington Trust Corporation, Wilmington, Delaware.

The results of these comparisons, based on March 31, 2003 financial information, except where noted, and stock price data as of [May 2], 2003 are set forth in the following table.

	Fulton	Peer Median
	($s in Millions)
Assets	$8,430	$7,424
Common Equity Capital / Assets	10.3%	6.5%
Loans / Deposits	83.4%	79.7%
Nonperforming Assets1 / Assets	0.44%	0.41%
Return on Average Assets	1.67%	1.13%
Return on Average Common Equity	15.82%	15.97%
Non-Interest Income / Average Assets	1.38%	1.52%
Non-Interest Expense / Average Assets	2.81%	3.12%
Efficiency Ratio[2]	52.1%	60.7%
Net Interest Margin	4.25%	3.95%
Four Year Average Results:
Return on Average Assets	1.58%	1.10%
Return on Average Common Equity	15.51%	15.65%
Efficiency Ratio[2]	52.9%	58.5%
Net Interest Margin	4.32%	3.95%
Compound Annual Growth Rate[3]
Assets	6.9%	5.7%
Loans	3.0%	4.4%
Deposits	7.3%	6.6%
Common Equity Market Capitalization	$2,120	$1,214
Price / 52 Week High Price	99.6%	91.3%
Price to:
Book Value Per Common Share	245.5%	197.2%
Tangible Book Value Per Common Share	267.7%	209.7%
LTM[4] Earnings Per Common Share	16.2x	14.3x
Dividend Yield	3.19%	3.36%
LTM[4] Dividend Payout Ratio	46.1%	45.8%
Avg. Weekly Volume / Common Shares Outstanding	0.81%	1.17%

[1]	Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.

[2]	Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.

[3]	Reflects that compound annual growth rate from fiscal year 1999 to March 31, 2003, except where noted.

[4]	LTM stands for latest twelve months.

No company, however, used in this analysis is identical to Premier, Fulton or the transaction. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

Discounted Dividend Analysis. Using a discounted dividend analysis, Boenning estimated the present value of the future cash flows that would accrue to a holder of a share of Premier common stock over a five-year period. This analysis was performed in order to compare the value implied by the exchange ratio offered by Fulton to a range of estimated implied values for Premier common stock based on projected future cash flows. This stand-alone analysis was based on several assumptions, including a range of price to earnings multiples of 13x to 17x to Premier’s terminal year common earnings per share, a range of EPS growth rates based upon Premier management’s five year projected earnings per share growth rate of 15%, and Premier’s current common stock cash dividend payout ratio of 0%. The analysis did not consider the $.05 cash dividend per common share that Fulton has permitted Premier to declare and pay quarterly on its common stock per the terms of the merger agreement. This dividend was an extraordinary dividend that resulted from the merger agreement rather than the ordinary course of business and is therefore excluded. The range of multiples applied to Premier’s estimated five-year earnings per share value reflected a variety of scenarios regarding the growth and profitability prospects of Premier and valuation for banking securities in general. The terminal values and projected annual cash dividends were then discounted to present value using a discount rate of 12%. This discount rate was used in order to reflect an expected rate of return required by holders or prospective buyers of Premier’s common stock. The analysis indicated that, based upon the aforementioned assumptions, the per common share of the present value of Premier’s common stock, on a stand-alone basis, ranged from $14.80 – $27.40 with a median value of $20.39. The table below summarizes the results under different assumption scenarios.

	Terminal Multiple
	13.0x	14.0x	15.0x	16.0x	17.0x
EPS Growth Rate (%)
10.0	$14.80	$16.05	$17.20	$18.34	$19.49
12.5	16.31	17.56	18.81	20.07	21.32
15.0	17.80	19.17	20.39	21.91	23.28
17.5	19.40	20.90	22.39	23.88	25.37
20.0	21.11	22.73	24.36	25.98	27.40

In connection with the discounted dividend analysis performed, Boenning considered and discussed with Premier’s board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Boenning noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the assumptions that must be made, and the results of this analysis, are not necessarily indicative of actual values or future results.

Comparable Transactions Analysis. Boenning also compared the per share values to Premier common shareholders implied by the exchange ratio offered by Fulton of latest twelve months’ earnings, book value, tangible book value, assets and deposits with the price per common share implied by the multiples paid in recent acquisitions of banks, bank holding companies, and financial holding companies that Boenning deemed comparable. The transactions deemed comparable by Boenning included both interstate and intrastate bank, bank holding company, and financial holding company acquisitions announced after June 30, 2001, in which the selling institution’s assets were between $250 million and $1 billion as of the most recent period publicly available prior to announcement. Boenning compared this “national group” as a whole as well as certain of its subgroups, including a regional group, a recently announced group and a performance group, with the Premier/Fulton transaction. The “regional group” included transactions involving banks, bank holding companies, and financial holding companies in which the acquired company was located in Mid-Atlantic region. The “recently announced group” included transactions involving banks, bank holding companies, and financial holding companies which were announced after January 1, 2003. The “performance group” included transactions involving banks, bank holding companies, and financial holding companies which had a return on average common equity between 15% and 25% at the time of announcement as well as year over year asset growth greater than 15%. In addition to the national, regional, recently announced and performance groups, Boenning also compared transactions involving “de novo” banking companies that were founded between 1990 and 1993 that were headquartered in Connecticut, Delaware, Maryland, New Jersey, New York, Ohio, Pennsylvania and Virginia and the Premier/Fulton transaction. This analysis was conducted in order to compare the value implied by the exchange ratio offered by Fulton to comparable transactions. The results of these comparisons, are set forth in the following table.

	Fulton/ Premier	National Median	Regional Median	Recent Median	Performance Median	De Novo Median
	($s in Millions, except per share values)
Number of Transactions	N/A	66	9	10	9	11
Seller Information:
Assets	$597	$393	$416	$405	$359	$104
Common Equity Capital / Assets	4.7%	8.0%	7.1%	8.0%	7.8%	8.7%
LTM[1] Return on Average Assets	0.82%	1.06%	0.94%	1.07%	1.56%	0.96%
LTM[1] Return on Average Common Equity	18.99%	13.24%	12.66%	13.83%	18.37%	11.86%
NPAs2 / Assets	0.79%	0.28%	0.12%	0.21%	0.09%	0.18%
Implied Per Share Values:
Book Value	$28.27	$17.61	$19.82	$16.17	$22.35	$18.06
Tangible Book Value	28.27	19.47	22.20	16.56	23.95	18.95
LTM[1] Earnings	28.27	26.03	27.40	27.07	21.15	27.40
Deposits	28.27	29.83	31.70	22.91	36.26	28.10
Assets	28.27	32.90	35.05	26.06	37.41	33.99

[1]	LTM stands for latest twelve months.

[2]	Defined as total nonaccrual loans and other real estate owned.

No company or transaction, however, used in this analysis is identical to Premier, Fulton or the transaction. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

Pro Forma Relative Value and Contribution Analyses. Boenning analyzed the estimated changes in the amount of earnings, book value and cash dividends represented by one share of Premier common stock prior to the merger with the value implied by the exchange ratio offered by Fulton. These analyses were conducted in order to determine the estimated impact upon Premier per common share values implied by the exchange ratio offered by Fulton. The analysis indicated the following information:

Common share values as of and for the twelve months ended March 31, 2003	Premier		Pro Forma Fulton Equivalent
Diluted Earnings	$1.32		$1.74
Cash Dividend	$0.00	[1]	$0.90
Book Value	$8.16		$12.31	[2]
Tangible Book Value	$8.16		$10.402

[1]	Analysis does not consider the $.05 cash dividend per common share that Fulton has permitted Premier to declare and pay quarterly on its common stock per the terms of the merger agreement. This dividend was an extraordinary dividend that resulted from the merger agreement rather than the ordinary course of business and is therefore excluded.

[2]	Equivalents may include certain assumed consolidation adjustments.

In reviewing the pro forma combined earnings, equity and assets of Fulton based on the merger with Premier, Boenning analyzed the contribution that Premier would have made to the combined company’s earnings, assets, loans, deposits and equity as of March 31, 2003. Boenning also reviewed the percentage ownership that Premier shareholders would hold in the combined company. This analysis was conducted in order to compare the relative amount of these categories Premier is contributing to the pro forma entity with the ownership percentage implied by the exchange ratio offered by Fulton. Boenning has not expressed any opinion as to the actual value of Fulton common stock when issued in the merger or the price at which Fulton common stock will trade after the merger. The analysis indicated the following information as of and for the twelve months ended March 31, 2003:

	Premier	Fulton[1]
Net Income Applicable to Common Shareholders	3%	97%
Assets	6%	94%
Loans	6%	94%
Deposits	7%	93%
Common Shareholders’ Equity	3%	97%
Ownership	4%	96%

[1]	Equivalents may include certain assumed consolidation adjustments.

Hurdle Rate Analysis. Using a range of discount rates and a range of terminal price to earnings per common share multiples, Boenning estimated a range of compound annual earnings per common share growth rates required over a five year period for Premier to obtain an implied per common share stand alone market price comparable to the value implied by the exchange ratio offered by Fulton on a present value basis. This analysis was performed in order to examine the required earnings per common share growth rates that would be required to offer shareholders similar value to that implied by the exchange ratio and estimated cash dividends to be received by Fulton. Boenning calculated a range of future values of the per common share implied value of the Fulton transaction over a five-year period based on a range of discount rates from 10% to 14%. The range of discount rates reflected the expected rate of return required by holders or prospective buyers of Premier common stock. Using a range of price to earnings per common share multiples of 12.5x to 17.5x to reflect the growth and profitability prospects of Premier as well as general market valuations for comparable banking companies, Boenning calculated Premier’s potential earnings per common share at the end of five years by dividing the price to common earnings per share multiples into the range of future values. The annual growth rate was calculated based on the potential earnings per common share values at the end of five years and Premier’s earnings per common share value of $1.22 for the year ended December 31, 2002. Boenning then compared the resulting earnings growth rates with Premier’s historical and estimated future earnings per common share growth rates.

In connection with the hurdle rate analysis performed, Boenning considered and discussed with Premier’s board how the analysis would be affected by changes in the underlying assumptions, including variations with respect to the range of discount rates and price per common share earnings multiples used. The table below summarizes the results under different assumption scenarios.

	Discount Rate
Terminal Multiple	10.0%	12.0%	14.0%
12.5x	26.2%	28.3%	30.5%
13.5x	24.2%	26.3%	28.5%
15.0x	21.6%	23.7%	25.8%
16.5x	19.3%	21.4%	23.4%
17.5x	17.9%	20.0%	22.0%

In connection with rendering its January Opinion and Proxy Opinion, Boenning performed what it deemed were the material financial analyses. Although the evaluation of the fairness, from a financial point of view, of the exchange ratio in the Merger was to some extent a subjective one based on the experience and judgment of Boenning and not merely the result of mathematical analysis of financial data, Boenning principally relied on the previously discussed financial valuation methodologies in its determinations. Boenning believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Boenning without considering all such analyses and factors could create an incomplete view of the process underlying Boenning’s opinion. In its analyses, Boenning made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Premier and Fulton’s control. Any estimates contained in Boenning’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

In reaching its opinion as to fairness, none of the analyses or factors considered by Boenning was assigned any particular weighting by Boenning. As a result of its consideration of the aggregate of all factors present and analyses performed, Boenning reached the conclusion, and opined, that the exchange ratio pursuant to the merger agreement was fair to the shareholders of Premier from a financial point of view.

Boenning’s Proxy Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Proxy Opinion was delivered; events occurring after the date of its Proxy Opinion could materially affect the assumptions used in preparing its Proxy Opinion. Boenning has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date of the Proxy Opinion.

The full text of the Boenning Proxy Opinion, dated as of [May 2], 2003, which sets forth assumptions made and matters considered, is attached as Exhibit C to this document. Premier’s shareholders are urged to read the Proxy Opinion in its entirety. Boenning’s Proxy Opinion is directed only to the exchange ratio pursuant to the merger agreement from a financial point of view, is for the information of the board of directors of Premier, and does not address any other aspect of the merger nor does it constitute a recommendation to any holder of Premier common stock as to how such holder should vote at the Premier annual meeting.

The foregoing provides only a summary of the Proxy Opinion of Boenning and is qualified in its entirety by reference to the full text of that opinion, which is set forth in Exhibit C to this document.

Compensation of Boenning & Scattergood

Premier and Boenning entered into an agreement relating to the services to be provided by Boenning in connection with the merger. Premier agreed to pay Boenning a cash fee of $15,000 upon execution of the engagement agreement. In addition, concurrently with the execution of a definitive agreement, Premier agreed to pay Boenning a cash fee equal to 1% of the market value of the aggregate consideration offered in exchange for the outstanding shares of Premier common stock in the merger with $150,000 of such fee payable upon the issuance of Boenning’s fairness opinion and the balance payable at the time of the closing of the merger. Based on the 1.407 per share exchange ratio payable in the merger and the number of shares of Premier common stock and common stock equivalents outstanding on the record date for the annual meeting, this fee will amount to approximately $900,000. Pursuant to the Boenning engagement agreement, as amended, Premier also agreed to reimburse Boenning for reasonable out-of-pocket expenses incurred in connection with its retention, not to exceed $15,000 without Premier’s prior approval, and to indemnify it against certain liabilities.

Boenning has provided other investment banking services to Premier in the past and has received compensation for such services.

Fulton’s Board Of Directors’ Reasons For The Merger

The acquisition of Premier was attractive to Fulton’s Board of Directors because it presented an opportunity to acquire a performing financial institution in a geographic market which would contribute to the expansion and strengthening of Fulton’s presence in Bucks, Northampton and Montgomery Counties, Pennsylvania, and which fit the profile of Fulton’s desired markets in terms of economic growth and demographics.

The Fulton board of directors met at a special board meeting on November 19, 2002, and approved the nature and amount of consideration that could be offered by management, and authorized the Chairman of the Board, President and any Executive Vice President to negotiate and sign the form of the definitive agreement. At a regular board meeting on January 21, 2003, the Fulton board of directors unanimously approved and ratified the definitive merger agreement and related documents and the execution of the merger agreement.

Effect Of The Merger

Upon completion of the merger, Premier will merge with and into Fulton, and the separate legal existence of Premier will cease. As a consequence of the merger, all property, rights, debts and obligations of Premier will automatically transfer to and vest in Fulton, in accordance with Pennsylvania law. Fulton, as the surviving corporation, will be governed by the Articles of Incorporation and Bylaws of Fulton in effect immediately prior to completion of the merger. The directors and executive officers of Fulton prior to the merger will continue, in their respective capacities, as the directors and executive officers of Fulton after the merger, except that Fulton will appoint to its Board of Directors one current director of Premier.

Exchange Ratio

On the effective date of the merger, each outstanding share of Premier common stock will automatically convert into 1.407 shares of Fulton common stock. You will receive cash instead of receiving fractional share interests of Fulton common stock.

Fulton will adjust the number of shares of Fulton common stock issuable in exchange for shares of Premier common stock to take into account any stock splits, stock dividends, reclassifications or other similar events that may occur involving Fulton common stock prior to closing.

On the effective date of the merger, each outstanding option to purchase shares of Premier common stock will automatically convert into an option to purchase Fulton common stock. The number of shares of Fulton common stock issuable upon exercise will equal the number of shares of Premier common stock subject to the option multiplied by 1.407, rounded to the nearest whole share. The exercise price for a whole share of Fulton common stock will equal the stated exercise price of the option divided by 1.407. Shares issuable upon the exercise of such options to acquire Fulton common stock will remain subject to the terms of the plans and grant agreements of Premier under which Premier issued the options.

Treatment of Stock Options and Preferred Stock

At the effective time of the merger, each outstanding and unexercised option to purchase shares of Premier common stock issued under a Premier stock option plan, whether or not then vested and exercisable, will be cancelled and substituted for an option to purchase Fulton common stock on the following terms: (i) the number of shares of Fulton common stock which may be acquired will be equal to the product of the number of shares of Premier common stock covered by the Premier option multiplied by the conversion ratio, provided that any fractional share will be rounded to the nearest whole share; (ii) the exercise price per share of Fulton common stock will be equal to the exercise price per share of Premier common stock of the related Premier option, divided by the conversion ratio, provided that the exercise price will be rounded to the nearest whole cent; (iii) the duration and other terms of the Fulton stock option will be identical to the duration and other terms of the Premier option, except that all references to Premier will be deemed to be references to Fulton and its affiliates, where the context so requires and will remain exercisable until the stated expiration date of the corresponding Premier option.

The outstanding shares of Premier’s Series A Preferred Stock will not be converted into Fulton common stock. All of the outstanding shares of Premier’s Series A Preferred Stock will be redeemed in accordance with its terms as of or prior to the effective time of the merger. (See “Redemption of Preferred Stock” on page 43).

Effective Date Of The Merger

The effective date of the merger will occur within thirty days following the receipt of all regulatory and shareholder approvals. Fulton and Premier may also mutually agree on a different date. Fulton and Premier presently expect that the effective date of the merger will occur no later than the third quarter of 2003.

On or prior to the effective date of the merger, Fulton and Premier will file articles of merger with the Pennsylvania Department of State and such document will set forth the effective date of the merger. Either Fulton or Premier can terminate the merger agreement if, among other reasons, the merger does not occur on or before September 30, 2003, and the terminating party has not breached or failed to perform any of its obligations under the merger agreement. However, either party may extend this date to December 31, 2003, if closing has not occurred by September 30, 2003 because regulatory approval is still pending. See “Termination; Effect of Termination” on page 39.

Exchange Of Premier Stock Certificates

No later than three business days after receipt of a final shareholders list following the effective date of the merger, Fulton will send a transmittal form to each record owner of Premier common stock. The transmittal form will contain instructions on how to surrender certificates representing Premier common stock for certificates representing Fulton common stock.

You should not forward any Premier stock certificates until you have received transmittal forms from Fulton. You should not return stock certificates with the enclosed proxy card.

Until you exchange your certificates representing Premier common stock, you will not receive the certificates representing Fulton common stock into which your Premier shares have converted. In addition, at its option, Fulton may withhold dividends on the Fulton shares if you fail to exchange your certificates. When you surrender your Premier certificates, you will receive any unpaid dividends without interest. For all other purposes, however, each certificate which represents shares of Premier common stock outstanding at the effective date of the merger will evidence ownership of the shares of Fulton common stock into which those shares converted as a result of the merger. Neither Fulton nor Premier will have liability for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

Conditions To The Merger

The obligations of Fulton and Premier to complete the merger are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:

•	approval of the merger agreement by Premier’s shareholders;

•	receipt of all required regulatory approvals, including the expiration or termination of any notice and waiting periods;

•	the absence of any action, suit or proceeding, pending or threatened, which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transaction contemplated by the merger agreement;

•	delivery of a tax opinion to each of Fulton and Premier;

•	the absence of any material and adverse change in the condition, assets, liabilities, business or operations or future prospects of either party;

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective date of the merger of the representations and warranties of the other party, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the merger agreement;

•	the other party’s material performance of all its covenants and obligations; and

•	other conditions customary for similar transactions, such as the receipt of officer certificates and legal opinions.

Except for the requirements of shareholder approval, regulatory approvals and the absence of any legal action preventing the merger, each of the conditions described above may be waived in the manner and to the extent described in “Amendment; Waivers” on page 39. As of the date of this document, Fulton’s counsel has delivered the required tax opinion.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to:

•	the corporate organizations of Fulton, Premier and Premier Bank and their respective subsidiaries;

•	the capital structures of Fulton and Premier;

•	the approval and enforceability of the merger agreement;

•	the consistency of financial statements with generally accepted accounting principles;

•	the filing of tax returns and payment of taxes;

•	the absence of material adverse changes, since September 30, 2002, in the condition, assets, liabilities, business or operations of either Fulton or Premier, on a consolidated basis;

•	the absence of undisclosed material pending or threatened litigation;

•	compliance with applicable laws and regulations;

•	retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	the quality of title to assets and properties;

•	the maintenance of adequate insurance;

•	the performance of material contracts;

•	the absence of undisclosed brokers’ or finders’ fees;

•	the absence of material environmental violations, actions or liabilities;

•	the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria; and

•	the accuracy of information supplied by Fulton and Premier in connection with the Registration Statement filed by Fulton with the SEC, this document and all applications filed with regulatory authorities for approval of the merger.

The merger agreement also contains other representations and warranties by Premier relating to:

•	transactions between Premier and certain related parties;

•	the filing of all regulatory reports;

•	the lack of any regulatory agency proceeding or investigation into the business or operations of Premier or any of its subsidiaries; and

•	the receipt by the Premier Board of Directors of a written fairness opinion.

Business Pending The Merger

Under the merger agreement, between the date the merger agreement was signed and the date the merger occurs, Premier and its subsidiaries agreed, among other things, to:

•	use all reasonable efforts to carry on their respective businesses in the ordinary course;

•	use all reasonable efforts to preserve their respective business organizations, to retain the services of their present officers and employees and to maintain their relationships with customers, suppliers and others with whom they have business dealings;

•	maintain all of their structures, equipment and other property in good repair;

•	use all reasonable efforts to preserve or collect all material claims and causes of action;

•	maintain insurance policies;

•	materially perform their obligations under all material contracts;

•	maintain their books of account and other records in the ordinary course of business;

•	comply in all material respects with all regulations and laws that apply;

•	not amend their Articles of Incorporation or bylaws;

•	not enter into any material contract or incur any material liability or obligation except in the ordinary course of business;

•	not make any material acquisition or disposition of properties or assets that would exceed $200,000 except for ordinary course loan and investment activity;

•	not take any action that would be a material breach of any representation, warranty or covenant;

•	not declare, set aside or pay any dividend or other distribution on its capital stock, except as otherwise specifically set forth in the merger agreement (see “Dividends” on page 35);

•	not authorize, purchase, redeem, issue or sell any shares of Premier common stock or any other equity or debt securities;

•	not increase the rate of compensation of, pay a bonus or severance compensation to, or create or amend employment agreements for any officer, director, employee or consultant, except as otherwise required or permitted by the merger agreement, except that they may grant and pay routine periodic salary increases in accordance with past practices;

•	not enter into certain related party transactions; and

•	not open or close any branches or automated banking facilities except as otherwise permitted in the merger agreement.

Dividends

The merger agreement permits Premier to pay a regular quarterly cash dividend not to exceed $.05 per share of Premier common stock outstanding for the first and second quarter of 2003. If the merger is not completed on or before June 30, 2003, Premier may, for each quarter thereafter until the effective date of the merger, pay a dividend in an amount equal to the amount Premier’s shareholders would have received had the merger been effective on July 16,

2003; provided that Premier may not pay its shareholders a dividend for any quarter in which such shareholders are entitled to receive a dividend from Fulton for the same quarter. Subject to applicable regulatory restrictions, if any, Premier Bank may pay cash dividends sufficient to permit payment of the dividends by Premier. Neither Premier nor Premier Bank may pay any other dividend without the prior written consent of Fulton. Premier may continue to pay its regular quarterly cash dividends on its preferred stock in accordance with its terms.

No Solicitation Of Transactions

The merger agreement prohibits Premier or any of its affiliates or representatives from:

•	responding to, soliciting, initiating or encouraging any inquiries relating to an acquisition of Premier or its subsidiaries by a party other than Fulton, or engaging in negotiations with respect to such a transaction;

•	withdrawing approval or recommendation of the merger agreement or the merger except under limited circumstances concerning a third party’s proposal to acquire Premier or its subsidiaries;

•	approving or recommending a third party’s proposal to acquire Premier or its subsidiaries; or

•	causing Premier to enter into any kind of agreement with a third party relating to the third party’s proposal to acquire Premier or its subsidiaries unless the Premier Board of Directors determines in good faith and with the advice of outside counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties and the applicable proposal is superior to Fulton’s acquisition terms.

However, if at any time the Board of Directors of Premier determines in good faith, based on the advice of outside counsel, that failure to consider a third party’s proposal would be reasonably likely to constitute a breach of its fiduciary duties, Premier, in response to a written acquisition proposal that was unsolicited and that is reasonably likely to lead to a better proposal, may:

•	give the third party non-public information relating to Premier or its subsidiaries pursuant to a customary confidentiality agreement; and

•	participate in negotiations regarding such proposal.

Premier agreed to notify Fulton if it receives any inquiries or proposals relating to an acquisition by a party other than Fulton.

Board of Directors’ Covenant to Recommend the Merger Agreement

Premier’s directors and executive officers entered into voting agreements by which they agreed to vote all shares of voting capital stock beneficially owned by them in favor of the merger agreement. The Premier board of directors is permitted to withdraw, modify or change in a manner adverse to Fulton, its recommendation to the Premier shareholders with respect to the merger agreement and the merger only if:

•	after consultation with its outside legal counsel, the board of directors determines in good faith that failing to take such action, in response to an unsolicited bona fide written superior proposal (as defined in the merger agreement), would be reasonably likely to constitute a breach of its fiduciary duties under applicable law;

•	the applicable acquisition proposal is a superior proposal; and

•	Premier has complied in all material respects with the requirements described under “No Solicitation of Transactions”, above.

Warrant Agreement and Warrant

General

In connection with the merger agreement, Premier executed a warrant agreement, dated January 16, 2003, which permits Fulton to purchase Premier common stock under the circumstances described below. Under the warrant agreement, Fulton received a warrant to purchase up to 835,000 shares of Premier common stock. This number represents approximately 19.5% of the issued and outstanding shares of Premier common stock on January 16, 2003, taking into consideration the shares issuable under the warrant. The exercise price per share to purchase Premier common stock under the warrant is $17.85, subject to adjustment. The warrant is only exercisable if certain events specified in the warrant occur. These triggering events are described below. None of the triggering events have occurred to the best of Fulton’s or Premier’s knowledge as of the date of this document.

Effect of Warrant Agreement

Attempts to acquire Premier or an interest in Premier, as described under “Exercise of Warrant”, below, would cause the warrant to become exercisable. Fulton’s exercise of the warrant would significantly increase a potential acquirer’s cost of acquiring Premier compared to the cost that would be incurred without the warrant agreement. Therefore, the warrant agreement, together with Premier’s agreement not to solicit other transactions relating to the acquisition of Premier by a third party, may have the effect of discouraging other persons from making a proposal to acquire Premier.

Terms of Warrant Agreement

The following is a brief summary of the material provisions of the warrant agreement, and we qualify this discussion by reference to the full warrant agreement and warrant. A complete copy of the warrant agreement and warrant is included as Exhibit B to this document, and is incorporated in this document by reference. Fulton and Premier urge you to read it carefully.

Exercise of the Warrant

The warrant is exercisable only upon the occurrence of one of the following events:

•	if Premier breaches any covenant in the merger agreement which would permit Fulton to terminate the merger agreement and which occurs following a third party’s proposal to merge with or acquire or lease all or substantially all of the assets of Premier or one of its subsidiaries, or to acquire 25% or more of the voting power of Premier or one of its subsidiaries;

•	if Premier’s shareholders fail to approve the merger and, at the time of the shareholders’ meeting, a third party proposal to merge with or acquire or lease all or substantially all of the assets of Premier or one of its subsidiaries, or to acquire 25% or more of the voting power of Premier or a subsidiary has been announced;

•	if a person other than Fulton acquires beneficial ownership of 25% or more of Premier common stock;

•	if a person or group, other than Fulton, enters into an agreement or letter of intent with Premier to merge or consolidate with Premier, to acquire all or substantially all of the assets or liabilities of Premier or one of its subsidiaries, or to acquire beneficial ownership of 25% or more of the voting power of Premier or one of its subsidiaries;

•	if a person or group, other than Fulton, commences a tender offer or exchange offer and within six months consummates a merger with or acquisition of Premier or 25% of the voting power of Premier or one of its subsidiaries; or

•	if Fulton or Premier terminates the merger agreement because Premier’s Board of Directors takes certain actions inconsistent with Fulton’s acquisition of Premier.

If the warrant becomes exercisable, Fulton may exercise the warrant by presenting the warrant to Premier along with:

•	a written notice of exercise;

•	payment to Premier of the exercise price for the number of shares specified in the notice of exercise; and

•	a certificate specifying the events which have occurred which cause the warrant to be exercisable.

Termination of the Warrant

The warrant terminates on the earlier of:

•	the effective date of the merger; or

•	termination of the merger agreement in accordance with its terms (other than a termination by Fulton caused by Premier’s Board taking action), except that if one of the events described above which causes the warrant to be exercisable occurs prior to termination of the merger agreement, the warrant shall not terminate until twelve months after such event;

•	if the warrant has not previously been exercised, twelve months after the occurrence of one of the events described above which causes the warrant to be exercisable; or

•	December 31, 2004.

Adjustments

In the event of any change in Premier common stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, the number and kind of shares issuable under the warrant are adjusted appropriately.

Repurchase of Warrant or Warrant Shares

Under the warrant agreement, Fulton has the right to require Premier to repurchase the warrant or, in the event the warrant has been exercised in whole or in part, redeem the shares obtained upon such exercise. In the case of a repurchase of shares obtained upon exercise of the warrant, the redemption price per share is to be equal to the highest of: (i) 110% of the exercise price, (ii) the highest price paid or agreed to be paid for any share of common stock by an acquiring person (defined as any person who or which is the beneficial owner of 25% or more of the Premier common stock) during the one year period immediately preceding the date of redemption, and (iii) in the event of a sale of all or substantially all of Premier’s assets: (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Premier as determined by a recognized investment banking firm selected by Fulton and reasonably acceptable to Premier, divided by (y) the number of shares of Premier common stock then outstanding. If the price paid consists in whole or in part of securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by Fulton and reasonably acceptable to Premier.

In the case of a repurchase of the warrant, the redemption price is to be equal to the product obtained by multiplying: (i) the number of shares of Premier common stock represented by the portion of the warrant that Fulton is requiring Premier to repurchase, times (ii) the excess of the redemption price over the exercise price.

Registration Rights

Premier granted Fulton the right to request registration under the Securities Act of 1933 for the shares of Premier common stock which are issuable upon exercise of the warrant.

Amendment; Waivers

Subject to any applicable legal restrictions, at any time prior to completion of the merger, Fulton and Premier may:

•	amend the merger agreement, except that any amendment relating to the consideration to be received by the Premier shareholders in exchange for their shares must be approved by the Premier shareholders;

•	extend the time for the performance of any of the obligations or other acts of Fulton and Premier required in the merger agreement; or

•	waive any term or condition in the merger agreement to the extent permitted by law.

Termination; Effect Of Termination

Fulton and Premier may terminate the merger agreement at any time prior to completion of the merger by mutual written consent.

Either Fulton or Premier may terminate the merger agreement at any time prior to completion of the merger if:

•	any condition precedent to its obligations under the merger agreement remains unsatisfied as of September 30, 2003 through no fault of its own; provided that either party may extend this date to December 31, 2003, if the merger has not occurred by September 30, 2003 because regulatory approval is still pending.

•	there has been a material breach by the other party of a representation, warranty or covenant in the merger agreement and such breach has not been cured within thirty days after written notice of such breach has been given; or

•	the Board of Directors of Premier, acting in good faith and consistent with its fiduciary duties, takes certain actions in connection with an acquisition of Premier by a party other than Fulton, which it believes is more favorable to Premier’s shareholders.

In addition, Premier may terminate the merger agreement if the price of Fulton common stock just before completion of the merger is less than $10.65, and the price of Fulton common stock has also declined 20% more than the decline (if any) in the average NASDAQ Bank Index for the same period as compared to the NASDAQ Bank Index on January 15, 2003. Neither party would owe the other any penalty or fee as a result of termination of the merger agreement. The market price termination provisions will be based on an average of the closing bid and asked prices for the Fulton common stock for the ten (10) consecutive trading days immediately preceding the date which is two (2) business days prior to the closing date of the merger. Specifically, the index comparison is calculated as follows:

•	eighty percent of the last sale price for Fulton common stock on January 15, 2003, (which last sale price was $17.75) times

•	the average NASDAQ Bank Index for the 10 business day period described below, divided by the NASDAQ Bank Index on January 15, 2003 (which was 2,286.60). The NASDAQ Bank Index can be found at www.nasdaq.com by viewing stock information for the symbol “IXBK”.

We anticipate that the merger will close in the third quarter of 2003. Neither Premier nor Fulton can predict whether the market price of Fulton’s common stock will increase, decrease or remain stable between the date of this document and the end of the period in which the average closing market price is determined.

In the event that either Fulton or Premier terminates the merger agreement, neither Fulton nor Premier will have any continuing liability or obligation other than the obligation dealing with confidentiality and any liabilities resulting from a breach by the other of a material term or condition of the merger agreement. However, if the merger terminates under certain circumstances, described above, Fulton will have the right to exercise the warrant.

Management And Operations After The Merger

The Board of Directors and executive officers of Fulton and its subsidiaries will not change as a result of the merger, except as follows:

•	Fulton will appoint to its Board of Directors one current director of Premier to serve until Fulton’s 2004 annual meeting and will nominate him at that meeting to serve for a 3-year term;

•	Premier Bank’s current directors will remain as directors of Premier Bank. The current Premier director who will serve as a Fulton director is Clark S. Frame.

In addition, Fulton agreed, for a period of three years, to

•	preserve the business structure of Premier Bank as a Pennsylvania commercial bank (provided that Fulton may cause Premier Bank’s branch offices located in Northampton County, Pennsylvania to be transferred to another bank subsidiary of Fulton); and

•	preserve and use the present name of Premier Bank.

Employment; Severance

Upon completion of the merger, Fulton will use its best efforts to continue the employment of persons who were full-time employees of Premier or Premier Bank. Where that is not possible for whatever reason, Fulton will make severance payments to affected persons.

If employment is involuntarily terminated, without cause, within one year of the effective date of the merger, severance benefits will consist of the greater of three month’s salary (at then current levels) or one week’s salary plus one week’s salary for each year of service with Premier, up to a maximum of twenty-six weeks’ salary.

In the event employment is involuntarily terminated, without cause, after one year, severance payments will be made in accordance with Fulton’s then existing severance policy. Any such person will be given full credit for each year of service as a Premier employee.

Employee Benefits

The employee benefits provided to former Premier employees after the merger’s effective date will be substantially equivalent to the employee benefits, in the aggregate, provided by Premier for at least three years after the effective date of the merger, or until Fulton or its subsidiaries can no longer satisfy the applicable qualified retirement plan discrimination testing under the Internal Revenue Code. Each Premier employee who becomes an employee of Fulton or of a Fulton subsidiary will be entitled to full credit for each year of service with Premier for purposes of determining eligibility for vesting in Fulton’s employee benefit plans, programs and policies.

Regulatory Approvals

Fulton and Premier must obtain regulatory approvals before the merger can be completed, but cannot assure you that these regulatory approvals will be obtained or when they will be obtained.

It is a condition to completion of the merger that Fulton and Premier receive all necessary regulatory approvals to the merger, without the imposition by any regulator of any condition or requirements that would so materially and adversely impact the economic or business benefits of the merger that, had such condition or requirement been known, Fulton and Premier would not, in the exercise of reasonable judgment, have entered into the merger transaction. Fulton and Premier cannot assure you that the regulatory approvals of the merger will not contain terms, conditions or requirements which would have such an impact.

Fulton and Premier are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. If any other approval or action is required, the parties expect that they will seek such approval or action.

The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended. Under this law, the Federal Reserve Board generally may not approve any proposed transaction:

•	That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States, or

•	That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the Federal Reserve Board finds that the public interest in meeting the convenience and needs of the community served clearly outweighs the anti-competitive effects of the proposed transaction.

The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy. Consideration of convenience and needs includes the parties’ performance under the Community Reinvestment Act of 1977.

The merger may not be completed until the 30th day following the date of the Federal Reserve Board approval, although the Federal Reserve Board may reduce that period to 15 days. During this period, the United States Department of Justice has the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve Board’s approval, unless a court of competent jurisdiction specifically ordered otherwise.

Fulton filed notice of the proposed merger with the Federal Reserve Bank of Philadelphia on April 1, 2003, seeking prior approval of the merger from the Federal Reserve Bank, pursuant to authority delegated to it by the Federal Reserve Board. As of the date of this document, the Federal Reserve Bank has not yet approved or disapproved the merger.

The merger is also subject to the prior approval of the Pennsylvania Department of Banking under the provisions of the Pennsylvania Banking Code of 1965, as amended. Fulton filed notice seeking approval of the proposed merger with the Department of Banking on April 1, 2003. As of the date of this document, the Department of Banking has not yet approved or disapproved the merger.

Material Contracts

There have been no other material contracts or other transactions between Premier and Fulton since signing the merger agreement, nor have there been any material contracts, arrangements, relationships or transactions between Premier and Fulton during the past five years, other than in connection with the merger agreement and as described in this document.

Material Federal Income Tax Consequences

To complete the merger, Fulton and Premier must receive an opinion of Barley, Snyder, Senft & Cohen, LLC, counsel to Fulton, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that Fulton and Premier will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Barley Snyder has provided this opinion and has consented to its inclusion in the registration statement.

In the opinion of Barley, Snyder, Senft & Cohen, LLC, the material federal income tax consequences of the merger will be as follows:

•	Fulton and Premier will not recognize gain or loss in the merger;

•	Premier’s shareholders will not recognize any gain or loss upon receipt of Fulton common stock in exchange for Premier common stock, except that shareholders who receive cash proceeds for fractional interests will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if the shareholders held their Premier common stock as a capital asset at the effective date of the merger;

•	the tax basis of shares of Fulton common stock Premier’s shareholders receive in the merger will be the same as the tax basis of their shares of Premier common stock less any basis that would be allocable to a fractional share of Fulton common stock for which cash is received; and

•	the holding period of the Fulton common stock that Premier’s shareholders receive in the merger will include the holding period of their shares of Premier common stock, provided that they hold their Premier common stock as a capital asset at the time of the merger.

This is not a complete description of all the federal income tax consequences of the merger and, in particular, does not address tax considerations that may affect the treatment of shareholders who acquired their Premier common stock pursuant to the exercise of employee stock options or otherwise as compensation, or shareholders which are exempt organizations or who are not citizens or residents of the United States. Each shareholder’s individual circumstances may affect the tax consequences of the merger to such shareholder. In addition, this discussion does not address the tax consequences of the merger under applicable state, local, or foreign laws. Accordingly, you should consult a tax advisor to discuss the specific tax consequences of the merger to you.

Accounting Treatment

Fulton will account for the acquisition using the purchase method of accounting. Purchase accounting requires Fulton to allocate the total purchase price of the acquisition to the assets acquired and liabilities assumed, based on their respective fair values at the acquisition date, with any remaining unallocated acquisition cost being recorded as goodwill. Resulting goodwill balances are then subject to an impairment review on at least an annual basis. The results of Premier’s operations will be included in Fulton’s financial statements prospectively from the date of the acquisition.

The total purchase price is estimated to be approximately $90 million, which includes the cost of Fulton stock to be issued, Premier options to be converted and certain acquisition related costs. The total purchase price will be allocated to the net assets acquired as of the merger effective date, based on fair market values at that date. Fulton expects to record a core deposit intangible asset and goodwill as a result of the acquisition accounting.

The Selected Historical and Pro Forma Combined Per Share Data has been prepared based on Premier’s net assets and the fair market values of those net assets as calculated by Premier as of December 31, 2002. In addition, the core deposit intangible was estimated to be $20 million, representing 7% of demand and savings deposits, and was assumed to be amortized over 8 years using an accelerated method. These assumptions resulted in goodwill of approximately $50 million. The actual amounts to be recorded by Fulton to reflect the purchase are dependent on various factors, including but not limited to, the interest rate environment and final valuations for loans and deposits and other assets and liabilities, including the core deposit intangible, and may differ materially from the estimates provided herein.

NASDAQ Listing

The obligation of Premier and Fulton to complete the merger is subject to the condition that Fulton common stock to be issued in the merger be authorized for quotation on the National Market tier of the NASDAQ Stock Market.

Expenses

Fulton and Premier will each pay all their own costs and expenses, including fees and expenses of financial consultants, accountants and legal counsel, except that Fulton will pay for the cost of printing and mailing this document.

Resale Of Fulton Common Stock

The Fulton common stock issued in the merger will be freely transferable under the Securities Act of 1933 except for shares issued to any Premier shareholder who is an “affiliate” of Premier or Fulton for purposes of SEC Rule 145. This document does not cover resale of Fulton common stock received by any affiliate of Premier or Fulton. Each director and executive officer of Premier will enter into an agreement with Fulton providing that, as an affiliate, he or she will not transfer any Fulton common stock received in the merger except in compliance with the securities laws.

Dissenters’ Rights

Premier shareholders are not entitled to dissenters right under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988.

Dividend Reinvestment Plan

Fulton currently maintains a shareholder dividend reinvestment plan. This plan provides shareholders of Fulton with a simple and convenient method of investing cash dividends, as well as voluntary cash payments, in additional shares of Fulton common stock without payment of any brokerage commission or service charge. Fulton expects to continue to offer this plan after the effective date of the merger, and shareholders of Premier who become shareholders of Fulton will be eligible to participate in the plan.

Redemption of Preferred Stock

Premier’s Series A 9.25% Non-Cumulative Perpetual Preferred Stock is governed by the Statement of Rights, Designations and Preferences amending Premier’s Articles of Incorporation. All outstanding shares of Premier’s Series A Preferred Stock will be redeemed as of or prior to the effective time of the merger in accordance with its redemption terms. The Statement of Rights provides that the Series A Preferred Stock may not be redeemed prior to June 14, 2007 except in the event of a change of control of Premier. The merger of Premier with Fulton constitutes a change of control. If the Series A Preferred Stock is redeemed prior to June 13, 2003, each share of Series A Preferred Stock will be redeemed at $25.625 per share. If the Series A Preferred Stock is redeemed after June 13, 2003, each share of Series A Preferred Stock will be redeemed at $25.50 per share. The aggregate payment of the redemption price to each holder of Series A preferred stock will be rounded down to the nearest whole cent. Premier will send a notice of redemption to each Series A preferred shareholder not less than 30 days prior to the date set for redemption. The notice will describe the redemption procedure in detail.

Financial Interests Of Management in the Merger

When you are considering the recommendation of Premier’s board of directors with respect to approving the merger agreement and the merger, you should be aware that Premier directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of Premier. The Premier board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Share Ownership and Stock Options

As of the record date, the directors and executive officers of Premier own approximately 1,442,632 shares of Premier common stock, and hold options to purchase approximately 222,170 shares of Premier common stock. On the effective date of the merger, each option will convert into an option to acquire Fulton common stock. The number of shares of Fulton common stock issuable upon the exercise of the converted option will equal the number of shares of Premier common stock covered by the option multiplied by 1.34, and the exercise price for a whole share of Fulton common stock will be the stated exercise price of the option divided by 1.34. Shares issuable upon the exercise of options to acquire Fulton common stock will be issuable in accordance with the terms of the respective plans and grant agreements of Premier under which Premier issued the options.

Change of Control Agreements

Under the merger agreement, Fulton agreed to honor various contractual obligations which have been entered into by Premier and/or its subsidiaries and some of their executive officers, including change of control agreements between Premier, Premier Bank and each of Messrs. Soffronoff, Ginley and Sickel. These agreements generally provide that, in the event that a change of control of Premier or Premier Bank occurs, Premier or Premier Bank shall pay to the executive a lump sum cash severance payment equal to two times the executive’s current annual direct salary if the executive leaves or is terminated following the change of control within certain time frames. However, as part of the merger agreement, Messrs. Soffronoff and Ginley agreed to waive their change of control payments and instead accepted employment agreements with Premier Bank that became effective on the date of the merger. These new agreements are described below.

Assuming that his employment by Premier and Premier Bank was terminated following consummation of the merger in the third quarter of 2003 and that Fulton did not offer Mr. Sickel a position having equivalent responsibilities, authority, compensation and benefits as he received immediately prior to the change of control, the amount of the cash severance that would be payable to Mr. Sickel under his change of control agreement with Premier and Premier Bank is $358,000.

Employment Agreements

Messrs. Frame, Ginley and Soffronoff entered into employment agreements with Premier Bank which will become effective on, and are contingent upon, the effectiveness of the merger. Each agreement provides that the respective officer shall be employed for a period of three years from the effective date of the merger. Under their respective agreements, Messrs. Frame, Soffronoff and Ginley are entitled to an annual salary of $160,000, $240,000 and $235,000, respectively, and will also be entitled to benefits comparable to those offered by Premier Bank on January 16, 2003, including pension, profit sharing, medical and disability benefit programs and other Premier employee benefit plans and Fulton’s bonus programs.

For each of Messrs. Frame, Soffronoff and Ginley, in the event his employment was terminated “without cause” as defined in the agreement, Premier Bank has agreed to pay him the salary and benefits described above for the remaining term of the agreement. Each of them is also entitled to receive two times his salary in the event of a change in control, as defined in the agreement, of Premier Bank or of Fulton. The agreement also provides that for the longer of one year after the termination of his employment or the period of time by which any payment he is to receive is measured, the executive will not compete with Premier Bank.

These employment agreements with Premier Bank replace the Change in Control Agreements that each of Messers. Soffronoff and Ginley had previously entered into with Premier and Premier Bank.

Indemnification and Insurance

The merger agreement provides that Fulton shall indemnify and hold harmless each present and former director, officer and employee of Premier or a Premier subsidiary, determined as of the effective time of the merger, against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to or after the effective time of the merger, arising in whole or in part out of, or pertaining to (i) the fact that he or she was a director, officer or employee of Premier or any of its subsidiaries, or is or was serving at the request of Premier or Premier Bank as a director, officer or employee of an affiliate, or (ii) the merger agreement or any of the transactions contemplated thereby, to the fullest extent permitted by law.

In addition, the merger agreement provides that Fulton shall maintain Premier’s existing directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the effective time of the merger for the benefit of persons who are currently covered by such insurance policy for a period of four years following the effective time of the merger. Fulton may, however, substitute new policies in lieu of Premier’s existing policies if the new policies provide at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous.

Currently, all of Premier and Premier Bank’s insurance policies are purchased through Richard B. Ryon Insurance, an agency in which director Richard F. Ryon is a partner.

Directors Fees

Each of Premier’s current directors will serve in one or more of the following capacities after the effective date of the merger:

•	One Premier director, Clark S. Frame, will serve as director of Fulton; and

•	All Premier Bank directors will continue to serve as directors of Premier Bank.

As such, each non-employee director will be entitled to receive fees for his or her service in such capacity equal to the fees received by him or her from Premier for a period of three years.

Other than as set forth above, no director or executive officer of Premier has any direct or indirect material interest in the merger, except insofar as ownership of Premier common stock might be deemed such an interest. See “Security Ownership of Certain Beneficial Owners and Management,” beginning on page 61.

INFORMATION ABOUT FULTON FINANCIAL

General

As permitted by the rules of the SEC, financial and other information relating to Fulton that is not included in or delivered with this document, including information relating to Fulton’s directors and executive officers, is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 68 and “INCORPORATION BY REFERENCE” on page 68.

Market Price Of And Dividends On Fulton Common Stock And Related Shareholder Matters

The Fulton common stock trades on the NASDAQ National Market under the symbol “FULT”. As of December 31, 2002, Fulton had 17,251 shareholders of record. The table below shows for the periods indicated the amount of dividends paid per share and the quarterly ranges of high and low sales prices for Fulton common stock as reported by the NASDAQ National Market. Stock price information does not necessarily reflect mark-ups, mark-downs or commissions. Per share amounts have been retroactively adjusted to reflect the effect of stock dividends declared.

	Price Range Per Share		Per Share Dividend
	High	Low
2003
First Quarter	$18.19	$16.69	$0.143
Second Quarter (through ,2003)

2002
First Quarter	$19.28	$16.11	$0.130
Second Quarter	19.41	17.36	0.143
Third Quarter	18.66	15.91	0.143
Fourth Quarter	18.21	16.11	0.143

2001
First Quarter	$16.74	$14.47	$0.116
Second Quarter	17.10	13.92	0.130
Third Quarter	17.52	15.36	0.130
Fourth Quarter	17.30	15.70	0.130

For certain limitations on the ability of Fulton’s subsidiaries to pay dividends to Fulton, see Fulton’s Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 68.

On January 15, 2003, the last full trading day prior to public announcement of the proposed merger, the high, low and last sales price of Fulton common stock were as follows:

High:	$18.10
Low:	$17.73
Last Sales price:	$17.75

On            , 2003, the most recent practicable date prior to the printing of this document, the high, low and last sales price of Fulton common stock was as follows:

High:	$
Low:	$
Last Sales price:	$

You should obtain current market quotations prior to making any decisions about the merger.

Indemnification

The Bylaws of Fulton provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted under the laws of the Commonwealth of Pennsylvania, provided that the person seeking indemnification acted in good faith, in a manner he or she reasonably believed to be in the best interests of Fulton, and without willful misconduct or recklessness. Fulton has purchased insurance to indemnify its directors, officers, employees and agents under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Fulton pursuant to the foregoing provisions of Fulton’s Bylaws, Fulton has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Description Of Fulton Financial Common Stock

General

The authorized capital of Fulton consists exclusively of 400 million shares of common stock, par value $2.50 per share, and 10 million shares of preferred stock, without par value. As of December 31, 2002, there were issued and outstanding approximately 106,161,560 million shares of Fulton common stock, which shares were held by 17,251 owners of record, and there were 2,942,919 shares issuable upon the exercise of options. No shares of preferred stock have been issued by Fulton. Fulton’s common stock is listed for quotation on the NASDAQ National Market System under the symbol “FULT”. The holders of Fulton common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may not cumulate their votes for the election of directors. Each share of Fulton common stock is entitled to participate on an equal pro rata basis in dividends and other distributions. The holders of Fulton common stock do not have preemptive rights to subscribe for additional shares that may be issued by Fulton, and no share is entitled in any manner to any preference over any other share. Fulton Financial Advisors, N.A. serves as the transfer agent for Fulton.

The holders of Fulton common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. Fulton has in the past paid quarterly cash dividends to its shareholders on or about the 15th day of January, April, July and October of each year. The ability of Fulton to pay dividends to its shareholders is dependent primarily upon the earnings and financial condition of Fulton’s subsidiary banks. Funds for the payment of dividends on Fulton common stock are expected for the foreseeable future to be obtained primarily from dividends paid to Fulton by its bank subsidiaries, which dividends are subject to certain statutory limitations, described below:

Pennsylvania State Chartered Banks	Fulton Bank, Lebanon Valley Farmers Bank, and Lafayette Ambassador Bank	may pay dividends only out of accumulated net earnings and may not declare or pay any dividend requiring a reduction of the statutorily required surplus of the institution

National Banks	Swineford National Bank, FNB Bank, N.A., Delaware National Bank, and Fulton Financial Advisors, N.A.

the approval of the Office of the Comptroller of the Currency is required under federal law if the total of all dividends declared during any calendar year would exceed the net profits (as defined) of the bank for the year, combined with its retained net profits (as defined) for the two preceding calendar years

Maryland Commercial Banks	Hagerstown Trust Company and The Peoples Bank of Elkton

may only declare a cash dividend from their undivided profits or (with the prior approval of the Maryland Bank Commissioner) from its surplus in excess of 100% of its required capital stock, in each case after providing for due or accrued expenses, losses, interest and taxes. In addition, if Hagerstown’s or Peoples’ surplus becomes less than 100% of its required capital stock, Hagerstown or Peoples may not declare or pay any cash dividends that exceed 90% of its net earnings until its surplus becomes 100% of its required capital stock

New Jersey Banks	The Bank and Skylands Community Bank

may not declare or pay any dividends which would impair their capital stock or reduce their surplus to a level of less than 50% of their capital stock or if the surplus is currently less than 50% of the capital stock, the payment of such dividends would not reduce the surplus of the bank

In addition to the foregoing statutory restrictions on dividends, state banking regulations (with respect to state-chartered banks), the FDIC (with respect to state-chartered banks that are not members of the Federal Reserve System, such as Fulton Bank, Skylands Community Bank, Hagerstown Trust Company, The Bank and The Peoples Bank of Elkton), the FRB (with respect to state-chartered banks that are members of the Federal Reserve System, such as Lebanon Valley Farmers Bank and Lafayette Ambassador Bank), and the OCC (with respect to national banks such as Swineford National Bank, FNB Bank, N.A., Delaware National Bank, and Fulton Financial Advisors, N.A.), also have adopted minimum capital standards and have broad authority to prohibit a bank from engaging in unsafe or unsound banking practices. The payment of a dividend by a bank could, depending upon the financial condition of the bank involved and other factors, be deemed to impair its capital or to be as such an unsafe or unsound practice.

Dividend Reinvestment Plan

The holders of Fulton common stock may elect to participate in the Fulton Financial Corporation Dividend Reinvestment Plan, which is a plan administered by Fulton Financial Advisors, N.A. as the plan agent. Under the dividend reinvestment plan, dividends payable to participating shareholders are paid to the plan agent and are used to purchase, on behalf of the participating shareholders, additional shares of Fulton common stock. Participating shareholders may make additional voluntary cash payments, which are also used by the plan agent to purchase, on behalf of such shareholders, additional shares of Fulton common stock. Shares of Fulton common stock held for the account of participating shareholders are voted by the plan agent in accordance with the instructions of each participating shareholder as set forth in his or her proxy.

Securities Laws

Fulton, as a business corporation, is subject to the registration and prospectus delivery requirements of the Securities Act of 1933 and is also subject to similar requirements under state securities laws. Fulton common stock is registered with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, and Fulton is subject to the periodic reporting, proxy solicitation and insider trading requirements of the 1934 Act. The executive officers, directors and ten percent shareholders of Fulton are subject to certain restrictions affecting their right to buy and sell shares of Fulton common stock owned beneficially by them. Specifically, each such person is subject to the beneficial ownership reporting requirements and to the short-swing profit recapture provisions of Section 16 of the 1934 Act and may sell shares of Fulton common stock only: (i) in compliance with the provisions of SEC Rule 144, (ii) in compliance with the provisions of another applicable exemption from the registration requirements of the 1933 Act, or (iii) pursuant to an effective registration statement filed with the SEC under the 1933 Act.

Antitakeover Provisions

The Articles of Incorporation and Bylaws of Fulton include certain provisions which may be considered to be “antitakeover” in nature because they may have the effect of discouraging or making more difficult the acquisition of control over Fulton by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect the shareholders of Fulton (including the present shareholders of Premier, who will become shareholders of Fulton following the merger) by providing a measure of assurance that Fulton’s shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. However, the antitakeover provisions set forth in the Articles of Incorporation and Bylaws of Fulton, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to Fulton common stock. To the extent that these provisions actually discourage such a transaction, holders of Fulton common stock may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, these provisions make it more difficult to remove, and thereby may serve to entrench, incumbent directors and officers of Fulton, even if their removal would be regarded by some shareholders as desirable.

The provisions in the Articles of Incorporation of Fulton which may be considered to be “antitakeover” in nature include the following:

•	a provision that provides for substantial amounts of authorized but unissued capital stock, including a class of preferred stock whose rights and privileges may be determined prior to issuance by Fulton’s Board of Directors;

•	a provision that does not permit shareholders to cumulate their votes for the election of directors;

•	a provision that requires a greater than majority shareholder vote in order to approve certain business combinations and other extraordinary corporate transactions;

•	a provision that establishes criteria to be applied by the Board of Directors in evaluating an acquisition proposal;

•	a provision that requires a greater than majority shareholder vote in order for the shareholders to remove a director from office without cause;

•	a provision that prohibits the taking of any action by the shareholders without a meeting and eliminates the right of shareholders to call an annual meeting;

•	a provision that limits the right of the shareholders to amend the Bylaws; and

•	a provision that requires, under certain circumstances, a greater than majority shareholder vote in order to amend the Articles of Incorporation.

The provisions of the Bylaws of Fulton which may be considered to be “antitakeover” in nature include the following:

•	a provision that limits the permissible number of directors;

•	a provision that establishes a Board of Directors divided into three classes, with members of each class elected for a three-year term that is staggered with the terms of the members of the other two classes; and

•	a provision that requires advance written notice as a precondition to the nomination of any person for election to the Board of Directors, other than in the case of nominations made by existing management.

As a Pennsylvania business corporation and a corporation registered under the Securities Exchange Act of 1934, Fulton is subject to, and may take advantage of the protections of, the antitakeover provisions of the Pennsylvania Business Corporation Law of 1988, as amended. These antitakeover provisions, which are designed to discourage the acquisition of control over a targeted Pennsylvania business corporation, include:

•	a provision whereby the directors of the corporation, in determining what is in the best interests of the corporation, may consider factors other than the economic interests of the shareholders, such as the effect of any action upon other constituencies, including employees, suppliers, customers, creditors and the community in which the corporation is located;

•	a provision that permits shareholders to demand that a controlling person pay to them the fair value of their shares in cash upon a change in control;

•	a provision that restricts certain business combinations unless there is prior approval by the directors or a supermajority of the shareholders;

•	a provision permitting a corporation to adopt a shareholders rights plan;

•	a provision denying the right to vote to a person who acquires a specified percentage of stock ownership unless those voting rights are restored by a vote of disinterested shareholders; and

•	a provision requiring a person who acquires “control shares”, which are described in the previous sentence, to disgorge to the corporation all profits from the sale of equity securities within eighteen months thereafter.

Corporations may elect to “opt out” of any or all of these antitakeover provisions of the Pennsylvania corporate law. Fulton has not elected to opt out of any of the protections provided by the antitakeover statutes.

On April 27, 1999, Fulton extended the term of its Shareholder Rights Plan, originally adopted in June of 1989, by ten years. The plan is intended to discourage unfair or financially inadequate takeover proposals and abusive takeover practices and to encourage third parties who may in the future be interested in acquiring Fulton to negotiate with Fulton’s Board of Directors. The plan may have the effect of discouraging or making more difficult the acquisition of Fulton by means of a hostile tender offer, exchange offer or similar transaction. The plan is similar to shareholder rights plans which have been adopted by other bank holding companies and business corporations and contains “flip-in” rights (allowing certain shareholders to purchase Fulton’s common stock equal to two times the right’s exercise price) and “flip-over” rights (allowing rights holders to acquire shares of the acquirer’s stock at a substantial discount) which are typically included in plans of this kind. Each share of Fulton common stock, including all shares that will be issued to Premier’s shareholders in the Merger, will also represent one right pursuant to the terms of the plan, which right will initially, and until it becomes exercisable, trade with and be represented by the Fulton common stock certificates to be received by the shareholders of Premier.

The management of Fulton does not presently contemplate recommending to the shareholders the adoption of any additional antitakeover provisions.

INFORMATION ABOUT PREMIER

A copy of Premier’s annual report on Form 10-K accompanies this document. As permitted by the rules of the SEC, financial and other information relating to Premier that is not included in or delivered with this document, including information relating to Premier’s directors and executive officers, is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 66 and “INCORPORATION BY REFERENCE” on page 68.

General

Premier is a Pennsylvania business corporation and a registered financial holding company headquartered in Doylestown, Bucks County, Pennsylvania. Premier was incorporated on July 15, 1997 and reorganized on November 17, 1997 as the one-bank holding company of Premier Bank. Premier’s primary business is the operation of its wholly-owned subsidiary, Premier Bank. In December 2000, Premier became a registered financial holding company.

Premier Bank was organized in 1990 as a Pennsylvania chartered banking institution and began operations on April 24, 1992. Premier bank is a community-oriented financial services provider whose business primarily consists of attracting retail deposits from the general public and small to mid-sized businesses and originating commercial and consumer loans in its market area. Premier bank’s deposit products include checking, savings and money market accounts as well as certificates of deposit. Premier bank offers numerous credit products but specializes in lending to small to mid-sized commercial businesses and professionals. Premier bank offers a full array of lending products including loans secured by real estate and other assets, working capital lines and other commercial loans. Other credit products include residential mortgage loans, home equity loans and lines of credit, personal lines of credit and other consumer loans. Premier Bank also offers other services such as internet banking, telephone banking, cash management services, automated teller services and safe deposit boxes. Premier bank is a member of the Federal Reserve System, and its deposits are insured by the Federal Deposit Insurance Corporation’s Bank Insurance Fund to the fullest extent provided by law.

Premier owns 100% of the common securities of PBI Capital Trust, a Delaware statutory business trust formed for the sole purpose of issuing $10 million in trust preferred securities, and Premier Capital Trust II, a Delaware statutory business trust formed for the sole purpose of issuing $15 million in trust preferred securities. Premier has a 1% membership interest in, and Premier Bank has a 99% membership interest in, each of Lenders Abstract, LLC, a provider of title insurance policies, and Premier Bank Insurance Services, LLC, a provider of long term health care insurance policies.

Premier had approximately $610 million in assets and $456 million in deposits at December 31, 2002. On December 31, 2002, Premier Bank employed 78 full-time and 36 part-time employees throughout its branch offices. Premier Bank operates seven community banking offices in Bucks, Northampton and Montgomery counties.

Market Price Of And Dividends On Premier Common Stock And Related Shareholder Matters

The Premier common stock trades on the American Stock Exchange under the symbol “PPA”. As of March 31, 2003, there were 3,417,515 shares of Premier common stock issued and outstanding, held by approximately 957 shareholders of record. The following table sets forth the high and low closing sale prices for shares of Premier common stock for the periods indicated as reported on the American Stock Exchange and the cash dividends paid per share for such periods. Such prices do not necessarily reflect mark-ups, mark-downs or commissions.

	Price Range Per Share		Per Share Dividend
	High	Low
2003
First Quarter	$25.09	$14.25
Second Quarter (through ___, 2003

2002
First Quarter	$9.74	$8.75	$0.00
Second Quarter	12.25	9.15	0.00
Third Quarter	13.44	11.00	0.00
Fourth Quarter	14.50	12.30	0.00

2001
First Quarter	$7.00	$6.25	$0.00
Second Quarter	8.80	7.15	0.00
Third Quarter	9.90	8.50	0.00
Fourth Quarter	10.21	9.35	0.00

The merger agreement restricts Premier’s ability to pay a regular quarterly cash dividend as described under the heading “THE MERGER Dividends”—on page 35.

On January 15, 2003, the last full trading day prior to public announcement of the proposed merger, the high, low and last sales price of Premier common stock were as follows:

High:	$17.99
Low:	$17.75
Last Sales Price	$17.85

On            , 2003, the most recent practicable date prior to the printing of this document, the high, low and last sales price of Premier common stock were as follows:

High:	$
Low:	$
Last Sales Price	$

You should obtain current market quotations prior to making any decisions as to the merger.

Premier’s ability to continue to pay dividends may be dependent upon its receipt of dividends from Premier Bank. See Premier’s Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 66 and “INCORPORATION BY REFERENCE” on page 68.

Board Of Directors And Executive Officers

Governance

The Board of Directors is empowered by Premier’s articles of incorporation and bylaws to oversee all of Premier’s and its subsidiaries’ business, property, and affairs. The Board performs this function through meetings and by delegating certain responsibilities to the committees described below. Premier, as a company listed on the American Stock Exchange, is also subject to the AMEX’s rules and regulations.

During 2002, Premier’s Board of Directors held 14 meetings and Premier Bank’s Board of Directors held 14 meetings. In addition to Board meetings, Premier Bank maintains five standing committees that meet periodically throughout the year. Each director, except Messrs. Mackell, Perrucci, Rich, Schatz and Stein, attended at least 75% of the combined total number of Premier’s and Premier Bank’s board meetings and the committees of which he or she was a member.

Directors and Executive Officers of Premier and Premier Bank

The following table sets forth selected information about Premier’s and Premier Bank’s directors and executive officers as of December 31, 2002. The officers are elected annually by the Board of Directors, and each holds office at the discretion of the Board.

Name	Position	Positions Held Since Corporation/Bank	Age as of June 2, 2003
Clark S. Frame	Chairman of the Board Class 3 Director	1997/1992 1997/1992	52
Barry J. Miles, Sr.	Vice Chairman of the Board Class 3 Director	1997/1992 1997/1992	53
John C. Soffronoff	President Chief Executive Officer Class 3 Director	1997/1992 1997/1992 1997/1992	56
Bruce E. Sickel	Treasurer Senior Vice President Chief Financial Officer Class 1 Director	1997/1992 1997/1992 1997/1992 1997/1992	43

Name	Position	Positions Held Since Corporation/Bank	Age as of June 2, 2003
John J. Ginley	Secretary Senior Vice President Chief Loan Officer Class 2 Director	1997/1992 1997/1992 1997/1992 1999/1999	60
Daniel E. Cohen	Class 1 Director	1997/1992	59
Dr. Thomas E. Mackell	Class 2 Director	1997/1992	57
Dr. Daniel A. Nesi	Class 3 Director	1997/1992	65
Neil W. Norton	Class 2 Director	1997/1992	57
Thomas M. O’Mara	Class 3 Director	1997/1992	50
Michael J. Perrucci	Class 1 Director	1997/1992	49
Brian R. Rich	Class 1 Director	1997/1993	43
Ezio U. Rossi	Class 1 Director	1997/1994	73
Richard F. Ryon	Class 3 Director	1997/1993	52
Gerald Schatz	Class 1 Director	1997/1992	68
Irving N. Stein	Class 2 Director	1997/1992	53
HelenBeth Garofalo Vilcek	Class 2 Director	1997/1992	45
John A. Zebrowski	Class 1 Director	1997/1992	61

Committees and Meetings of Premier’s and the Bank’s Boards of Directors

Premier Bancorp, Inc.’s Board of Directors has, at present, no standing committees, except the Audit Committee, which jointly serves Premier and Premier Bank. Premier does not maintain a nominating or compensation committee. A shareholder who intends to nominate an individual for consideration by the Board of Directors as a nominee for director should submit a written nomination to Premier’s President in accordance with Article IV, Section 2 of Premier’s bylaws. All shareholder notifications must be made in writing and delivered or mailed to Premier’s President not less than 14 nor more than 50 days in advance of a shareholders’ meeting called for the election of directors, subject to certain other exceptions.

During 2002, Premier Bank’s Board of Directors maintained the following five standing committees: Executive, Audit/Compliance, Compensation, Loan, and Investment/ALCO. The function and composition of each of these committees is described below.

Executive:

This committee meets on an as-needed basis to take action on issues between regular Board of Director meetings. This committee did not meet in 2002. Mr. Clark S. Frame serves as Chairman of this committee. The other members of the committee are Daniel E. Cohen, Barry J. Miles, Sr., Daniel A. Nesi, Thomas M. O’Mara, Brian R. Rich, Richard F. Ryon and Ezio U. Rossi.

Audit/Comp:

This committee jointly serves Premier and Premier Bank. The Audit Committee oversees the accounting and tax functions of Premier, recommends to the Board the engagement of independent auditors for the year, reviews with management and the auditors the plan and scope of the audit engagement, reviews the annual financial statements of Premier and any recommended changes or modifications to control procedures and accounting practices and policies, and monitors with management and the auditors Premier’s system of internal controls and its accounting and reporting practices. The committee also provides oversight for Premier Bank’s regulatory compliance program. This committee met 4 times in 2002. Mr. Neil W. Norton serves as Chairman of this committee. The other members of the committee are Barry J. Miles, Sr., Michael J. Perrucci, HelenBeth Garofalo Vilcek and John A. Zebrowski.

Compensation:	This committee addresses issues affecting the executive officers. The committee met 4 times in 2002. Mr. Richard F. Ryon serves as Chairman of this committee. The other members of the committee are Thomas E. Mackell, Neil W. Norton, Michael J. Perrucci, HelenBeth Garofalo Vilcek and John A. Zebrowski.

Loan:

This committee reviews and approves loans in accordance with Premier Bank’s established loan policy, as it exists from time to time. This committee met 41 times in 2002. Mr. Clark S. Frame serves as Chairman of this committee. The other members of the committee are Daniel E. Cohen, John J. Ginley, Edward A. Grosik*, Suzanne M. Hartshorne*, Barry J. Miles, Sr., Dr. Daniel A. Nesi and John C. Soffronoff.

Investment/ Alco:

This committee reviews Premier Bank’s operating results, its interest rate sensitivity, investment portfolio and performance versus the annual budget. This committee met 3 times in 2002. Mr. Bruce E. Sickel serves as Chairman of this committee. The other members of the committee are Clark S. Frame, John J. Ginley, Dr. Thomas E. Mackell, Thomas M. O’Mara, Ezio U. Rossi, Richard F. Ryon, Gerald Schatz, John C. Soffronoff and Irving N. Stein.

*	Non-director members.

Compensation of the Board of Directors

In 2002, directors earned $300 for each Board or committee meeting attended. Directors earned a total of $103,200 for meetings attended in 2002, which was paid in February, 2003. In 2002, directors also received a $3,000 retainer, which totaled $48,000 for all directors, and was paid in February, 2002.

Audit Committee Report to Shareholders

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, Premier’s Audit Committee submits the following report:

The Board of Directors’ Audit Committee is responsible for providing independent, objective oversight of Premier’s accounting functions and internal controls. The Audit Committee is composed of five directors, each of whom is “independent” as defined in Section 121 of the AMEX Company Guide. The Audit Committee operates under a written charter approved by the Board of Directors on June 8, 2000, and as amended on March 8, 2001.

Management is responsible for Premier’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of Premier’s financial statements in accordance with the generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2002 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Discussions with Audit Committees, and the Audit Committee discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Premier’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 24, 2003.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Premier specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

The foregoing report has been furnished by the members of the Audit Committee.

Members of the Audit Committee

Neil W. Norton, Chairman

Barry J. Miles, Sr.

Michael J. Perrucci

HelenBeth Garofalo Vilcek

John A. Zebrowski

Independent Accountant

KPMG LLP was Premier’s independent auditors for the fiscal year ended December 31, 2002. Premier’s Board of Directors has reappointed KPMG LLP to continue as independent auditors for the fiscal year ending December 31, 2003. Representatives of KPMG LLP are expected to attend the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the annual meeting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Premier’s annual financial statements for 2002, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit related	$ 78,584
Financial information systems design and implementation	$ 0
All Other Fees:
Audit related fees (1)	$136,839
Other non-audit services (2)	$ 24,025
Total all other fees	$160,864

[1]	Audit related fees consisted principally of reviews of registration statements, issuances of consents and agreed upon procedures performed relating to a preferred stock offering.

[2]	Other non-audit fees consisted of tax compliance services.

Consideration of Non-Audit Services Provided by the Independent Accountant

The Audit Committee considered whether, and determined that, the services provided under other non-audit services are compatible with maintaining the auditor’s independence.

Executive Compensation

The following table summarizes the annual compensation awarded, paid to, or earned by, each of the named executive officers during the last three fiscal years.

Summary Compensation Table

		Annual Compensation		Long Term Compensation Payouts
Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	All Other Compensation ($)
Clark S. Frame Chairman of Premier and of Premier Bank	2002[2]	100,000	45,000	10,162[3]
John C. Soffronoff President and Chief Executive Officer of Premier and of Premier Bank	2002 2001 2000	168,000 139,523 133,010	45,000 32,000 15,000	18,610[4] 13,225[4] 13,908[4]
Bruce E. Sickel Treasurer of Premier and Senior Vice President and Chief Financial Officer of Premier Bank	2002 2001 2000	145,000 121,984 116,282	45,000 32,000 15,000	8,615[5] 9,054[5] 8,058[5]
John J. Ginley Secretary of Premier and Senior Vice President and Chief Loan Officer of Premier Bank	2002 2001 2000	167,823 155,250 147,992	45,000 32,000 15,000	9,643[6] 9,602[6] 9,232[6]

[1]	Salary adjustments were made on January 1 of each year.

[2]	Mr. Frame became a Premier Bank employee effective January 1, 2002. Mr. Frame had been a consultant to Premier Bank and Premier prior to January 1, 2002.

[3]	Includes bank contributions to the 401(k) Plan on behalf of Mr. Frame of $1,572; the payment of club dues in the amount of $3,790; and a car allowance for Mr. Frame of $4,800.

[4]	Includes bank contributions to the 401(k) Plan on behalf of Mr. Soffronoff of $6,000, $4,780 and $5,183 for 2002, 2001 and 2000, respectively; the payment of club dues in the amount of $7,810, $3,645 and $3,925 for 2002, 2001 and 2000 respectively; and a car allowance for Mr. Soffronoff, valued at $4,800 for each of 2002, 2001 and 2000.

[5]	Includes bank contributions to the 401(k) Plan on behalf of Mr. Sickel of $3,815, $4,254and $3,258 for 2002, 2001 and 2000, respectively; and a car allowance for Mr. Sickel, valued at $4,800 for each of 2002, 2001 and 2000.

[6]	Includes bank contributions to the 401(k) Plan on behalf of Mr. Ginley of $4,843, $4,802 and $4,432 for 2002, 2001 and 2000, respectively; and a car allowance for Mr. Ginley, valued at $4,800 for each of 2002, 2001 and 2000.

Exercises of Stock Options in Fiscal Year 2002 and Fiscal Year-End Option Values

The following table sets forth certain information relating to stock options held by the executives named in the Summary Compensation Table.

Aggregated Option/Sar Exercises In Last Fiscal Year

And Fy-End Option/Sar Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options/SARsat FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARs at FY-End ($)(2) Exercisable/Unexercisable
Clark S. Frame	—	—	19,019/0	170,649/0
John C. Soffronoff	7,160	66,164	34,965/0	329,303/0
Bruce E. Sickel	—	—	34,440/0	327,193/0
John J. Ginley	—	—	28,665/0	267,941/0

(1)	Based on the fair market value of the corporation’s common stock on exercise date.

(2)	The fair market value of the corporation’s common stock on December 31, 2002, was approximately $14.50 per share.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2002. Information is included for the equity compensation plans approved by Premier’s shareholders. Premier does not maintain any equity compensation plans not approved by Premier’s shareholders.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Premier Bancorp, Inc. shareholders(1)	303,748	$5.98	8,326
Equity compensation plans not approved by Premier Bancorp, Inc. shareholders	0	$ 0	0

(1)	Premier maintains an Incentive Stock Option Plan. The plan was approved by Premier’s shareholders. Please see the description of this plan below.

Change of Control Agreements

In March 1998, Premier, Premier Bank and executives John C. Soffronoff, John J. Ginley and Bruce E. Sickel entered into change of control agreements. The agreements define certain severance benefits Premier and Premier Bank will pay to the named executives in the event of a change of control. The benefits were granted in order to recognize the past and present service of the executives and to provide incentive for their continued valued service. The agreements continue until such time as either party gives the other written notice of termination of employment with, or without, cause. The agreements are not intended to affect the employment status of the executives in the absence of a change of control.

In the event of a change of control, the executives are entitled to receive a lump sum payment equal to two times their respective current annual direct salary at the earliest of four specified events. If, at the end of six months after the date of the change of control, none of the specified events have occurred, the executives shall no longer be entitled to the payments upon termination. The proposed transaction as described in this proxy statement/prospectus constitutes a change of control and thus, the executives will be entitled to certain payments. However, as part of the Agreement and Plan of Merger, John C. Soffronoff and John J. Ginley have agreed to waive their change of control payments and have instead entered into new employment contracts with Premier Bank. Bruce E. Sickel will receive his change of control payment. Please see the section entitled “Interests of Certain Persons in the Merger” on page 43 for further information.

Incentive Stock Option Plan

Premier maintains the Premier Bancorp, Inc. 1995 Incentive Stock Option Plan which it assumed in 1997 in connection with the bank’s reorganization into a holding company structure. Premier Bank’s shareholders approved the plan at the 1995 annual meeting in order to advance the development, growth and financial condition of Premier Bank. The bank originally reserved 100,000 shares under the plan, or 315,000 shares as of December 31, 2002, as adjusted for all stock dividends and splits. The plan provides for awards of qualified stock options and non-qualified stock options to officers and directors and is administered by the full Board of Directors. In 2002, Premier did not grant any qualified stock options or any non-qualified stock options under the plan.

Common Stock Purchase Options

In connection with the organization of Premier Bank in 1992, certain incorporators, directors and officers were issued common stock purchase options to purchase shares of the bank (which option obligations were assumed in 1997 by Premier pursuant to the reorganization and formation of the holding company). The options were exercisable for ten years after the date of grant. In April 1992, 105,122 common stock purchase options were issued (which figure has been adjusted to 486,497 to reflect all stock splits and dividends). All outstanding options were exercised prior to April 23, 2002.

401(k) Plan

Premier Bank maintains a 401(k) tax deferred retirement savings plan for employees. The plan has two features: an elective deferral feature and a savings plus feature. To be eligible to become a member of the plan, an employee must have completed at least six months service and attained age 21. All employee contributions vest immediately. Employer contributions vest equally over a three year period. The plan is subject to certain terms and restrictions imposed by the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act.

An eligible employee may choose the elective deferral feature of the plan by entering into an agreement with Premier Bank to defer current total compensation by up to 15% (unless otherwise limited by the 401(k) administrators). In 2002, Premier Bank matched this deferred compensation with a discretionary match which is currently set at 50%, up to 6% of the employee’s salary. The amount of the match, if any, is determined by Premier Bank each year.

During 2002, Premier Bank made a contribution of $102,058 to the plan. The amounts allocated to the four most highly compensated officers in 2002 were as follows (these amounts do not include the employee’s individual contribution): Mr. Frame, $1,572; Mr. Soffronoff $6,000; Mr. Sickel $3,815; and Mr. Ginley $4,843.

Compensation Committee Report on Executive Compensation

Premier’s Board of Directors governs Premier and its subsidiaries. In fulfilling its fiduciary duties, the Board of Directors endeavors to act in the best interests of Premier’s shareholders, customers, and the communities served by Premier and its subsidiaries. To accomplish Premier’s strategic goals and objectives, the Board of Directors engages competent persons, who undertake to accomplish these objectives with integrity and cost-effectiveness. The Board of Directors fulfills part of its strategic mission through the compensation of these individuals. Premier’s officers and directors are not compensated separately from Premier Bank.

The Board of Directors seeks to offer competitive compensation opportunities to all employees based on the individual’s contribution and personal performance. Premier Bank’s compensation committee administers the compensation program. The committee seeks to establish a fair compensation policy to govern the executive officers’ base salaries and incentive plans to attract and motivate competent, dedicated, and ambitious managers, whose efforts will enhance Premier Bank’s products and services and will result in improved profitability, increased dividends to the shareholders, and subsequent appreciation in the market value of Premier’s shares.

The Board reviews and annually approves the compensation of Premier Bank’s executives, including the Chairman, President, Chief Financial Officer, and Chief Lending Officer. As a guideline in determining base salaries, the committee uses information from the Executive Compensation review published by SNL Financial. Premier Bank uses a Northeast and Mid-Atlantic region peer group for banks in the range of $250-$500 million and $500-$1 billion range because of common industry issues and competition for the same executive talent group. This peer group may include some but not all of the financial institutions contained in Premier’s Performance Graph on page 64.

The Board of Directors does not deem Section 162(m) of the Internal Revenue Code to be applicable to Premier Bank at this time. The Board of Directors intends to monitor the future application of Section 162(m) to the compensation paid to its executive officers; and in the event that this section becomes applicable, the Board intends to amend its compensation policies to preserve the deductibility of the compensation payable under the policies.

Chief Executive Officer Compensation. The Board of Directors and compensation committee determined that the Chief Executive Officer’s 2002 base salary compensation of $168,000 was appropriate in light of the following 2001 Premier accomplishments: the continued growth in assets, deposits and loans, the continued successful completion of the annual business plan and record earnings.

No direct correlation exists between the Chief Executive Officer’s compensation, the Chief Executive Officer’s increase in compensation, and any of the above criteria, nor does the committee give any specific weight to any of the above individual criteria. The committee subjectively determines the increase in the Chief Executive Officer’s compensation based on a review of all relevant information.

Executive Officers’ Compensation. The Board of Directors increased the compensation of Premier Bank’s executive officers by approximately 17% over 2002 compensation, effective January 1, 2003. The Board determined these increases based on its subjective analysis of the individual’s contribution to the bank’s strategic goals and objectives. In determining whether the strategic goals have been achieved, the Board considers numerous factors, including the following: Premier’s performance as measured by earnings, revenues, return on equity, market share, total assets and non-performing loans. Although the Board measured the performance and increases in compensation in light of these factors, no direct correlation exists between any specific criteria and an employee’s compensation, nor does the Board, in its analysis, attribute specific weight to any such criteria. The Board makes a subjective determination after review of all relevant information, including the above.

General labor market conditions, the individual’s specific responsibilities and the individual’s contributions to Premier’s success influence total compensation opportunities available to the employees. The Board reviews individuals annually and strives to offer compensation that is competitive with that offered by employers of comparable size in the industry. Through its compensation policy, Premier strives to meet its strategic goals and objectives to its constituencies and provide compensation that is fair and meaningful to its executive officers.

In addition to base salary, the bank’s executive officers may participate in annual and long-term incentive plans, including the bank’s 401(k) plan.

The foregoing report has been furnished by the members of the Compensation Committee:

Members of the Compensation Committee

Richard F. Ryon, Chairman

Thomas E. Mackell

Neil W. Norton

Michael J. Perrucci

HelenBeth Garofalo Vilcek

John A. Zebrowski

Election Of Directors

Qualification and Nomination of Directors

Article IV, Section 1 of Premier’s bylaws authorizes the number of directors to be not less than 5 nor more than 25. The bylaws provide for three classes of directors with staggered three year terms of office. The Board of Directors may, from time to time, fix the number of directors and their respective classifications. The number of Board members is currently 18. The Board of Directors nominated the five persons named below to serve as Class 2 Directors until the 2006 annual meeting of shareholders or until their earlier death, resignation, or removal from office. All of the nominees are presently members of the Board of Directors and all have consented to serve another term as a director if re-elected. Pursuant to Premier’s bylaws, vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the Board of Directors then in office. The Board of Directors may select someone to fill a vacancy until the expiration of the term of the class of directors to which he or she was appointed.

In accordance with Premier’s bylaws, the Board of Directors is divided into three classes, as nearly equal in number as possible, known as Class 1, 2 and 3, whose terms expire at successive annual meetings. Therefore, the bylaws provide for a classified Board with staggered three year terms of office. Currently, Class 1 consists of seven directors, Class 2 consists of five directors, and Class 3 consists of six directors. Shareholders will elect five Class 2 Directors at the annual meeting to serve for three year terms that expire at Premier’s 2006 annual meeting. In the interim between annual meetings, the Board has the authority under the bylaws to increase or decrease the size of the Board and to fill vacancies.

The proxy holders intend to vote all proxies for the election of each of the five nominees named below, unless you indicate that your vote should be withheld from any or all of them. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until his or her death, resignation or retirement.

The Board of Directors proposes the following nominees for election as Class 2 Directors at the annual meeting:

•	John J. Ginley

•	Dr. Thomas E. Mackell

•	Neil W. Norton

•	Irving N. Stein

•	HelenBeth Garofalo Vilcek

The Board of Directors recommends that shareholders vote FOR the proposal to elect the five nominees listed above as Class 2 Directors.

Information as to Nominees and Directors

Set forth below, as of June 2, 2003, is the principal occupation and certain other information regarding the nominees and other directors whose terms of office will continue after the annual meeting. You will find information about their share ownership on page 61.

Class 1 Directors (to serve until 2005)

Daniel E. Cohen

Mr. Cohen, age 59, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1992. Mr. Cohen is a partner in the law firm of Laub, Seidel, Cohen & Hof, L.L.C. located in Easton, Pennsylvania.

Michael J. Perrucci

Mr. Perrucci, age 49, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1992. Mr. Perrucci is a partner in the law firm of Fishbein, Badillo, Wagner, Harding located in Phillipsburg, New Jersey.

Brian R. Rich

Mr. Rich, age 43, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1993. Mr. Rich is the President of Jack Rich, Inc., a fuel oil and energy company located in Gilberton, Pennsylvania. Mr. Rich has been a director of Schuylkill Energy Resources, located in Shenandoah, Pennsylvania since 1989.

Ezio U. Rossi

Mr. Rossi, age 73, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1994. Mr. Rossi was the former owner of Arctic Foods, Inc., a frozen food company located in Washington, New Jersey. He is currently retired.

Gerald Schatz

Mr. Schatz, age 68, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1992. Mr. Schatz is Chairman of Wordsworth Academy, Play and Learn Centers and Wyncote Academy, a child care and development company located in Fort Washington, Pennsylvania.

Bruce E. Sickel

Mr. Sickel, age 43, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1992. He is a Senior Vice President, the Chief Financial Officer and Treasurer of Premier and the bank.

John A. Zebrowski

Mr. Zebrowski, age 61, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1992. Mr. Zebrowski is the President of J. A. Z. Associates, a plastic resin dealer located in Doylestown, Pennsylvania.

Class 2 Directors (to serve until 2003)

and Nominees (to serve until 2006)

John J. Ginley

Mr. Ginley, age 60, has served as a member of Premier’s and Premier Bank’s Board of Directors since December 1999. Mr. Ginley is a Senior Vice President, Chief Loan Officer and Secretary of Premier and of Premier Bank.

Dr. Thomas E. Mackell

Dr. Mackell, age 57, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1992. Dr. Mackell is a surgeon with his medical offices located in Doylestown, Pennsylvania.

Neil W. Norton

Mr. Norton, age 57, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1992. Mr. Norton is the President of Norton Oil Company, a home heating oil company located in Phillipsburg, New Jersey.

Irving N. Stein

Mr. Stein, age 53, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1992. Mr. Stein is the Vice President of Keystone Motors, Inc., a car dealership located in Doylestown and Berwyn, Pennsylvania.

HelenBeth Garofalo Vilcek

Ms. Garofalo Vilcek, age 45, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1992. Ms. Garofalo Vilcek is a real estate broker located in Bangor, Pennsylvania.

Class 3 Directors (to serve until 2004)

Clark S. Frame

Mr. Frame, age 52, has served as the Chairman of Premier’s Board of Directors since 1997 and as a director and Chairman of Premier Bank since 1992. Mr. Frame served as a consultant to Premier Bank from 1992 to 2002 and to Premier from 1997 to 2002. Mr. Frame became an employee of Premier Bank effective January 1, 2002.

Barry J. Miles, Sr.

Mr. Miles, age 53, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1992. Mr. Miles serves as Vice Chairman of the Board of Premier and of Premier Bank. Mr. Miles is a realtor in Easton, Pennsylvania.

Dr. Daniel A. Nesi	Dr. Nesi, age 65, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1992. Dr. Nesi is a surgeon with his medical offices located in Doylestown, Pennsylvania.

Thomas M. O’Mara

Mr. O’Mara, age 50, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1992. Mr. O’Mara is the owner of Master Gardener, a textiles company located in Yardley, Pennsylvania and Spartenberg, South Carolina.

Richard F. Ryon

Mr. Ryon, age 52, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1993. Mr. Ryon is a partner in Richard B. Ryon Insurance, an insurance agency located in Pottsville, Pennsylvania.

John C. Soffronoff

Mr. Soffronoff, age 56, has served as a member of Premier’s Board of Directors since 1997 and of Premier Bank since 1992. Mr. Soffronoff is the President and Chief Executive Officer of Premier and of Premier Bank.

Security Ownership Of Certain Beneficial Owners And Management

Principal Shareholders

The following table sets forth, as of June 2, 2003, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than 5% of Premier’s outstanding common stock, the number of shares beneficially owned by such person and the percentage of Premier’s outstanding common stock so owned.

Name and Address	Shares Beneficially Owned	Percent of Outstanding Common Stock Beneficially Owned
Clark S. Frame c/o Premier Bancorp, Inc. 379 N. Main Street Doylestown, PA 18901	194,862	5.35%

Share Ownership by the Directors and Executive Officers

The following table sets forth the beneficial ownership of shares of Premier’s common stock, as well as all other Premier stock-based holdings, by the current directors and the executive officers and the directors and executive officers as a group, as of June 2, 2003. Unless otherwise indicated, all shares are held individually.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership(1)		Percentage of Class
Daniel E. Cohen	98,629	(2)	2.71%
Clark S. Frame	194,862	(3)	5.35%
John J. Ginley	72,116	(4)	1.98%
Dr. Thomas E. Mackell(20)	76,320	(5)	2.10%
Barry J. Miles, Sr.	60,174	(6)	1.65%
Dr. Daniel A. Nesi	127,877	(7)	3.51%
Neil W. Norton	43,722	(8)	1.20%
Thomas M. O’Mara(20)	59,154	(9)	1.63%
Michael J. Perrucci	56,113	(10)	1.54%
Brian R. Rich	110,936	(11)	3.05%
Ezio U. Rossi	136,481		3.75%
Richard F. Ryon	109,197	(12)	3.00%
Gerald Schatz	123,871	(13)	3.40%
Bruce E. Sickel	59,058	(14)	1.62%
John C. Soffronoff	60,075	(15)	1.65%
Irving N. Stein	77,136	(16)	2.12%
HelenBeth Garofalo Vilcek	47,207	(17)	1.30%
John A. Zebrowski	116,449	(18)	3.20%
All Officers and Directors as a Group (18 persons in total)	1,629,377	(19)	44.77%

(1)	The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities over which the individual has or shares voting or investment power, or has the right to acquire beneficial ownership within 60 days after June 2, 2003. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Includes 33,368 shares held jointly with Mr. Cohen’s spouse; 31,878 in Laub, Seidel, Cohen & Hof profit sharing plan f/b/o Daniel Cohen; 18,191 shares held solely by Mr. Cohen’s spouse; and 15,192 exercisable stock options.

(3)	Includes 16,900 shares held individually; 100,458 shares held jointly with Mr. Frame’s spouse; 12,600 shares held as custodian for minor sons; 14,700 shares held as Trustee of Clark C. Frame Trust; 10,395 shares held as Trustee of CCF Trust for John M. Frame; 10,395 shares held as Trustee of CCF Trust for Martha Jackson; 10,395 shares held as Trustee of CCF Trust for David C. Frame; and 19,019 exercisable stock options.

(4)	Includes 28,665 shares held solely by Mr. Ginley; and 43,451 shares held jointly with Mr. Ginley’s spouse.

(5)	Includes 39,966 shares held individually; 8,662 shares held jointly with Dr. Mackell’s spouse; 18,375 held by Thomas E. Mackell, M.D. Ltd. Profit Sharing Plan; and 9,317 exercisable stock options.

(6)	Includes 22,585 shares held individually; 32,760 shares held jointly with Mr. Miles’ spouse; and 4,829 exercisable stock options.

(7)

Includes 69,466 shares held individually; 37,720 shares held as Trustee for Daniel A. Nesi, M.D. Assoc.; 2,484 shares held as custodian for Paolo Sierra; 2,604 shares held as custodian for Diego Sierra; and 15,603 exercisable stock options.

(8)	Includes 31,359 shares held individually; 2,358 shares held jointly with Mr. Norton’s spouse; 105 shares held as custodian for a minor son; and 9,900 exercisable stock options.

(9)	Includes 1,386 shares held individually; 45,946 shares held jointly with Mr. O’Mara’s spouse; 1,386 shares held in Mr. O’Mara’s spouse’s IRA; and 10,436 exercisable stock options.

(10)	Includes 35,000 shares held individually; 6,000 shares held by Mr. Perrucci’s son; 6,000 shares held by Mr. Perrucci’s daughter; and 9,113 exercisable stock option.

(11)	Includes 65,810 shares held individually; 9,712 shares held by Morca Steam Heat Co.; 17,325 shares held by Waste Management & Processors, Inc.; 8,662 shares held by B-D Mining Co.; and 9,427 exercisable stock options.

(12)	Includes 50,083 shares held individually; 49,938 shares held as partner of Ryon & Co.; and 9,176 exercisable stock options.

(13)	Includes 9,791 exercisable stock options.

(14)	Includes 14,242 shares held individually; 6,912 shares held jointly with Mr. Sickel’s spouse; 3,464 shares held as Custodian for his children; and 34,440 exercisable stock options.

(15)	Includes 26,957 shares held individually; 28,768 shares held jointly with Mr. Soffronoff’s spouse; 2,820 shares held in Mr. Soffronoff’s spouse’s IRA; and 1,890 exercisable stock options.

(16)	Includes 61,206 shares held individually; 1,574 shares held jointly with Mr. Stein’s spouse; 5,196 shares held by Mr. Stein as custodian for his sons pursuant to the Uniform Gift to Minors Act; and 9,160 exercisable stock options.

(17)	Includes 32,876 shares held individually; 4,605 shares held in Ms. Garofalo Vilcek’s spouse’s IRA; and 9,726 exercisable stock options.

(18)	Includes 9,726 exercisable stock options.

(19)	Percentages assume that all options exercisable within 60 days of March 31, 2003 have been exercised. Therefore, on a pro forma basis, 3,639,685 shares would be outstanding.

(20)	Directors Mackell and O’Mara are brothers-in-law.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Premier’s officers and directors, and persons who own more than 10% of the registered class of Premier’s equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish Premier with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of Forms 3, 4 and 5 and amendments thereto received by it, or written representations from the reporting persons that no Forms 5 were required for those persons, Premier believes that during the period from January 1, 2002, through December 31, 2002, its officers and directors complied with all applicable filing requirements, except for Director HelenBeth Garofalo Vilcek, who inadvertently filed one Form 4 late to report two transactions.

Performance Graph

The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement/prospectus into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Acts.

The graph compares Premier’s stock performance from January 1, 2000, through December 31, 2002, against the performance of the S&P 500 Total Return Index and the SNL AMEX Bank Index for the same period. The graph shows the cumulative investment return to shareholders, based on the assumption that a $100 investment was made on December 31, 1999, in each of the corporation’s common stock, the S&P 500 Total Return Index and the SNL AMEX Bank Index, and that all dividends were reinvested in such securities over the past three fiscal years. Shareholder return shown on the graph below is not necessarily indicative of future performance.

Annual Report

A copy of Premier’s annual report on Form 10-K for its fiscal year ended December 31, 2002, is enclosed with this proxy statement/prospectus. A representative of KPMG LLP, the independent auditors who examined the financial statements in the annual report, will attend the meeting. The representative will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate shareholder questions concerning the annual report. Premier specifically incorporates the following sections of its annual report on Form10-K, as filed with the SEC on March 24, 2003, into this proxy statement/prospectus: Item 1, Description of Business; Item 6, Selected Financial Data; Item 8, Financial Statements and Supplementary Data; Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations; and Item 7A, Quantitative and Qualitative Disclosures About Market Risk.

ADJOURNMENT

In the event that Premier does not have sufficient votes for a quorum or to approve the merger agreement at the annual meeting, Premier intends to adjourn the meeting to permit further solicitation of proxies. The Board of Directors of Premier recommends that shareholders vote their proxies in favor of the adjournment proposal so that their proxies may be used to vote for an adjournment if necessary. The proxy holders will vote properly executed proxies in favor of the adjournment proposal unless the proxies indicate otherwise. If Premier adjourns the annual meeting, Premier will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the annual meeting.

COMPARISON OF SHAREHOLDER RIGHTS

If Fulton and Premier complete the merger, shareholders of Premier automatically will become shareholders of Fulton, and their rights as shareholders will be determined by the Pennsylvania Business Corporation Law of 1988, and by Fulton’s Articles of Incorporation and Bylaws. The following is a summary of material differences between the rights of holders of Fulton common stock and the rights of holders of Premier common stock. These differences arise from differing provisions of the Articles of Incorporation and Bylaws of Fulton and Premier and from the existence of Fulton’s Shareholder Rights Plan.

The most significant differences are:

•	Fulton has adopted a Shareholder Rights Plan, which provides Fulton’s shareholders with certain stock-related rights in the event of a hostile takeover but may have the effect of discouraging such a takeover, while Premier has not adopted any such plan; and

A comparison of Premier common stock and Fulton common stock and the rights of their respective holders follows:

	Premier	Fulton Financial
Title	Common Stock, $0.33 par value per share	Common Stock, $2.50 par value per share

Shares Authorized	30,000,000	400,000,000

Shares Issued & Outstanding	3,417,515 as of March 31, 2003	105,658,749 as of March 31, 2003

Preemptive Rights	No	No

Classification of Board of Directors	Board of Directors divided into three classes with three year terms; approximately one-third of directors elected each year.	Board of Directors divided into three classes with three year terms; approximately one-third of directors elected each year.

	Premier	Fulton Financial
Voting: Election of Directors	Cumulative	Non-cumulative

Voting: Other Matters	One vote for each share owned of record.	One vote for each share owned of record.

Shareholder Rights Plan	No	Yes

Dissenters’ Rights	Not generally available	Not generally available

Dividend Reinvestment Plan	No	Yes

Market	Listed on the American Stock Exchange	Listed for quotation on NASDAQ National Market

Registered under 1934 Act	Yes	Yes

Limitation of Liability of Directors for Monetary Damages	Yes	Yes

Indemnification of Directors, Officers and Employees	Yes	Yes

Transactions with 10% or more Beneficial Owners	No	85% affirmative shareholder vote; reduced to 66- 2/3% if certain conditions are met

Approval of Major Transactions	Affirmative vote of holders of 66 2/3% of outstanding shares	2/3 of votes cast at shareholders meeting

Amendment of Articles of Incorporation	Affirmative vote of 66 2/3% of outstanding shares

Provisions regarding required vote for business combinations and other major transactions, removal of directors, amendment of articles and certain other provisions require either: (i) affirmative vote of holders of 85% of voting power; or (ii) approval of a majority of directors and continuing directors and affirmative vote of 66- 2/3 of holders of voting power; otherwise: (i) majority of directors and affirmative vote of holders of a majority of voting power or (ii) affirmative vote of holders of 85% of voting power.

Qualification of Directors	Must be a shareholder; 2/3 of the number of directors must be Pennsylvania residents	No special ownership requirements

	Premier	Fulton Financial
Authorized Class of Preferred Stock

Yes. 20,000,000 shares, with or without par value, which can be issued under terms and conditions to be determined by the Board of Directors.

552,000 shares of Series A, Preferred Stock, no par value, issued and outstanding as of March 31, 2003

Yes. 10,000,000 shares, without par value which can be issued under terms and conditions to be determined by the Board of Directors

Right of Shareholders to call an Annual meeting	Yes. If the Board of Directors does not call and hold an annual meeting during the calendar year	No

Right of Shareholders to call a Special Meeting	Yes. By the holders of not less than 1/5 of all shares entitled to vote	No

Shareholder Inspection Rights	General	General

Right of Shareholders to act by Written Consent	Yes	No

EXPERTS

The consolidated financial statements of Fulton Financial Corporation and subsidiaries as of and for the year ended December 31, 2002, included in Fulton’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by KPMG LLP, independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. The financial statements of Fulton for the years ended December 31, 2001 and 2000 were audited by other auditors who have ceased operations. Those auditors’ report, dated January 22, 2002 on those financial statements was unqualified and included an explanatory note that they did not audit the financial statements of Drovers Bancshares Corporation, a company acquired during 2001 in a transaction accounted for as a pooling of interest.

The consolidated financial statements of Premier Bancorp, Inc. as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002, included in Premier’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

LEGAL MATTERS

Barley, Snyder, Senft & Cohen, LLC will pass on the validity of the Fulton common stock issued in the merger, and certain federal income tax consequences of the merger.

Shumaker Williams, P.C., Harrisburg, Pennsylvania, has acted as special counsel to Premier in connection with the merger.

OTHER MATTERS

The Board of Directors knows of no matters other than those described in this proxy statement or referred to in the accompanying Notice of annual meeting of Shareholders that may be presented at the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the proxy holders will vote the proxies in the manner they determine to be in the corporation’s best interest.

SHAREHOLDER PROPOSALS

Because Premier and Fulton anticipate that the merger will be completed no later than the third quarter of 2003, Premier does not anticipate holding a 2004 annual meeting of Premier shareholders. In the event the merger is not completed, and such a meeting is held, any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in Premier’s proxy statement for its 2004 annual meeting of Shareholders should have delivered the written proposal to the President of Premier at its principal executive offices, 379 North Main Street, Doylestown, Pennsylvania 18901, by December 12, 2003. If a shareholder proposal is submitted to the corporation after that date, it is considered untimely and, although the proposal may be considered at the annual meeting, it may not be included in the corporation’s 2004 proxy statement. Article IV, Section 2 of the corporation’s bylaws requires that a shareholder deliver a notice of nomination for election to the Board of Directors to the President not less than 14 or more than 50 days in advance of a shareholders’ meeting called for the election of directors.

WHERE YOU CAN FIND MORE INFORMATION

Fulton and Premier are subject to the informational requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements and other information that Fulton and/or Premier files at the Securities and Exchange Commission’s public reference rooms at:

•	450 Fifth Street, N.W., Washington, D.C. 20549

•	Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661

You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Fulton’s and Premier’s Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s Internet site at http://www.sec.gov. You can also inspect reports, proxy statements and other information concerning Fulton at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, or concerning Premier at the offices of The American Stock Exchange, 86 Trinity Place, New York, NY 10006. Additionally, Premier’s Internet site is www.premierbankonline.com.

Fulton filed a Registration Statement on Form S-4 (No. 333-104268) to register with the Securities and Exchange Commission the Fulton common stock issuable to Premier shareholders in the merger. This document is a part of that Registration Statement and constitutes a prospectus of Fulton in addition to being a proxy statement of Premier for the annual meeting. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

INCORPORATION BY REFERENCE

Some of the information that you may want to consider in deciding how to vote with respect to the merger is not physically included in this document, but rather is “incorporated by reference” to documents that have been filed by Fulton and Premier with the Securities and Exchange Commission. As permitted by the SEC, the following documents are incorporated by reference in this document.

Documents filed by Fulton (SEC File No. 0-10587):

•	Annual Report on Form 10-K filed March 27, 2003, for the year ended December 31, 2002.

•	Current Report on Form 8-K filed January 16, 2003.

•	Current Report on Form 8-K filed February 4, 2003.

•	Current Report on Form 8-K/A filed February 14, 2003.

•	Current Report on Form 8-K filed April 15, 2003.

•	Current Report on Form 8-K filed April 16, 2003.

•	The description of Fulton common stock contained in Fulton’s registration statement on Form 8-A, dated July 3, 1989, and any amendment or reports filed for purposes of updating such description.

Documents filed by Premier (SEC File No. 1-15513):

•	Annual Report on Form 10-K filed March 24, 2003, for the year ended December 31, 2002.

•	Current Report on Form 8-K filed January 21, 2003.

•	Current Report on Form 8-K filed April 23, 2003.

•	The description of Premier common stock contained in Premier’s registration statement on Form S-4, filed August 22, 1997 and amended on September 9, 1997, and any amendment or reports filed for purposes of updating such description.

All documents filed by Fulton and Premier pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the annual meeting are also are incorporated by reference into this document and will be deemed to be a part hereof from the date of filing of such documents.

Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained herein (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement.

We may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Securities and Exchange Commission. Documents incorporated by reference are available from Fulton and/or Premier without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. Premier shareholders may obtain documents incorporated by reference in this document, with respect to Fulton, by requesting them in writing or by telephone from: Fulton Financial Corporation, One Penn Square, Lancaster, PA 17604, Attention: George R. Barr, Jr. (telephone number (717) 291-2411), and with respect to Premier, by requesting them in writing or by telephone from: Premier Bancorp, Inc., 379 North Main Street, Doylestown, PA 18901, Attention: John J. Ginley, Secretary (telephone number (215) 345-5100). In order to ensure timely delivery of such documents, any request should be made by July 2, 2003.

All information contained or incorporated by reference in this document relating to Fulton and its subsidiaries has been supplied by Fulton. All information contained or incorporated by reference in this document relating to Premier and its subsidiaries has been supplied by Premier.

Exhibit “A”

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

PREMIER BANCORP, INC.

AND

FULTON FINANCIAL CORPORATION

JANUARY 16, 2003

Section 11.8 Entire Agreement	48

INDEX OF SCHEDULES

Schedule 2.3	Premier Options

Schedule 3.7	Undisclosed Liabilities

Schedule 3.8	Changes

Schedule 3.9	Dividends, Distributions and Stock Purchases

Schedule 3.10	Taxes

Schedule 3.11	Title to and Condition of Assets

Schedule 3.12	Contracts

Schedule 3.13	Litigation and Governmental Directives

Schedule 3.14	Compliance with Laws; Governmental Authorizations

Schedule 3.15	Insurance

Schedule 3.16	Financial Institutions Bonds

Schedule 3.17	Labor Relations and Employment Agreements

Schedule 3.18	Employee Benefit Plans

Schedule 3.19	Related Party Transactions

Schedule 3.20	Finders

Schedule 3.22	Environmental Matters

Schedule 3.26	Loan Portfolio

Schedule 3.27	Investment Portfolio

Schedule 3.29	Regulatory Agreements

Schedule 4.5	Subsidiaries

Schedule 4.7	Undisclosed Liabilities

Schedule 4.8	Dividends, Distributions and Stock Purchases

Schedule 4.9	Litigation and Governmental Directives

Schedule 4.10	Compliance with Laws; Governmental Authorizations

Schedule 4.14	Environmental Matters

Schedule 4.19	Taxes

Schedule 5.1 (xxi)	Pending and Contemplated Applications

Schedule 6.11	Current Premier Directors Fees

v

INDEX OF EXHIBITS

Exhibit A	Form of Warrant Agreement

Exhibit B	Form of Warrant

Exhibit C	Form of Voting Agreement

Exhibit D	Form of Employment Agreements

Exhibit E	Form of Opinion of Premier’s Counsel

Exhibit F	Form of Opinion of Fulton’s Counsel

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER made as of the 16th day of January, 2003, by and between FULTON FINANCIAL CORPORATION, a Pennsylvania business corporation having its administrative headquarters at One Penn Square, P. O. Box 4887, Lancaster, Pennsylvania 17604 (“Fulton”), and PREMIER BANCORP, INC., a Pennsylvania business corporation having its administrative headquarters at 379 North Main Street, Doylestown, Pennsylvania 18901 (“Premier”)

BACKGROUND:

Fulton is a financial holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Premier is a financial holding company registered under the BHC Act which is the parent of Premier Bank. In addition to Premier Bank, Premier has four directly-owned subsidiaries: PBI Capital Trust, Premier Capital Trust II, Lenders Abstract, LLC and Premier Bank Insurance Services, LLC. Premier Bank and all of such subsidiaries are collectively referred to herein as the “Premier Subsidiaries”. Fulton and Premier wish to merge with each other, resulting in Premier Bank becoming a subsidiary of Fulton. Subject to the terms and conditions of this Agreement, the foregoing transaction will be accomplished by means of a merger (the “Merger”) in which (i) Premier will be merged with and into Fulton, (ii) Fulton will survive the Merger, and (iii) all of the outstanding shares of the common stock of Premier, $0.33 par value per share (“Premier Common Stock”), will be converted into shares of the common stock of Fulton, par value $2.50 per share (“Fulton Common Stock”).

Simultaneously with the execution of this Agreement, the parties are entering into a Warrant Agreement in substantially the form of Exhibit A attached hereto (the “Warrant Agreement”), which provides for the delivery by Premier of a warrant in substantially the form of Exhibit B attached hereto (the “Warrant”) entitling Fulton to purchase shares of the Premier Common Stock in certain circumstances. In addition, Premier has obtained voting agreements in the form of Exhibit C attached hereto, from the directors and executive officers listed on Exhibit C, who have agreed to vote shares of voting capital stock beneficially owned by them in Premier in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto (collectively, the “Voting Agreements”).

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I—THE MERGER

Subject to the terms and conditions of this Agreement, Premier shall merge with and into Fulton in accordance with the following:

Section 1.1 Merger. At the Effective Time (as defined in Section 9.2 herein) (i) Premier shall merge with and into Fulton pursuant to the provisions of the Pennsylvania Business

Corporation Law of 1988, as amended (the “BCL”), whereupon the separate existence of Premier shall cease and Fulton shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”), and (ii) the Premier Common Stock will be converted into Fulton Common Stock pursuant to the provisions of Article II hereof.

Section 1.2 Name. The name of the Surviving Corporation shall be “Fulton Financial Corporation”. The address of the principal office of the Surviving Corporation will be One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604.

Section 1.3 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Fulton as in effect at the Effective Time.

Section 1.4 Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of Fulton as in effect at the Effective Time.

Section 1.5 Directors and Officers. The directors and officers of the Surviving Corporation shall be the directors and officers of Fulton in office at the Effective Time. Each of such directors and officers shall serve until such time as his successor is duly elected and has qualified.

ARTICLE II—CONVERSION OF SHARES AND EXCHANGE OF STOCK CERTIFICATES

Section 2.1 Conversion of Shares. At the Effective Time (as defined in Section 9.2 herein) the shares of Premier Common Stock then outstanding shall be converted into shares of Fulton Common Stock, as follows:

(a) General. Subject to the provisions of Sections 2.1(b), 2.1(c) and 2.1(d) herein, each share of Premier Common Stock issued and outstanding immediately before the Effective Time, shall, at the Effective Time, be converted into and become without any action on the part of the holder thereof, and Fulton shall issue, 1.34 (such number, as it may be adjusted under Section 2.1(b) herein, the “Conversion Ratio”) shares of Fulton Common Stock and the corresponding number of rights associated therewith pursuant to the Rights Agreement dated June 20, 1989, as amended and restated as of April 27, 1999, between Fulton and Fulton Bank (the “Fulton Rights Agreement”). Each share of Premier Common Stock to be converted into Fulton Common Stock pursuant to this Section 2.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, and be canceled, and each holder of share certificates evidencing shares of Premier Common Stock converted into Fulton Common Stock pursuant to this Section 2.1 shall thereafter cease to have any rights with respect to the shares represented thereby, except the right to receive the Fulton Common Stock therefor, without interest thereon, upon the surrender of the share certificates evidencing the Premier Common Stock in accordance with Section 2.2 hereof.

(b) Antidilution Provision. In the event that Fulton shall at any time before the Effective Time: (i) issue a dividend in shares of Fulton Common Stock, (ii) combine the outstanding shares of Fulton Common Stock into a smaller number of shares, or (iii)

2

subdivide the outstanding shares of Fulton Common Stock into a greater number of shares, then the Conversion Ratio shall be proportionately adjusted (calculated to four decimal places), so that each Premier shareholder shall receive at the Effective Time, in exchange for his shares of Premier Common Stock, the number of shares of Fulton Common Stock as would then have been owned by him if the Effective Time had occurred before the record date of such event (For example, if Fulton were to declare a five percent (5%) stock dividend after the date of this Agreement and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 1.34 shares to 1.407 shares).

(c) No Fractional Shares. No fractional shares of Fulton Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which he would otherwise be entitled, each former shareholder of Premier shall receive in cash an amount equal to the fair market value of his fractional interest, which fair market value shall be determined by multiplying such fraction by the Closing Market Price (as defined in Section 2.1(e) herein).

(d) Cancelled Premier Shares. Notwithstanding the provisions of Section 2.1(a) herein, the following shares of Premier Common Stock shall not be converted into Fulton Common Stock, and shall be cancelled, at the Effective Time: (i) shares of Premier Common Stock then owned by Fulton or any direct or indirect subsidiary of Fulton (except for trust account shares or shares acquired in connection with debts previously contracted); and (ii) shares of Premier Common Stock owned by Premier or any direct or indirect subsidiary of Premier (except for trust account shares or shares acquired in connection with debts previously contracted).

(e) Closing Market Price. For purposes of this Agreement, the “Closing Market Price” shall be the average of the per share closing price for Fulton Common Stock, calculated to two decimal places, for the ten (10) consecutive trading days immediately preceding the date which is two (2) business days before the Effective Date (as such term is defined in Section 9.2 herein), as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the foregoing period of ten (10) trading days being hereinafter sometimes referred to as the “Price Determination Period.” (For example, if July 1, 2003 were to be the Effective Date, then the Price Determination Period would be June 13, 16, 17, 18, 19, 20, 23, 24, 25 and 26, 2003). In the event that NASDAQ shall fail to report a closing price for Fulton Common Stock for any trading day during the Price Determination Period, the closing price for that day shall be equal to the average of the closing bid and asked prices as quoted: (i) by F. J. Morrissey & Company, Inc. and by Ryan, Beck & Co.; or (ii) in the event that both of these firms are not then making a market in Fulton Common Stock, by two brokerage firms then making a market in Fulton Common Stock to be selected by Fulton and approved by Premier.

Section 2.2 Exchange of Stock Certificates. Premier Common Stock certificates shall be exchanged for Fulton Common Stock certificates in accordance with the following procedures:

3

(a) Exchange Agent. The transfer agent of Fulton shall act as exchange agent (the “Exchange Agent”) to receive Premier Common Stock certificates from the holders thereof and to exchange such stock certificates for Fulton Common Stock certificates and (if applicable) to pay cash for fractional shares of Fulton Common Stock pursuant to Section 2.1(c) herein. Fulton shall cause the Exchange Agent on or promptly, but no later than three (3) business days after receipt of a final shareholder list following the Effective Date, to mail to each former shareholder of Premier a notice specifying the procedures to be followed in surrendering such shareholder’s Premier Common Stock certificates.

(b) Surrender of Certificates. As promptly as possible after receipt of the Exchange Agent’s notice, each former shareholder of Premier shall surrender his Premier Common Stock certificates to the Exchange Agent; provided, that if any former shareholder of Premier shall be unable to surrender his Premier Common Stock certificates due to loss or mutilation thereof, he may make a constructive surrender by following procedures comparable to those customarily used by Fulton for issuing replacement certificates to Fulton shareholders whose Fulton Common Stock certificates have been lost or mutilated. Upon receiving a proper actual or constructive surrender of Premier Common Stock certificates from a former Premier shareholder, the Exchange Agent shall issue to such shareholder, in exchange therefor, a Fulton Common Stock certificate representing the whole number of shares of Fulton Common Stock into which such shareholder’s shares of Premier Common Stock have been converted in accordance with this Article II, together with a check in the amount of any cash to which such shareholder is entitled, pursuant to Section 2.1(c) herein, in lieu of the issuance of a fractional share.

(c) Dividend Withholding. Dividends, if any, payable by Fulton after the Effective Time to any former shareholder of Premier who has not prior to the payment date surrendered his Premier Common Stock certificates may, at the option of Fulton, be withheld. Any dividends so withheld shall be paid, without interest, to such former shareholder of Premier upon proper surrender of his Premier Common Stock certificates.

(d) Failure to Surrender Certificates. All Premier Common Stock certificates must be actually or constructively (as referenced in (b) above) surrendered to the Exchange Agent within two (2) years after the Effective Date. In the event that any former shareholder of Premier shall not have properly surrendered his Premier Common Stock certificates within two (2) years after the Effective Date, the shares of Fulton Common Stock that would otherwise have been issued to him may, at the option of Fulton, be sold and the net proceeds of such sale, together with the cash (if any) to which he is entitled in lieu of the issuance of a fractional share and any previously accrued dividends, shall be held by the Exchange Agent in a noninterest bearing account for his benefit. From and after any such sale, the sole right of such former shareholder of Premier shall be the right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such net proceeds, cash and accumulated dividends shall be paid to such former shareholder of Premier, without interest, upon proper actual or constructive surrender of his Premier Common Stock certificates.

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(e) Expenses. All costs and expenses associated with the foregoing surrender and exchange procedure shall be borne by Fulton.

Section 2.3 Treatment of Outstanding Premier Options.

(a) At the Effective Time, each holder of an option (collectively, “Premier Options”) to purchase shares of Premier Common Stock that (i) is outstanding at the Effective Time, (ii) has been granted pursuant to the Premier Bancorp, Inc. 1995 Incentive Stock Option Plan (collectively, the “Premier Stock Option Plan”) or otherwise granted by the Premier Board of Directors and evidenced by stock option agreements but not pursuant to any Premier Stock Option Plan; and (iii) would otherwise survive the Effective Time shall be entitled to receive, in substitution for such Premier Option, an option to acquire shares of Fulton Common Stock on the terms set forth below (each Premier Option as substituted, a “Fulton Stock Option”).

(b) A Fulton Stock Option shall be a stock option to acquire shares of Fulton Common Stock with the following terms: (i) the number of shares of Fulton Common Stock which may be acquired pursuant to such Fulton Stock Option shall be equal to the product of the number of shares of Premier Common Stock covered by the Premier Option multiplied by the Conversion Ratio, provided that any fractional share of Fulton Common Stock resulting from such multiplication shall be rounded to the nearest whole share; (ii) the exercise price per share of Fulton Common Stock shall be equal to the exercise price per share of Premier Common Stock of such Premier Option, divided by the Conversion Ratio, provided that such exercise price shall be rounded to the nearest whole cent; (iii) the duration and other terms of such Fulton Stock Option shall be identical to the duration and other terms of such Premier Option, except that all references to Premier shall be deemed to be references to Fulton and its affiliates, where the context so requires and shall remain exercisable until the stated expiration date of the corresponding Premier Option; (iv) Fulton shall assume such Premier stock option, whether vested or not vested, as contemplated by Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and (v) to the extent Premier Options qualify as incentive stock options under Section 422 of the Code, the Fulton Stock Options exchanged therefor shall also so qualify. Subject to the Fulton Stock Options and the foregoing, the Premier Stock Option Plans and all options or other rights to acquire Premier Common Stock issued thereunder shall terminate at the Effective Time. Fulton shall not issue or pay for any fractional shares otherwise issuable upon exercise of a Fulton Stock Option.

(c) Prior to the Effective Time, Fulton shall take appropriate action to reserve for issuance and, if not previously registered pursuant to the Securities Act of 1933, as amended (the “1933 Act”), register the number of shares of Fulton Common Stock necessary to satisfy Fulton’s obligations with respect to the issuance of Fulton Common Stock pursuant to the exercise of Fulton Stock Options and under Section 2.3.

(d) Prior to the Effective Time (to the extent required as determined by Fulton or Premier under applicable law, the terms of the Premier Stock Option Plan or otherwise),

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Fulton shall receive agreements from each holder of a Premier Option, pursuant to which each such holder agrees to accept a Fulton Stock Option in substitution for the Premier Option, as of the Effective Time.

(e) Schedule 2.3 sets forth a listing of each Premier Option as of the date of this Agreement (copies of which have been provided to Fulton), including the optionee, date of grant, shares of Premier Common Stock subject to such Option, the exercise price of such Option, expiration date, classification as an incentive stock option or a nonqualified stock option, vesting schedule and any special features thereof.

Section 2.4 Reservation of Shares. Fulton agrees that (i) prior to the Effective Time it will take appropriate action to reserve a sufficient number of authorized but unissued shares of Fulton Common Stock to be issued in accordance with this Agreement, and (ii) at the Effective Time, Fulton will issue shares of Fulton Common Stock to the extent set forth in, and in accordance with, this Agreement.

Section 2.5 Taking Necessary Action. Fulton and Premier shall take all such actions as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated hereby including, without limitation, providing information necessary for preparation of any filings needed to obtain the regulatory approvals required to consummate the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Fulton with full title to all properties, assets, rights, approvals, immunities and franchises of Premier, the officers and directors of Premier, at the expense of Fulton, shall take all such necessary action.

Section 2.6 Press Releases, Etc. Fulton and Premier agree that all press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require mutual approval by Fulton and Premier, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to obtain such approval.

Section 2.7 Fulton Common Stock. Each share of Fulton Common Stock that is issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of Fulton Common Stock, and each holder thereof shall retain his rights therein. The holders of the shares of Fulton Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of Fulton Common Stock.

Section 2.8 No Dissenters’ Rights. Pursuant to Section 1571(b)(1)(i) of the BCL, the shareholders of Premier shall not be entitled to exercise dissenters’ rights under the provisions of Subchapter D of Chapter 15 of the BCL.

Section 2.9 Premier Preferred Stock. The outstanding shares of Premier’s Series A 9.25% Non-Cumulative Perpetual Preferred Stock (the “Premier Preferred Stock”) shall not be converted into Fulton Common Stock as part of the Merger. As set forth in Section 7.2(e) herein, all of the outstanding shares of the Premier Preferred Stock shall be redeemed as of or

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prior to the Effective Time in accordance with Sections 7 and 8 of the terms of the Premier Preferred Stock.

Section 2.10 Certain Actions. Prior to the Effective Time, Fulton and Premier shall take all such steps as may be required to cause any dispositions of shares of Premier Common Stock (including derivative securities with respect to such shares) resulting from the transactions contemplated by Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), with respect to Premier to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF PREMIER

Premier represents and warrants to Fulton, as of the date of this Agreement, as follows:

Section 3.1 Authority. The execution and delivery of this Agreement, the Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein have been authorized by the Board of Directors of Premier (its Board of Directors), at a meeting duly called and held, by a vote of at least a majority of the members of the Board of Directors, the Board of Directors (i) approved the Merger and this Agreement, and (ii) directed that the Agreement be submitted for consideration by its shareholders with the recommendation of the Board of Directors that the shareholders of Premier approve this Agreement and the transactions contemplated thereby, and, except for the approval of this Agreement by its shareholders, Premier has taken all corporate action necessary on its part to authorize this Agreement, the Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein. This Agreement, the Warrant Agreement and the Warrant have been duly executed and delivered by Premier and, assuming due authorization, execution and delivery by Fulton, constitute valid and binding obligations of Premier, enforceable in accordance with their respective terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditor’s rights and the laws, regulations and rules affecting financial institutions. The execution, delivery and performance of this Agreement, the Warrant Agreement and the Warrant will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of Premier, (ii) the Articles of Incorporation or Bylaws of Premier Bank, (iii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Premier or any Premier Subsidiary, subject to the receipt of all required governmental approvals, or (iv) any agreement, contract, memorandum of understanding, indenture or other instrument to which Premier or any Premier Subsidiary is a party or by which Premier or any Premier Subsidiary or any of their properties are bound.

Section 3.2 Organization and Standing. Premier is a business corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Premier is a financial holding company under the BHC Act, and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Premier Bank is a banking corporation that is duly organized, validly existing and in

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good standing under the laws of the Commonwealth of Pennsylvania. Premier Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”), and is a member of the Federal Reserve System. Premier Bank has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Each of the Premier Subsidiaries currently conducting operations other than Premier Bank is an entity or business trust that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the Premier Subsidiaries currently conducting operations has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

Section 3.3 Subsidiaries. Premier Bank is a wholly-owned subsidiary of Premier. Premier owns 100% of the common securities of PBI Capital Trust and Premier Capital Trust II. Premier has a 1% membership interest in each of Lenders Abstract, LLC and Premier Bank Insurance Services, LLC. Premier Bank has a 99% membership interest in each of these limited liability companies Except for the Premier Subsidiaries, Premier owns no subsidiaries, directly or indirectly.

Section 3.4 Capitalization. The authorized capital of Premier consists exclusively of 30,000,000 shares of Premier Common Stock and 20,000,000 shares of the Premier Preferred Stock. As of the date of this Agreement, there are 552,000 shares of Premier Preferred Stock outstanding, 3,452,273 shares of Premier Common Stock validly issued, fully paid and non-assessable, and 109,858 shares are held as treasury shares. In addition, 303,748 shares of Premier Common Stock are reserved for issuance upon the exercise of Premier Options and 835,000 shares of Premier Common Stock will be reserved for issuance upon exercise of the Warrant. Except for the Premier Options and the Warrant, there are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of Premier Common Stock and there are no outstanding securities or other instruments of any kind that are convertible into shares of Premier Common Stock. The authorized capital of Premier Bank consists exclusively of shares of common stock (the “Premier Bank Common Stock”). All of the outstanding shares of Premier Bank Common Stock are owned beneficially and of record by Premier and are validly issued, outstanding and fully-paid and non-assessable. There are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of Premier Bank Common Stock, and there are no outstanding securities or instruments of any kind that are convertible into shares of Premier Bank Common Stock. All outstanding shares of the capital stock of the other Premier Subsidiaries are owned beneficially and of record by Premier or Premier Bank, as appropriate, except that, in the case of PBI Capital Trust and Premier Capital Trust II, Premier owns 100% of the common securities and the purchasers thereof own the capital securities issued by each said Trust. There are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of such subsidiaries, and there are no outstanding securities or instruments of any kind that are convertible into shares of such subsidiaries. The Common Stock of Premier Bank the other Premier Subsidiaries is sometimes collectively referred to herein as the “Premier Subsidiaries Common Stock”.

Section 3.5 Charter, Bylaws and Minute Books. The copies of the Articles of Incorporation and Bylaws (or, with respect to PBI Capital Trust and Premier Capital Trust II,

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their trust declarations) of Premier and the Premier Subsidiaries that have been delivered to Fulton are true, correct and complete. Except as previously disclosed to Fulton in writing, the minute books of Premier and the Premier Subsidiaries that have been made available to Fulton for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders of Premier and the Premier Subsidiaries at the meetings documented in such minutes, excluding information related to the transactions contemplated by this Agreement and to any other merger, consolidation, share exchange or sale, exchange or other disposition of all, or substantially all, of Premier’s property or assets.

Section 3.6 Financial Statements. Premier has delivered to Fulton the following financial statements: Consolidated Balance Sheets at December 31, 2001 and 2000 and Consolidated Statements of Income, Statements of Stockholders’ Equity, and Consolidated Statements of Cash Flows of Premier for the years ended December 31, 1999, 2000 and 2001, audited by KPMG LLP, and set forth in the 2001 Annual Report to Premier’s shareholders and unaudited Consolidated Balance Sheets of Premier at September 30, 2002 and unaudited Consolidated Statements of Income for the nine-month periods ended September 30, 2002 and 2001, unaudited Consolidated Statements of Stockholders’ Equity for the nine-month periods ended September 30, 2002 and 2001 and unaudited Consolidated Statements of Cash Flows for the nine-month periods ended September 30, 2002 and 2001, as filed with the Securities and Exchange Commission (the “SEC”) in a Quarterly Report on Form 10-Q (the aforementioned Consolidated Statement of Condition as of September 30, 2002 being hereinafter referred to as the “Premier Balance Sheet”). Each of the foregoing financial statements fairly present the consolidated financial condition, assets and liabilities, and results of operations of Premier at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto and except for the omission of the notes from the financial statements applicable to any interim period.

Section 3.7 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.7, or as reflected, noted or adequately reserved against in the Premier Balance Sheet, at September 30, 2002, Premier had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Premier Balance Sheet under generally accepted accounting principles. Except as disclosed in Schedule 3.7, Premier and the Premier Subsidiaries have not incurred, since September 30, 2002, any such liability, other than liabilities of the same nature as those set forth in the Premier Balance Sheet, all of which have been reasonably incurred in the Ordinary Course of Business. For purposes of this Agreement, the term “Ordinary Course of Business” shall mean the ordinary course of business consistent with Premier’s and the Premier Subsidiaries’ customary business practices.

Section 3.8 Absence of Changes. Since September 30, 2002, Premier and the Premier Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 3.8, neither Premier nor the Premier Subsidiaries have undergone any changes in its condition (financial or otherwise), assets, liabilities, business or

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operations, other than changes in the Ordinary Course of Business, which have not been, in the aggregate, materially adverse as to Premier and the Premier Subsidiaries on a consolidated basis.

Section 3.9 Dividends, Distributions and Stock Purchases. Since September 30, 2002, Premier has not declared, set aside, made or paid any dividend or other distribution in respect of the Premier Common Stock, or purchased, issued or sold any shares of Premier Common Stock or the Premier Subsidiaries Common Stock. Since the issuance of the outstanding shares of the Premier Preferred Stock, regular quarterly dividends of $0.578125 per share have been paid (the most recent such dividend was declared on January 6, 2003, payable on January 31, 2003 to shareholders of record on January 16, 2003).

Section 3.10 Taxes. Premier and Premier Bank have filed all federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be filed by them or either of them as of September 30, 2002. Except as disclosed in Schedule 3.10: (i) Premier and Premier Bank have paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns, (ii) neither Premier nor the Premier Subsidiaries have received any notice of deficiency or assessment of additional taxes, and no tax audits are in process; and (iii) the Internal Revenue Service (the “IRS”) has not commenced or given notice of an intention to commence any examination or audit of the federal income tax returns of Premier or Premier Bank for any year through and including the year ended December 31, 2002. Except as disclosed in Schedule 3.10, neither Premier nor the Premier Subsidiaries have granted any waiver of any statute of limitations or otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal or foreign income tax. Except as disclosed in Schedule 3.10, the accruals and reserves reflected in the Premier Balance Sheet are adequate to cover all taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of Premier’s consolidated operations for all periods prior to the date of such Balance Sheet.

Section 3.11 Title to and Condition of Assets. Except as disclosed in Schedule 3.11, Premier and the Premier Subsidiaries have good and marketable title to all material consolidated real and personal properties and assets reflected in the Premier Balance Sheet or acquired subsequent to September 30, 2002, (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Premier Balance Sheet or in Schedule 3.11; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Premier Balance Sheet or acquired subsequent to September 30, 2002: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all

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building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. Premier and the Premier Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

Section 3.12 Contracts.

(a) Each written or oral contract entered into by Premier or the Premier Subsidiaries (other than contracts with customers reasonably entered into by Premier or the Premier Subsidiaries in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $50,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment to which either Premier or the Premier Subsidiaries are a party or by which Premier or the Premier Subsidiaries or any of their properties may be bound (collectively referred to herein as “Material Contracts”) is identified in Schedule 3.12. Except as disclosed in Schedule 3.12, all Material Contracts are enforceable against Premier or the Premier Subsidiaries, as the case may be, and Premier or the Premier Subsidiaries have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect and Premier is not aware of any default by a third party under a Material Contract. Schedule 3.12 identifies all Material Contracts which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation of the transactions contemplated herein.

(b) Except for the Warrant Agreement and as set forth in Schedule 3.12, as of the date of this Agreement, neither Premier nor the Premier Subsidiaries is a party to, or bound by, any oral or written:

(i) “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) consulting agreement not terminable on thirty (30) days or less notice involving the payment of more than $20,000 per annum, in the case of any such agreement;

(iii) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement;

(iv) agreement with respect to any officer providing any term of employment or compensation guarantee extending for a period longer than one year or for a payment in excess of $25,000;

(v) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan or

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stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi) agreement containing covenants that limit its ability to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency);

(vii) agreement, contract or understanding, other than this Agreement, and the Warrant Agreement, regarding the capital stock of Premier and/or Premier Bank or committing to dispose of some or all of the capital stock or substantially all of the assets of Premier and/or Premier Bank;

(viii) collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization; or

(ix) deferred compensation plan or arrangement.

(c) Neither Premier nor Premier Bank is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or Material Contract to which it is a party or to which any of its respective properties or assets is subject, other than such defaults or violations as could not reasonably be expected, individually or in the aggregate, to have a material and adverse change on it.

Section 3.13 Litigation and Governmental Directives. Except as disclosed in Schedule 3.13, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge (as that term is defined below) of Premier or the Premier Subsidiaries, threatened, that involves Premier or the Premier Subsidiaries or any of their properties and that, if determined adversely, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Premier or the Premier Subsidiaries; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental agency or authority or arbitration tribunal issued against or with the consent of Premier or the Premier Subsidiaries that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Premier or the Premier Subsidiaries or that in any manner restrict the right of Premier or the Premier Subsidiaries to carry on their businesses as presently conducted taken as a whole; and (iii) neither Premier nor the Premier Subsidiaries are aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either Premier or the Premier Subsidiaries, would materially and adversely affect the consolidated condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Premier or the Premier Subsidiaries or would restrict in any manner the right of Premier or the Premier Subsidiaries to carry on their businesses as presently

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conducted taken as a whole. All litigation (except for bankruptcy proceedings in which Premier or the Premier Subsidiaries have filed proofs of claim) in which Premier or the Premier Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $50,000 is identified in Schedule 3.13. In this Agreement, the terms “Knowledge of Premier or Premier Bank” and “Knowledge of Premier and the Premier Subsidiaries” shall mean the actual knowledge of the officers of Premier.

Section 3.14 Compliance with Laws; Governmental Authorizations. Except as disclosed in Schedule 3.14 or where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Premier or the Premier Subsidiaries: (i) Premier and the Premier Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to Premier or the Premier Subsidiaries or to any of their properties; and (ii) all material permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Premier or the Premier Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

Section 3.15 Insurance. All policies of insurance relating to Premier’s and Premier Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Premier or the Premier Subsidiaries are listed in Schedule 3.15. All such policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.

Section 3.16 Financial Institutions Bonds. Since January 1, 1999, Premier Bank or its predecessors have continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.16 insuring Premier Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and Premier Bank is not aware of any fact or condition presently existing which might form the basis of a claim under any such bond. Premier Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

Section 3.17 Labor Relations and Employment Agreements. Neither Premier nor any of the Premier Subsidiaries are a party to or bound by any collective bargaining agreement. Premier and the Premier Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the Knowledge of Premier or Premier Bank threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Premier or the Premier Subsidiaries. Except as disclosed in Schedule 3.17, neither Premier nor the Premier Subsidiaries have any employment contract, change of control agreement or policy, severance agreement, deferred compensation agreement, consulting agreement or similar obligation (including the amendments referred to below, an “Employment Obligation”) with any director, officer, employee, agent or

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consultant; provided however, that, as of the date of this Agreement (and effective as of the Effective Time), each of Clark S. Frame, John C. Soffronoff and John J. Ginley has executed an employment agreement with Premier Bank so as to, among other things, consent to certain respective changes in their duties, powers and functions following the Merger and waiving any right to obtain “change of control” or severance payments as a result of the Merger, such agreements to be substantially in the form of Exhibit D attached hereto. For the purposes of this Agreement, Messrs. Frame, Soffronoff and Ginley, shall be referred to herein as the “Contract Employees”. Except as disclosed in Schedule 3.17, as of the Effective Time (as defined in Section 9.2 herein), neither Premier nor the Premier Subsidiary will have any liability for employee termination rights arising out of any Employment Obligation and neither the execution nor the consummation of this Agreement shall, by itself, entitle any employee of Premier or the Premier Subsidiaries to any “change of control” payments or benefits. Except as set forth on Schedule 3.17, no payment that is owed or may become due to any director, officer, employee, or agent of Premier or an Premier Subsidiary will be non-deductible to Premier or an Premier Subsidiary or subject to tax under IRC § 280G or § 4999; nor will Premier or an Premier Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

Section 3.18 Employee Benefit Plans. All employee benefit plans, contracts or arrangements to which Premier or the Premier Subsidiaries are a party or by which Premier or the Premier Subsidiaries are bound, including without limitation all pension, retirement, deferred compensation, savings, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor’s benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements (collectively the “Premier Benefit Plans”), but not including the Employment Obligations described in Section 3.17, are identified in Schedule 3.18. Each of the Premier Benefit Plans which is an “employee pension benefit plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”; each such Plan being herein called a “Premier Pension Plan”) is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA. No “prohibited transaction” (as such term is defined in Section 4975 of the Code or in ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the Premier Pension Plans. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the Premier Pension Plans or any other Premier Benefit Plan which is an employee welfare benefit plan as defined in ERISA, and no claim is pending or, to the Knowledge of Premier, threatened with respect to any Premier Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither Premier nor the Premier Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the Premier Pension Plans or any other Premier Benefit Plan. There has not been any audit of any Premier Benefit Plan by the Department of Labor or the IRS.

Section 3.19 Related Party Transactions. Except as disclosed in Schedule 3.19, neither Premier nor any of the Premier Subsidiaries have any contract, extension of credit, business arrangement or other relationship of any kind with any of the following persons: (i) any executive officer or director (including any person who has served in such capacity since January

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1, 1999) of Premier or any of the Premier Subsidiaries; (ii) any shareholder owning five percent (5%) or more of the outstanding Premier Common Stock; and (iii) any “associate” (as defined in Rule 405 under the 1933 Act) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee or five percent (5%) or greater equity owner. Each such contract or extension of credit disclosed in Schedule 3.19, except as otherwise specifically described therein, has been made in the Ordinary Course of Business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms’ length transactions with other persons that do not involve more than a normal risk of collectability or present other unfavorable features.

Section 3.20 No Finder. Except as disclosed in Schedule 3.20, neither Premier nor any of the Premier Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

Section 3.21 Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Premier, the Premier Subsidiaries, the Premier Common Stock, the Premier Preferred Stock, the Premier Subsidiaries’ Common Stock, and the involvement of Premier and the Premier Subsidiaries in the transactions contemplated hereby) nor any financial statement, schedule (including without limitation its Schedules to this Agreement), certificate, or other statement or document delivered by Premier or the Premier Subsidiaries to Fulton in connection herewith contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

Section 3.22 Environmental Matters. Except as disclosed in Schedule 3.22, neither Premier nor any of the Premier Subsidiaries has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Premier or any of the Premier Subsidiaries and which is required to be reflected, noted or adequately reserved against in Premier’s consolidated financial statements under generally accepted accounting principles. In particular, without limiting the generality of the foregoing sentence, except as disclosed in Schedule 3.22, neither Premier nor any of the Premier Subsidiaries have used or incorporated: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Premier or any of the Premier Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB’s on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Premier or any of the Premier Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by

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means of foreclosure or exercise of any other creditor’s right) or leased by Premier or any of the Premier Subsidiaries.

Section 3.23 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus (as defined in Section 6.1(b) herein) is mailed to the shareholders of Premier and at all times subsequent to such mailing, up to and including the Effective Time, the Proxy Statement/Prospectus (including any pre - and post-effective amendments and supplements thereto), with respect to all information relating to Premier, the Premier Subsidiaries, Premier Common Stock, the Premier Subsidiaries Common Stock and all actions taken and statements made by Premier and the Premier Preferred Stock Subsidiaries in connection with the transactions contemplated herein (except for information provided by Fulton to Premier or the Premier Subsidiaries) will: (i) comply in all material respects with applicable provisions of the 1933 Act, and the 1934 Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

Section 3.24 SEC Filings. No registration statement, offering circular, proxy statement, schedule or report filed and not withdrawn by Premier or Premier Bank with the SEC or the Federal Reserve Board (the “FRB”), as applicable, under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.25 Reports. Premier and Premier Bank have filed all material reports, registrations and statements that are required to be filed with the FRB, the Federal Deposit Insurance Company (“FDIC”), the Pennsylvania Department of Banking (the “Department”) and any other applicable federal, state or local governmental or regulatory authorities and such reports, registrations and statements referred to in this Section 3.25 were, as of their respective dates, in compliance in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed; provided, however, that the failure to file any such report, registration, or statement or the failure of any report, registration or statement to comply with the applicable regulatory standard shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Premier and the Premier Subsidiaries on a consolidated basis. Premier has furnished Fulton with, or made available to Fulton, copies of all such filings made in the last three fiscal years and in the period from January 1, 2002 through the date of this Agreement. Premier is required to file reports with the SEC pursuant to Section 12 of the 1934 Act, and, except as set forth on Schedule 3.25, Premier has made all appropriate filings under the 1934 Act and the rules and regulations promulgated thereunder; provided, however, that the failure to make any such filing shall not be deemed to be a breach of the foregoing representation

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unless such failure has or may have a material adverse impact on Premier and the Premier Subsidiaries on a consolidated basis. The Premier Common Stock is traded on the American Stock Exchange (“AMEX”) under the symbol “PPA” and the Premier Preferred Stock is traded on the AMEX under the symbol “PPA.Pr.A.”

Section 3.26 Loan Portfolio of Premier Bank.

(a) Attached hereto as Schedule 3.26 is a list of (i) all outstanding commercial relationships, i.e. commercial loans, commercial loan commitments and commercial letters of credit, of Premier Bank in excess of $1,500,000, (ii) all loans of Premier Bank classified by Premier Bank or any regulatory authority as “Monitor,” “Substandard,” “Doubtful” or “Loss,” (iii) all commercial and mortgage loans of Premier Bank classified as “non-accrual,” and (iv) all commercial loans of Premier Bank classified as “in substance foreclosed.”

(b) Premier Bank has adequately reserved for or charged off loans in accordance with applicable regulatory requirements, generally accepted accounting principles and current written policies of Premier Bank.

(c) Premier Bank does not engage in so-called “subprime lending.”

Section 3.27 Investment Portfolio. Attached hereto as Schedule 3.27 is a list of all securities held by Premier and the Premier Subsidiaries for investment, showing the holder, principal amount, book value and market value of each security as of a recent date, and of all short-term investments held by it as of September 30, 2002. These securities are free and clear of all liens, pledges and encumbrances, except as shown on Schedule 3.27. Except as set forth on Schedule 3.27, the investment portfolio of Premier or the Premier Subsidiaries does not include any financial derivatives.

Section 3.28 Regulatory Examinations.

(a) Except for normal examinations conducted by a regulatory agency in the Ordinary Course of Business, no regulatory agency has initiated any proceeding or investigation into the business or operations of Premier or any of the Premier Subsidiaries. Except as otherwise disclosed in Section 3.29, neither Premier nor any of the Premier Subsidiaries have received any objection from any regulatory agency to Premier’s or any of the Premier Subsidiaries’ response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Premier and any of the Premier Subsidiaries which would have a materially adverse effect on Premier and any of the Premier Subsidiaries on a consolidated basis.

(b) Neither Premier nor any of the Premier Subsidiaries are required to divest any assets currently held by it or discontinue any activity currently conducted as a result of the Federal Deposit Insurance Corporation Improvement Act of 1991, any regulations promulgated thereunder, or otherwise which would have a materially adverse effect on Premier and any of the Premier Subsidiaries on a consolidated basis.

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Section 3.29 Regulatory Agreements. Except as set forth on Schedule 3.29, on the date hereof, neither Premier nor Premier Bank is a party to any assistance agreement, directive, commitment letter, supervisory agreement or letter, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order, decree or similar directive with or by the FDIC, the Federal Reserve, the Department or any other financial services regulatory agency having jurisdiction over Premier or Premier Bank that relates to the conduct of the business of Premier or Premier Bank, nor has Premier or Premier Bank been advised by any such regulatory agency or other governmental entity that it is considering issuing or requesting any such agreement, order or decree.

Section 3.30 Beneficial Ownership of Fulton Common Stock. Premier and the Premier Subsidiaries do not, and prior to the Effective Time, Premier and the Premier Subsidiaries will not, own beneficially (within the meaning of SEC Rule 13-d-3(d)(1)) more than five percent (5%) of the outstanding shares of Fulton Common Stock.

Section 3.31 Fairness Opinion. Premier’s Board of Directors has received a written opinion from Boenning & Scattergood, Inc., to be updated in writing prior to the publication of the Proxy Statement/Prospectus (a copy of such updating written opinion being provided simultaneously to Fulton at the time of receipt), to the effect that the Conversion Ratio, at the time of execution of this Agreement and the mailing of the Proxy materials, is fair to Premier’s shareholders from a financial point of view.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF FULTON

Fulton represents and warrants to Premier, as of the date of this Agreement and as of the date of the Closing, as follows:

Section 4.1 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been authorized by the Board of Directors of Fulton, and no other corporate action on the part of Fulton is necessary to authorize this Agreement or the consummation by Fulton of the transactions contemplated herein. This Agreement has been duly executed and delivered by Fulton and, assuming due authorization, execution and delivery by Premier, constitutes a valid and binding obligation of Fulton. The execution, delivery and consummation of this Agreement will not constitute a violation or breach of or default under the Articles of Incorporation or Bylaws of Fulton or any statute, rule, regulation, order, decree, directive, agreement, indenture or other instrument to which Fulton is a party or by which Fulton or any of its properties are bound.

Section 4.2 Organization and Standing. Fulton is a business corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Fulton is a registered financial holding company under the BHC Act and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

Section 4.3 Capitalization. The authorized capital of Fulton consists exclusively of 400,000,000 shares of Fulton Common Stock and 10,000,000 shares of preferred stock without

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par value (the “Fulton Preferred Stock”). As of the date of this Agreement, there were 104,027,373 shares of Fulton Common Stock validly issued, fully paid and non-assessable and 2,837,958 shares are held as treasury shares. No shares of Fulton Preferred Stock have been issued as of the date of this Agreement, and Fulton has no present intention to issue any shares of Fulton Preferred Stock. As of the date of this Agreement, there are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of Fulton Common Stock or shares of Fulton Preferred Stock and there are no outstanding securities or other instruments of any kind convertible into shares of Fulton Common Stock or into shares of Fulton Preferred Stock, except as follows: (i) 2,820,919 shares of Fulton Common Stock were issuable upon the exercise of outstanding stock options granted under the Fulton Incentive Stock Option Plan and the Fulton Employee Stock Purchase Plan and (ii) there were outstanding 106,848,292 Rights representing the right under certain circumstances to purchase shares of Fulton Common Stock pursuant to the terms of a Fulton Rights Agreement and (iii) 2,329,021 shares of Fulton Common Stock reserved from time to time for issuance pursuant to Fulton’s Employee Stock Purchase and Dividend Reinvestment Plans. All shares of Fulton Common Stock that are issued in the Merger shall include purchase Rights under the Fulton Shareholder Rights Agreement unless, prior to the Effective Date, all Rights issued under said Agreement shall have been redeemed by Fulton without a Distribution Date having occurred under such Agreement.

Section 4.4 Articles of Incorporation and Bylaws. The copies of the Articles of Incorporation, as amended, and of the Bylaws, as amended, of Fulton that have been delivered to Premier are true, correct and complete.

Section 4.5 Subsidiaries. Schedule 4.5 contains a list of all subsidiaries (“Subsidiaries”) which Fulton owns, directly or indirectly. Except as otherwise disclosed on Schedule 4.5: (i) Fulton owns, directly or indirectly, all of the outstanding shares of capital stock of each Subsidiary, and (ii) as of the date of this Agreement: (A) there are no outstanding obligations, options or rights of any kind entitling persons (other than Fulton or any Subsidiary) to acquire shares of capital stock of any Subsidiary, and (B) there are no outstanding securities or other instruments of any kind held by persons (other than Fulton or any Subsidiary) that are convertible into shares of capital stock of any Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction pursuant to which it is incorporated. Each Subsidiary has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Each Subsidiary which is a banking institution is an insured bank under the provisions of the FDI Act.

Section 4.6 Financial Statements. Fulton has delivered to Premier the following financial statements: Consolidated Balance Sheets at December 31, 2001 and 2000 and Consolidated Statements of Income, Consolidated Statements of Shareholders’ Equity, and Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999, audited by Arthur Andersen LLP for the years 1999, 2000 and 2001 and set forth in the Annual Report to the shareholders of Fulton for the year ended December 31, 2001, and unaudited Consolidated Balance Sheets as of September 30, 2002, unaudited Consolidated Statements of Income for the nine-month periods ended September 30, 2002 and 2001, and unaudited Consolidated Statements of Cash Flows for the nine-months ended September 30, 2002 and

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2001 as filed with the SEC in a Quarterly Report on Form 10-Q (the Consolidated Balance Sheet as of September 30, 2002 being hereinafter referred to as the “Fulton Balance Sheet”). Each of the foregoing financial statements fairly presents the consolidated financial position, assets, liabilities and results of operations of Fulton at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto.

Section 4.7 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.7 or as reflected, noted or adequately reserved against in the Fulton Balance Sheet, at September 30, 2002 Fulton had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Fulton Balance Sheet under generally accepted accounting principles. Except as described in Schedule 4.7, since September 30, 2002 Fulton has not incurred any such liability other than liabilities of the same nature as those set forth in the Fulton Balance Sheet, all of which have been reasonably incurred in the ordinary course of business.

Section 4.8 Absence of Changes; Dividends, Etc. Since September 30, 2002 (a) there has not been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton and the Fulton Subsidiaries on a consolidated basis and (b) except as disclosed in Schedule 4.8, Fulton has not declared, set aside, made or paid any dividend or other distribution in respect of the Fulton Common Stock, or purchased, issued or sold any shares of Fulton Common Stock or the Fulton Subsidiaries Common Stock.

Section 4.9 Litigation and Governmental Directives. Except as disclosed in Schedule 4.9: (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of Fulton threatened, that involves Fulton or any Fulton Subsidiary or its properties and that, if determined adversely to Fulton or the Fulton Subsidiary, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental agency or authority or of any arbitration tribunal against Fulton which materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any manner the right of Fulton to carry on its business as presently conducted; and (iii) Fulton is not aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to Fulton, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any manner the right of Fulton to carry on its business as presently conducted.

Section 4.10 Compliance with Laws; Governmental Authorizations. Except as disclosed in Schedule 4.10 or where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton: (i) Fulton and each of its Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other

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governmental authorizations or approvals applicable to their respective operations and properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the respective businesses of Fulton and each of its Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

Section 4.11 Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Fulton, Fulton Common Stock, and the involvement of Fulton in the transactions contemplated hereby) nor any financial statement, schedule (including, without limitation, its Schedules to this Agreement), certificate or other statement or document delivered by Fulton to Premier in connection herewith contains any statement which, at the time and under the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading. In particular, without limiting the generality of the foregoing sentence, the information provided and the representations made by Fulton to Premier in connection with the Registration Statement (as defined in Section 6.1(b)), both at the time such information and representations are provided and made and at the time of the Closing, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements made not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading.

Section 4.12 Labor Relations. Neither Fulton nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement. Fulton and each of its Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the knowledge of Fulton or any Subsidiary threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Fulton.

Section 4.13 Employee Benefits Plans. Fulton’s contributory profit-sharing plan, defined benefits pension plan and 401(k) plan (hereinafter collectively referred to as the “Fulton Pension Plans”) are exempt from tax under Sections 401 and 501 of the Code, have been maintained and operated in compliance with all applicable provisions of the Code and ERISA, are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations promulgated thereunder, and do not have any outstanding liability to the Pension Benefit Guaranty Corporation (the “PBGC”). No “prohibited transaction” or “reportable event” (as such terms are defined in the Code or ERISA) has occurred with respect to the Fulton Pension Plans or any other employee benefit plan to which Fulton or any of its subsidiaries are a party or by which Fulton or any of its subsidiaries are bound (each hereinafter called a “Fulton Benefit Plan”). There have been no breaches of fiduciary duty by any fiduciary under or with respect to the Fulton Pension Plans or any other Fulton Benefit Plan, and no claim is pending or threatened with respect to any Fulton Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither Fulton or any of its subsidiaries have incurred any liability for any tax imposed by Section 4975 of the Code or for any penalty imposed by the Code or by

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ERISA with respect to the Fulton Pension Plans or any other Fulton Benefit Plan. There has not been any audit of any Fulton Benefit Plan by the Department of Labor, the IRS or the PBGC since 1990.

Section 4.14 Environmental Matters. Except as disclosed in Schedule 4.14, Fulton has no material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been used, generated, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation real estate acquired by means of foreclosure or other exercise of any creditor’s right) or leased by Fulton and which is required to be reflected, noted or adequately reserved against in Fulton’s consolidated financial statements under generally accepted accounting principles.

Section 4.15 SEC Filings. No registration statement, offering circular, proxy statement, schedule or report filed and not withdrawn by Fulton with the SEC under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.16 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus (as defined in Section 6.1(b)) is mailed to the shareholders of Premier and at all times subsequent to such mailing, up to and including the Effective Time, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to Fulton, Fulton Common Stock, and actions taken and statements made by Fulton in connection with the transactions contemplated herein (other than information provided by Premier or Premier Bank to Fulton), will: (i) comply in all material respects with applicable provisions of the 1933 Act and 1934 Act and the pertinent rules and regulations thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

Section 4.17 Regulatory Approvals. Fulton is not aware of any reason why any of the required regulatory approvals to be obtained in connection with the Merger should not be granted by such regulatory authorities or why such regulatory approvals should be conditioned on any requirement which would be a significant impediment to Fulton’s ability to carry on its business.

Section 4.18 No Finder. Fulton has not paid or become obligated to pay any fee or commission of any kind whatsoever to any broker, finder, advisor or other intermediary for, on account of, or in connection with the transactions contemplated in this Agreement.

Section 4.19 Taxes. Fulton has filed, or has received extension for filing, all federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be

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filed by it as of September 30, 2002. Except as disclosed in Schedule 4.19, (i) Fulton has paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns, and (ii) Fulton has not received any notice of deficiency or assessment of additional taxes. Except as disclosed in Schedule 4.19, the accruals and reserves reflected in the Fulton Balance Sheet are adequate to cover all material taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of Fulton’s consolidated operations for all periods prior to the date of such Balance Sheet.

Section 4.20 Title to and Condition of Assets. Fulton has good and marketable title to all material consolidated real and personal properties and assets reflected in the Fulton Balance Sheet or acquired subsequent to September 30, 2002 (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Fulton Balance Sheet; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties and assets subject thereto.

Section 4.21 Contracts. All Fulton Material Contracts are enforceable against Fulton, and Fulton has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect. “Fulton Material Contracts” shall be defined as each written or oral contract entered into by Fulton or any Fulton Subsidiary (other than contracts with customers reasonably entered into by Fulton in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $100,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment to which either Fulton or Fulton Subsidiaries are a party or by which Fulton or any of the Fulton Subsidiaries or any of their properties may be bound.

Section 4.22 Insurance. All policies of insurance covering operations of Fulton which are, in the aggregate, material (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Fulton are in full force and effect, and no notices of cancellation have been received in connection therewith.

Section 4.23 Reports. Fulton and the Fulton Subsidiaries has filed all material reports, registrations and statements that are required to be filed with the FRB, the FDIC, the Department, and any other applicable federal, state or local governmental or regulatory authorities and such reports, registrations and statements referred to in this Section 4.23 were, as of their respective dates, in compliance in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed; provided, however, that the failure to file any such report, registration or statement or the failure of any report, registration or statement to comply with the applicable regulatory standard shall not be deemed to be a breach of the foregoing representation unless

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such failure has or may have a material adverse impact on Fulton and the Fulton Subsidiaries on a consolidated basis. Fulton has furnished Premier with, or made available to Premier, copies of all such filings made in the last three fiscal years and in the period from January 1, 2003 to the date of this Agreement. Fulton is required to file reports with the SEC pursuant to Section 12 of the 1934 Act, and Fulton has made all appropriate filings under the 1934 Act and the rules and regulations promulgated thereunder; provided, however, that the failure to make any such filing shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Fulton and the Fulton subsidiaries. The Fulton Common Stock is traded on NASDAQ under the symbol “FULT.”

ARTICLE V—COVENANTS OF PREMIER

From the date of this Agreement until the Effective Time, Premier covenants and agrees to do, and shall cause the Premier Subsidiaries to do, the following:

Section 5.1 Conduct of Business. Except as otherwise consented to by Fulton in writing, Premier and the Premier Subsidiaries shall:

(i) use all reasonable efforts to carry on their respective businesses in, and only in, the Ordinary Course of Business;

(ii) use all reasonable efforts to preserve their present business organizations, to retain the services of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with Premier or any of the Premier Subsidiaries;

(iii) maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;

(iv) use all reasonable efforts to preserve or collect all material claims and causes of action belonging to Premier or any of the Premier Subsidiaries;

(v) keep in full force and effect all insurance policies now carried by Premier or any of the Premier Subsidiaries;

(vi) perform in all material respects each of their obligations under all Material Contracts (as defined in Section 3.12 herein) to which Premier or any of the Premier Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

(vii) maintain their books of account and other records in the Ordinary Course of Business;

(viii) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of

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understanding and other federal, state, and local governmental directives applicable to Premier or any of the Premier Subsidiaries and to the conduct of their businesses;

(ix) not amend Premier’s or any of the Premier Subsidiaries’ Articles of Incorporation or Bylaws except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

(x) not enter into or assume any Material Contract, incur any material liability or obligation, or make any material commitment, except in the Ordinary Course of Business;

(xi) not enter into or assume any material contract, incur any material liability or obligation, make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 3.12 or which do not exceed, in any case, $200,000), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

(xii) not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date;

(xiii) except as permitted in Section 5.10 herein, not declare, set aside or pay any dividend or make any other distribution in respect of Premier Common Stock or of Premier Preferred Stock;

(xiv) not authorize, purchase, redeem, issue (except upon the exercise of outstanding options under the Premier Stock Option Plans) or sell (or grant options or rights to purchase or sell) any shares of Premier Common Stock or any other equity or debt securities of Premier (other than the Warrant or the Premier Common Stock issuable under the Warrant);

(xv) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any Premier Benefit Plan, except as required by law (as defined in Section 3.18 herein) for, or enter into or amend any Employment Obligation (as defined in Section 3.17 herein), severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of Premier or any of the Premier Subsidiaries, except that Premier and the Premier Subsidiaries may grant reasonable salary increases and bonuses to their officers and employees in the Ordinary Course of Business to the extent consistent with past practice or their current policy disclosed in writing to Fulton, and are consistent, in magnitude and otherwise, with the current policy disclosed

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in writing to Fulton of Premier and the Premier Subsidiaries (provided, however, that no Contract Employees nor Bruce Sickel shall receive a salary increase or bonus);

(xvi) not enter into any related party transaction of the kind contemplated in Section 3.19 herein;

(xvii) in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments that reasonably should be made by Premier Bank and classifying, valuing and retaining its investment portfolio, during the fiscal year ending December 31, 2003 and thereafter, Premier and the Premier Subsidiaries shall consult with Fulton and shall act in accordance with generally accepted accounting principles;

(xviii) file with appropriate federal, state, local and other governmental agencies all tax returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due on tax returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(xix) not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) involving an amount in excess of $10,000 or for a term of one year or more;

(xx) except as permitted by (xi) above, not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair;

(xxi) not make application for the opening or closing of any, or open or close any, branches or automated banking facility other than as disclosed on Schedule 5.1(xxi);

(xxii) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice;

(xxiii) not take any other action similar to the foregoing which would have the effect of frustrating the purposes of this Agreement or the Merger or cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code; and

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(xxiv) following receipt of both shareholder and regulatory approval of the Merger and upon agreement as to the Effective Date by Fulton and Premier, conform its practices to the standards used by Fulton, with respect to its investment and loan portfolios and loan loss reserve; provided, however, (A) in taking such actions, Premier shall not be required to breach any existing contractual obligations and (B) any such actions taken at the request of Fulton shall be subject to the provisions of subparagraph (a) of Section 7.2(f) herein.

Section 5.2 Best Efforts. Premier and the Premier Subsidiaries shall cooperate with Fulton and shall use their best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. In particular, without limiting the generality of the foregoing sentence, Premier and the Premier Subsidiaries shall: (i) cooperate with Fulton in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement (as defined in Section 6.1(b)); and (ii) cooperate with Fulton in making Premier’s and the Premier Subsidiaries’ employees reasonably available for training by Fulton at Premier’s and the Premier Subsidiaries’ facilities prior to the Effective Time, to the extent that such training is deemed reasonably necessary by Fulton to ensure that Premier’s and the Premier Subsidiaries’ facilities will be properly operated in accordance with Fulton’s policies after the Merger.

Section 5.3 Access to Properties and Records. Premier and the Premier Subsidiaries shall give to Fulton and its authorized employees and representatives (including without limitation its counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Premier and the Premier Subsidiaries as Fulton may reasonably request, subject to the obligation of Fulton and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Premier and the Premier Subsidiaries obtained by reason of such access and subject to applicable law.

Section 5.4 Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, Premier and the Premier Subsidiaries shall promptly prepare and deliver to Fulton as soon as practicable all internal monthly and quarterly financial statements, all quarterly and annual reports to shareholders and all reports to regulatory authorities prepared by or for either Premier or any of the Premier Subsidiaries (including, without limitation, delivery of Premier’s audited annual financial statements for 2002 as soon as they are available) (which additional financial statements and reports are hereinafter collectively referred to as the “Additional Premier Financial Statements”). The representations and warranties set forth in Sections 3.6, 3.7 and 3.8 shall apply to the Additional Premier Financial Statements.

Section 5.5 Update Schedules. Premier or any of the Premier Subsidiaries shall promptly disclose to Fulton in writing any material change, addition, deletion or other modification to the information set forth in its Schedules hereto.

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Section 5.6 Notice. Premier or any of the Premier Subsidiaries shall promptly notify Fulton in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Fulton in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business operations or future prospects of Premier or any of the Premier Subsidiaries or restrict in any manner their ability to carry on their respective businesses as presently conducted.

Section 5.7 No Solicitation.

(a) Premier and the Premier Subsidiaries shall not, and shall not authorize or permit any of their officers, directors or employees or any investment banker, financial advisor or attorney to initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, provided, however, that if, at any time the Board of Directors of Premier determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Premier, in response to a written Acquisition Proposal that (i) was unsolicited or that did not otherwise result from a breach of this Section, and (ii) is reasonably likely to lead to a Superior Proposal, may (x) furnish non-public information with respect to Premier or the Premier Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of Premier or any of the Premier Subsidiaries or any investment banker, financial advisor, attorney, accountant, or other representative of Premier or any of the Premier Subsidiaries, whether or not acting on behalf of Premier or any of its subsidiaries, shall be deemed to be a breach of this Section by Premier.

(b) Premier shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and shall take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval of this Agreement by its shareholders at the meeting, including recommending the approval of this Agreement by Premier’s shareholders; provided, however, that Premier’s Board of Directors shall not be required to take any action otherwise required by this sentence that it has determined in good faith, after consultation with outside counsel, would be reasonably likely to constitute a breach of its fiduciary duties under applicable law.

(c) The Board of Directors of Premier shall not (1) fail to recommend this Agreement, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Fulton, its approval or recommendation of this Agreement or the Merger unless there is an Acquisition Proposal outstanding, (2) approve or recommend, or propose to approve or recommend, an Acquisition Proposal or (3) cause Premier to enter into any letter of

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intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal unless (x) the Board of Directors of Premier shall have determined in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law and (y) the applicable Acquisition Proposal is a Superior Proposal.

(d) Nothing contained in this Section shall prohibit Premier from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, provided, however, that neither Premier nor its Board of Directors shall, except as permitted by paragraph (b) of this section, propose to approve or recommend, an Acquisition Proposal.

(e) Premier shall promptly (but in any event within one day) advise Fulton orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. Premier will, to the extent reasonably practicable, keep Fulton fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(i) In the event the Board of Directors of Premier takes any of the actions set forth in clauses (1), (2) and/or (3) of Section 5.7(c) in compliance with the standards in (x) and (y) therein, such action shall allow termination of this Agreement by Fulton under Section 8.1(b)(iii) herein which shall be treated in the same manner as termination under Section 8.1(a) herein and shall allow exercise of the Warrant. In the event the Board of Directors of Premier takes any of the actions set forth in clauses (1), (2) and/or (3) of Section 5.7(c) without compliance with the standards in (x) and (y) therein, such action shall constitute a breach allowing termination of this Agreement by Fulton under Section 8.1(c)(iii) herein which shall be treated in the same manner as termination by Fulton under Section 8.1(b)(i) herein and shall allow exercise of the Warrant.

(ii) This Agreement may be terminated by Premier prior to the shareholders meeting of Premier if (A) the Board of Directors of Premier shall have determined in good faith after consultation with outside counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Premier’s shareholders under applicable law, (B) it is not in breach of its obligations under this Section 5.7 in any material respect and has complied with, and continues to comply with, all requirements and procedures of this Section 5.7 in all material respects and has authorized, subject to complying with the terms of this Agreement, Premier to enter into a binding written agreement for a transaction that constitutes a Superior Proposal and Premier notifies Fulton in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice; (C) Fulton does not make, within five (5) business days after receipt of Premier’s written notice of its intention to enter

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into a binding agreement for a Superior Proposal, any offer that the Board of Directors reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the shareholders of Premier as the Superior Proposal and during such period Premier reasonably considers and discusses in good faith all proposals submitted by Fulton and, without limiting the foregoing, meets with, and causes its financial and legal advisors to meet with, Fulton and its advisors from time to time as required by Fulton to consider and discuss in good faith Fulton’s proposals, and (D) prior to Premier’s termination pursuant to this Section 5.7(e)(ii), Premier confirms in writing that such termination allows exercise of the Warrant. Premier agrees (x) that it will not enter into a binding agreement referred to in clause (B) above until at least the five (5) business days after Fulton has received the notice to Fulton required by clause (B) and (y) to notify Fulton promptly if its intention to enter into a binding agreement referred to in its notice to Fulton shall change at any time after giving such notice.

(f) For the purpose of this Section 5.7:

(i) “Acquisition Proposal” shall mean a written proposal or written offer (other than by another party hereto) for a tender or exchange offer for securities of Premier or any of the Premier Subsidiaries, or a merger, consolidation or other business combination involving an acquisition of Premier or any of the Premier Subsidiaries or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of Premier or any of the Premier Subsidiaries.

(ii) A “Superior Proposal” shall be an Acquisition Proposal that the Board of Directors of Premier believes in good faith (after consultation with its financial advisor) is reasonably capable of being completed, taking into account all relevant legal, financial, regulatory and other aspects of the Acquisition Proposal and the source of its financing, on the terms proposed and, believes in good faith (after consultation with its financial advisor and after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of Premier and the Premier Subsidiaries as a combined company), would, if consummated, result in a transaction more favorable to the shareholders of Premier from a financial point of view, than the transactions contemplated by this Agreement and believes in good faith (after consultation with its financial advisor) that the person making such Acquisition Proposal has, or is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate such Acquisition Proposal.

Section 5.8 Affiliate Letters. Premier shall use its best efforts to deliver or cause to be delivered to Fulton, at or before the Closing, a letter from each of the officers and directors of Premier (and shall use its best efforts to obtain and deliver such a letter from each shareholder of Premier) who may be deemed to be an “affiliate” (as that term is defined for purposes of Rules

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145 and 405 promulgated by the SEC under the 1933 Act) of Premier, in form and substance satisfactory to Fulton, under the terms of which each such officer, director or shareholder acknowledges and agrees to abide by all limitations imposed by the 1933 Act and by all rules, regulations and releases promulgated thereunder by the SEC with respect to the sale or other disposition of the shares of Fulton Common Stock to be received by such person pursuant to this Agreement.

Section 5.9 No Purchases or Sales of Fulton Common Stock During Price Determination Period. Premier and the Premier Subsidiaries shall not, and shall use their best efforts to ensure that their executive officers and directors do not, and shall use their best efforts to ensure that each shareholder of Premier who may be deemed an “affiliate” (as defined in SEC Rules 145 and 405) of Premier does not, purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of Fulton Common Stock or any options, rights or other securities convertible into shares of Fulton Common Stock during the Price Determination Period.

Section 5.10 Dividends. Between the date of this Agreement and the Effective Date, Premier shall only declare and pay cash dividends as provided in this Section 5.10. Premier shall only pay (a) quarterly cash dividends on its Common Stock in an amount not in excess of $0.05 per share during each of the first and second calendar quarters of 2003, maintaining the same record and payment dates as Fulton; provided, however, that if the Effective Date has not occurred on or before June 30, 2003, Premier may, for each calendar quarter thereafter until the Effective Date (using the same record and payment dates as referenced above), pay a cash dividend in such amount as would have been received by Premier’s Shareholders had the Effective Date occurred on July 16, 2003 taking into account any adjustments required by Section 2.1(b), and (b) its regular quarterly cash dividends on its Preferred Stock in accordance with its terms. With respect to dividends on the Premier Common Stock, it is the intent of Fulton and Premier that Premier be permitted to pay a dividend on the Premier Common Stock on the dates indicated only if the shareholders of Premier, upon becoming shareholders of Fulton, would not be entitled to receive a dividend on the Fulton Common Stock on the applicable payment dates. Fulton shall provide Premier with prompt written notice of the declaration of a dividend on the Fulton Common Stock.

ARTICLE VI—COVENANTS OF FULTON

From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this Article VI, Fulton covenants and agrees to do the following:

Section 6.1 Best Efforts. Fulton shall cooperate with Premier and the Premier Subsidiaries and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. In particular, without limiting the generality of the foregoing sentence, Fulton agrees to do the following:

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(a) Applications for Regulatory Approval. Fulton shall promptly prepare and file, with the cooperation and assistance of (and after review by) Premier and its counsel and accountants, all required applications for regulatory approval of the transactions contemplated by this Agreement, including without limitation applications for approval under the BHC Act, the Pennsylvania Banking Code of 1965, as amended and the Federal Deposit Insurance Act, as amended.

(b) Registration Statement. Fulton shall promptly prepare, with the cooperation and assistance of (and after review by) Premier and its counsel and accountants, and file with the SEC a registration statement (the “Registration Statement”) for the purpose of registering the shares of Fulton Common Stock to be issued to shareholders of Premier under the provisions of this Agreement and a proxy statement and prospectus which is prepared as a part thereof (the “Proxy Statement/Prospectus”) for the purpose of registering the shares of Fulton’s Common Stock to be issued to the shareholders of Premier, and the soliciting of the proxies of Premier’s shareholders in favor of the Merger, under the provisions of this Agreement. Fulton may rely upon all information provided to it by Premier and Premier Bank in this connection and Fulton shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by Fulton in reliance upon any information provided to Fulton by Premier or the Premier Subsidiaries or by any of their officers, agents or representatives. Fulton shall provide a draft of the Registration Statement to Premier and its counsel for comment and review at least ten (10) business days in advance of the anticipated filing date.

(c) State Securities Laws. Fulton, with the cooperation and assistance of Premier and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Agreement.

(d) Stock Listing. Fulton, with the cooperation and assistance of Premier and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to list the shares of Fulton Common Stock to be issued in the Merger on NASDAQ.

(e) Adopt Amendments. Fulton shall not adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of Fulton’s Common Stock or could reasonably be expected to have a material adverse effect on the ability of Fulton to perform its obligations under this Agreement.

(f) Tax Treatment. Fulton shall take no action which would have the effect of causing the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

Section 6.2 Access to Properties and Records. Fulton shall give to Premier and to its authorized employees and representatives (including without limitation Premier’s counsel, accountants, economic and environmental consultants and other designated representatives) such

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access during normal business hours to all properties, books, contracts, documents and records of Fulton as Premier may reasonably request, subject to the obligation of Premier and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Fulton obtained by reason of such access.

Section 6.3 Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, Fulton shall promptly prepare and deliver to Premier as soon as practicable each Quarterly Report to Fulton’s shareholders and any Annual Report to Fulton’s shareholders normally prepared by Fulton. The representations and warranties set forth in Sections 4.6, 4.7 and 4.8 herein shall apply to the financial statements (hereinafter collectively referred to as the “Additional Fulton Financial Statements”) set forth in the foregoing Quarterly Reports and any Annual Report to Fulton’s shareholders.

Section 6.4 Update Schedules. Fulton shall promptly disclose to Premier in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement.

Section 6.5 Notice. Fulton shall promptly notify Premier in writing of any actions, claims, investigations or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Premier in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any manner the right of Fulton to carry on its business as presently conducted.

Section 6.6 No Purchase or Sales of Fulton Common Stock During Price Determination Period. Neither Fulton nor any Subsidiary of Fulton, nor any executive officer or director of Fulton or any Subsidiary of Fulton, nor any shareholder of Fulton who may be deemed to be an “affiliate” (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of Fulton, shall purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of Fulton Common Stock or any options, rights or other securities convertible into shares of Fulton Common Stock during the Price Determination Period; provided, however, that Fulton may purchase shares of Fulton Common Stock in the ordinary course of business during the Price Determination Period for the benefit of Fulton’s Benefit Plans or Fulton’s Dividend Reinvestment Plan.

Section 6.7 Assumption of Premier Debentures. Fulton agrees that, effective with the Effective Date, it shall assume Premier’s 8.57% Junior Subordinated Deferrable Interest Debentures due August 15, 2028 and Variable Rate Junior Subordinated Deferrable Interest Debentures due November 30, 2032 and all of Premier’s obligations under the related Indentures, and shall take all actions necessary or appropriated in accordance therewith, including, if requested by the trustee, execution of a supplemental indenture and other appropriate documents or certificates.

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Section 6.8 Employment Arrangements.

(a) From and after the Effective Time, (i) Fulton, Premier Bank or another subsidiary of Fulton (any such parties employing employees of Premier or a Premier subsidiary, the “Fulton Employers”) shall: (A) satisfy each of the Employment Obligations (as defined in Section 3.17 herein), and (B) use its good faith efforts to retain each present employee of Premier and the Premier Subsidiaries in such employee’s current position and salary compensation (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the Fulton Employers at a compensation commensurate with the position), (ii) in the event that the Fulton Employers shall continue to employ officers or employees of Premier and the Premier Subsidiaries as of the Effective Time, the Fulton Employers shall employ such persons on the Effective Time who are not Contract Employees (as that term is defined in Section 3.17 herein) as “at will” employees, and (iii) in the event the Fulton Employers are not willing to employ, or terminate the employment (other than as a result of unsatisfactory performance of their respective duties) of any officers or employees of Premier or the Premier Subsidiaries who are not Contract Employees and who do not receive any payment as a result of a Change of Control Agreement with Premier or Premier Bank, the Fulton Employers shall pay severance benefits to such employees (other than Contract Employees) as follows: (A) in the event employment is terminated on or prior to the date which is one year after the Effective Date, the greater of (I) three months’ salary or (II) one week’s salary and one week’s salary for each year of service with Premier or an Premier Subsidiary, thereafter, up to a maximum of 26 weeks’ salary; or (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Fulton or its successor.

(b) The Fulton Employers shall be obligated to provide employee benefits to each person who is an employee, on the Effective Time and continues to be employed that are substantially equivalent, in the aggregate, to the benefits under the Premier Benefit Plans prior to the Effective Time, until the earlier of: (A) at least three (3) years after the Effective Date, or (B) the date that the Fulton Employers can no longer satisfy the applicable qualified retirement plan discrimination testing under the Code. For vesting and eligibility purposes for employee benefits, under each Fulton Benefit Plan and/or any employee benefit plan established by Fulton after the Effective Date, employees of the Premier Subsidiaries shall receive credit for years of service with the Premier Subsidiaries.

Section 6.9 Insurance; Indemnification.

(a) For four (4) years after the Effective Date, Fulton shall (and Premier Bank shall cooperate in these efforts) obtain and maintain “tail” coverage relating to Premier’s existing directors and officers liability insurance policy (provided that such insurance shall be in such amount and with terms and conditions no less favorable to the Director and Officer Liability Policy of Premier as of the date of this Agreement and carry such premium (not to exceed 150% of the current premium for Premier’s existing directors and officers liability insurance policy) and that Fulton may substitute therefor policies of

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at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or circumstances which occur prior to the Effective Date (other than relating to this Agreement and the transactions contemplated hereby) and covering persons who are covered by such insurance immediately prior to the Effective Date.

(b) From and after the Effective Date, Fulton shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee or director of Premier or a Premier Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Fulton, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such person is or was a director, officer or employee of Premier or a Premier Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date (the “Indemnified Liabilities”) to the full extent permitted under applicable law as to the date hereof or amended prior to the Effective Date and under the Articles of Incorporation or Bylaws of Premier or a Premier Subsidiary as in effect as of the date hereof (and Fulton shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law and Fulton’s Articles of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any claim, shall notify Fulton (but the failure to so notify Fulton shall not relieve Fulton from any liability which Fulton may have under this section except to the extent Fulton is materially prejudiced thereby). In the defense of any action covered by this Section 6.10(b), Fulton shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of Fulton and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). Fulton shall have an obligation to advance funds to satisfy an obligation of Fulton or any successor to Fulton under this Section 6.10(b) to the same extent that Fulton would be obligated to advance funds under the indemnification provisions of its Articles of Incorporation and/or Bylaws.

Section 6.10 Appointment of Fulton Director. Fulton shall, on or promptly after the Effective Date (but no later than Fulton’s next Board of Directors meeting following the Effective Date), appoint to Fulton’s Board of Directors Clark S. Frame (or one of Premier’s other

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current directors designated, subject to the reasonable approval of Fulton, by vote of Premier’s Board of Directors prior to the Effective Date) to serve as a director of Fulton. Such director shall stand for election at Fulton’s 2004 annual meeting, at which time Fulton shall nominate and recommend for election such director for an additional term of three (3) years. Fulton has a mandatory retirement policy for directors who attain age 70; however, Fulton would “grandfather” the present director of Premier appointed as set forth above from the application of such policy for a three year period after the Effective Date unless such director would have otherwise been obligated to retire from the Board of Premier under any policy it currently has in effect.

Section 6.11 Continuation of Premier Bank’s Structure, Name and Directors.

(a) For a period of three (3) years after the Effective Date, Fulton shall (subject to the right of Fulton and the Premier Bank Continuing Directors to terminate such obligations under this Section 6.11(a) under subsections (b) and (c) below) (i) preserve the business structure of Premier Bank as a Pennsylvania commercial bank (provided that Fulton may cause Premier Bank’s branch offices located in Northampton County, Pennsylvania to be transferred to another bank subsidiary of Fulton); (ii) preserve and use the present name of Premier Bank, and (iii) continue in office the present directors of Premier Bank who indicate their desire to serve the “Premier Bank Continuing Directors”), provided, that (A) for such three year period, each non-employee Premier Bank Continuing Director shall continue to receive director’s fees from Premier Bank on the same basis as prior to the Effective Date and shall continue to receive such other incidental benefits as he or she was receiving from Premier Bank prior to the Effective Date (the current fees and benefits being set forth on Schedule 6.11 and to remain unchanged through the Effective Date); provided that, in the event an individual Premier Bank Continuing Director ceases to act as a director or as a member of any committee thereof, the foregoing obligation to maintain existing fees and benefits shall not apply to successors in such positions and (B) after such three-year period, each Premier Bank Continuing Director shall be subject to Fulton’s mandatory retirement rules for directors and shall receive the standard fee paid to directors of subsidiary banks of Fulton.

(b) Fulton shall have the right to terminate its obligations under subsection (a) of this Section 6.11 as a result of (i) regulatory requirements, (ii) safe and sound banking practices as enunciated by bank regulatory agencies, or (iii) the exercise of their fiduciary duties by Fulton’s directors.

(c) Notwithstanding anything herein to the contrary, the Premier Bank Continuing Directors, in their exercise of their fiduciary duty as to the best interests of Premier Bank and Fulton, may, by a majority vote of such directors, modify or waive any or all of the foregoing provisions in subsection (a) of this Section 6.11.

ARTICLE VII—CONDITIONS PRECEDENT

Section 7.1 Common Conditions. The obligations of the parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior

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to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:

(a) Shareholder Approval: This Agreement shall have been duly authorized, approved and adopted by the shareholders of Premier in accordance with applicable law, AMEX rules and regulations, and the Articles of Incorporation of Premier.

(b) Regulatory Approvals: The approval of each federal and state regulatory authority having jurisdiction over the transactions contemplated by this Agreement (including the Merger), including without limitation, the Federal Reserve Board, the Department and the Federal Deposit Insurance Corporation, shall have been obtained and all applicable waiting and notice periods shall have expired, subject to no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by Fulton of a portion of the business of Fulton, or any subsidiary of Fulton or (B) any divestiture by Premier or the Premier Subsidiaries of a portion of their businesses which Fulton in its good faith judgment believes will have a significant adverse impact on the business or prospects of Premier or the Premier Subsidiaries, as the case may be, or (ii) impose any condition upon Fulton or Premier Bank, or their other subsidiaries, taken as a whole, which in Fulton’s good faith judgment (x) would be materially burdensome to Fulton and its subsidiaries taken as a whole, (y) would significantly increase the costs incurred or that will be incurred by Fulton as a result of consummating the Merger or (z) would prevent Fulton from obtaining any material benefit contemplated by it to be attained as a result of the Merger.

(c) Stock Listing. The shares of Fulton Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ.

(d) Tax Opinion. Each of Fulton and Premier shall have received an opinion of Fulton’s counsel, Barley, Snyder, Senft & Cohen, LLC, reasonably acceptable to Fulton and Premier, addressed to Fulton and Premier, with respect to federal tax laws or regulations, to the effect that:

(i) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and Fulton and Premier will each be a “party to a reorganization” within the meaning of Section 368(b)(1) of the Code;

(ii) No gain or loss will be recognized by Fulton or Premier by reason of the Merger;

(iii) The bases of the assets of Premier in the hands of Fulton will be the same as the bases of such assets in the hands of Premier immediately prior to the Merger;

(iv) The holding period of the assets of Premier in the hands of Fulton will include the period during which such assets were held by Premier prior to the Merger;

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(v) A holder of Premier Common Stock who receives shares of Fulton Common Stock in exchange for his Premier Common Stock pursuant to the reorganization (except with respect to cash received in lieu of fractional shares of Fulton Common Stock deemed issued as described below) will not recognize any gain or loss upon the exchange.

(vi) A holder of Premier Common Stock who receives cash in lieu of a fractional share of Fulton Common Stock will be treated as if he received a fractional share of Fulton Common Stock pursuant to the reorganization which Fulton then redeemed for cash. The holder of Premier Common Stock will recognize capital gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share.

(vii) The tax basis of the Fulton Common Stock to be received by the shareholders of Premier pursuant to the terms of this Agreement will include the holding period of the Premier Common Stock surrendered in exchange therefor, provided that such Premier Common Stock is held as a capital interest at the Effective Time.

(viii) The holding period of the shares of Fulton Common Stock to be received by the shareholders of Premier will include the period during which they held the shares of Premier Common Stock surrendered, provided the shares of Premier Common Stock are held as a capital asset on the date of the exchange.

(e) Registration Statement: The Registration Statement (as defined in Section 6.1(b), including any amendments thereto) shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus (as defined in Section 6.1(b)) to the shareholders of Premier; regulatory clearance for the offering contemplated by the Registration Statement (the “Offering”) shall have been received from each federal and state regulatory authority having jurisdiction over the Offering; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Offering.

(f) No Suits: No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; provided, however, that if Fulton agrees to defend and indemnify Premier and Premier Bank and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of Premier to consummate this Agreement.

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Section 7.2 Conditions Precedent to Obligations of Fulton. The obligations of Fulton to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Fulton in accordance with the provisions of Section 8.4 herein:

(a) Accuracy of Representations and Warranties: All of the representations and warranties of Premier as set forth in this Agreement, all of the information contained in Schedules hereto and all Premier Closing Documents (as defined in Section 7.2(j)) shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b) Covenants Performed: Premier shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by it.

(c) Opinion of Counsel for Premier: Fulton shall have received an opinion, dated the Effective Time, from Shumaker Williams P.C., special counsel to Premier, in substantially the form of Exhibit C hereto. In rendering any such opinion, such special counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Premier, Fulton, affiliates of the foregoing, and others.

(d) Affiliate Agreements: Shareholders of Premier who are or will be affiliates of Premier or Fulton for the purposes of Accounting Series Release No. 135 and the 1933 Act shall have entered into agreements with Fulton, in form and substance satisfactory to Fulton, reasonably necessary to assure compliance with Rule 145 under the 1933 Act.

(e) Premier Options: As may be required by Section 2.3 herein, all holders of Premier Options shall have delivered documentation reasonably satisfactory to Fulton substituting the Fulton Stock Options for the Premier Stock Options.

(f) No Material Adverse Change: Fulton (together with its accountants, if the advice of such accountants is deemed necessary or desirable by Fulton) shall have established to its reasonable satisfaction that, since the date of this Agreement, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business or operations or future prospects of Premier and the Premier Subsidiaries on a consolidated basis taken as a whole. In particular, without limiting the generality of the foregoing sentence, the Additional Premier Financial Statements (as defined in Section 5.4) shall indicate that the consolidated financial condition, assets, liabilities and results of operations of Premier as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the Premier Balance Sheet. For purposes of this Section 7.2(f), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business or results

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of operations or future prospects of Premier or (ii) the ability of Premier to perform its obligations under this Agreement, provided that “material and adverse change” shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of Premier taken at the direction or behest of Fulton with the prior written consent of Fulton, including any action or actions, individually or in the aggregate, taken by Premier or the Premier Subsidiaries, (d) changes in economic conditions generally affecting financial institutions including changes in the general level of interest rates, and (e) the direct effects of compliance with this Agreement and of satisfying or causing to be satisfied the conditions set forth in this Article VII on the operating performance of Premier, including reasonable expenses incurred by Premier in consummating the transactions contemplated by the Agreement. At the Closing, Premier shall deliver to Fulton a certificate confirming the absence of a material adverse change described herein and a certificate (from appropriate officers of Premier and/or Premier’s transfer agent) as to the issued and outstanding shares of Premier Common Stock and Premier Preferred Stock, shares issuable under outstanding stock options granted under Premier’s Stock Option Plan and any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of Premier Common Stock or Premier Preferred Stock and any outstanding securities or other instruments of any kind that are convertible into such shares..

(g) Accountants’ Letter. Subject to the requirements of Statement of Auditing Standards No. 72 of the American Institute of Certified Public Accountants, KPMG LLP, or such other accounting firm as is acceptable to Fulton, shall have furnished to Fulton an “agreed upon procedures” letter, dated the Effective Date, in form and substance satisfactory to Fulton to the effect that:

(i) In their opinion, the consolidated financial statements of Premier examined by them and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder; and

(ii) On the basis of limited procedures, not constituting an audit, including a limited review of the unaudited financial statements referred to below, a limited review of the latest available unaudited consolidated interim financial statements of Premier, inspection of the minute books of Premier and the Premier Subsidiaries since December 31, 2001, inquiries of officials of Premier and the Premier Subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

(A) any unaudited Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of Premier included in the Registration Statement are not in conformity with generally accepted

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accounting principles applied on a basis substantially consistent with that of the audited financial statements covered by their report included in the Registration Statement;

(B) as of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the consolidated shareholders’ equity of Premier as compared with amounts shown in the balance sheet as of December 31, 2002 included in the Registration Statement, except in each case for such changes, increases or decreases which the Registration Statement discloses have occurred or may occur and except for such changes, decreases or increases as aforesaid which are immaterial; and

(C) for the period from January 1, 2003 to such specified date, there were any decreases in the consolidated total net interest income, consolidated net interest income after provision for loan losses, consolidated other income, consolidated net income or net income per share amounts of Premier as compared with the comparable period of the preceding year, except in each case for decreases which the Registration Statement discloses have occurred or may occur, and except for such decreases which are immaterial.

(h) Federal and State Securities and Antitrust Laws: Fulton and its counsel shall have determined to their satisfaction that, as of the Closing, all applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.

(i) Environmental Matters: No environmental problem of the kind contemplated in Section 3.22 and not disclosed in Schedule 3.22 shall have been discovered which would, or which potentially could, materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of either Premier or Premier Bank.

(j) Closing Documents: Premier shall have delivered to Fulton: (i) a certificate signed by Premier’s President and Chief Executive Officer and by its Secretary (or other officers reasonably acceptable to Fulton) verifying that, to their knowledge, all of the representations and warranties of Premier set forth in this Agreement are true and correct in all material respects as of the Closing and that Premier has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) all consents and authorizations of landlords and other persons that are necessary to permit this Agreement to be consummated without violation of any lease or other agreement to which Premier or Premier Bank is a party or by which they or any of their properties are bound; and (iii) such other certificates and documents as Fulton and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the “Premier Closing Documents”).

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(k) Redemption of Premier Preferred Stock. All of the outstanding shares of the Premier Preferred Stock shall be redeemed as set forth in Section 2.9.

Section 7.3 Conditions Precedent to the Obligations of Premier. The obligation of Premier to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Premier in accordance with the provisions of Section 8.4 herein:

(a) Accuracy of Representations and Warranties: All of the representations and warranties of Fulton as set forth in this Agreement, all of the information contained in its Schedules hereto and all Fulton Closing Documents (as defined in Section 7.3(g) of this Agreement) shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b) Covenants Performed: Fulton shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by Fulton.

(c) Opinion of Counsel for Fulton: Premier shall have received an opinion from Barley, Snyder, Senft & Cohen, LLC, counsel to Fulton, dated the Effective Time, in substantially the form of Exhibit F hereto. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Fulton, Premier, affiliates of the foregoing, and others.

(d) Fulton Options: Fulton Stock Options shall have been substituted for the Premier Options pursuant to Section 2.3 herein. The Fulton Stock Option agreements shall have been delivered and the Registration Statement for the purpose of registering the shares necessary to satisfy Fulton’s obligation with respect to the issuance of Fulton Common Stock pursuant to the exercise of the Fulton Stock Options shall have been declared effective.

(e) No Material Adverse Change: Premier (together with its accountants, if the advice of such accountants is deemed necessary or desirable by Premier) shall have established to its reasonable satisfaction that, since the date of this Agreement, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business or operations or future prospects of Fulton. In particular, without limiting the generality of the foregoing sentence, the Additional Fulton Financial Statements (as defined in Section 6.3) shall indicate that the consolidated financial condition, assets, liabilities and results of operations of Fulton as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the Fulton Balance Sheet. For purposes of this Section 7.3(e), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position,

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business or results of operations or future prospects of Fulton or (ii) the ability of Fulton to perform its obligations under this Agreement, provided that “material and adverse change” shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) changes in economic conditions generally affecting financial institutions including changes in the general level of interest rates, and (d) the direct effects of compliance with this Agreement and of satisfying or causing to be satisfied the conditions set forth in this Article VII on the operating performance of Fulton, including reasonable expenses incurred by Fulton in consummating the transactions contemplated by the Agreement. At the Closing, Fulton shall deliver to Premier a certificate confirming the absence of a material adverse change described herein and a certificate (from appropriate officers of Fulton and/or Fulton’s transfer agent) as to the issued and outstanding shares of Fulton Common Stock, shares of Fulton Common Stock reserved for issuance upon the exercise of stock options, under Fulton’s Employee Stock Purchase Plan, under Fulton’s Dividend Reinvestment Plan and under Fulton’s Shareholders Rights Plan, any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of Fulton’s Common Stock and any outstanding securities or other instruments of any kind that are convertible into such shares.

(f) Fairness Opinion: Premier shall have obtained from Boenning & Scattergood, Inc., or from another independent financial advisor selected by the Board of Directors of Premier, an opinion dated within five (5) days of the Proxy Statement/Prospectus to be furnished to the Board of Directors of Premier stating that the Conversion Ratio contemplated by this Agreement is fair to the shareholders of Premier from a financial point of view.

(g) Closing Documents: Fulton shall have delivered to Premier: (i) a certificate signed by Fulton’s Chairman and Chief Executive Officer (or other officer reasonably acceptable to Premier) verifying that, to their knowledge, all of the representations and warranties of Fulton set forth in this Agreement are true and correct in all material respects as of the Closing and that Fulton has performed in all material respects each of the covenants required to be performed by Fulton; and (ii) such other certificates and documents as Premier and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the “Fulton Closing Documents”).

ARTICLE VIII—TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Premier) as follows:

(a) Mutual Consent: This Agreement may be terminated by mutual consent of the parties upon the affirmative vote of a majority of each of the Boards of Directors of Premier and Fulton, followed by written notices given to the other party.

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(b) Unilateral Action by Fulton: This Agreement may be terminated unilaterally by the affirmative vote of the Board of Directors of Fulton, followed by written notice given promptly to Premier, if: (i) there has been a material breach by Premier of any representation, warranty or material failure to comply with any covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given by Fulton to Premier; (ii) any condition precedent to Fulton’s obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of Fulton, on September 30, 2003; provided, that such date may be extended until December 31, 2003 by Premier by written notice to Fulton (given not later than September 15, 2003) if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement; or (iii) Fulton’s Board of Directors makes an election provided for in Section 5.7(e)(i) herein.

(c) Unilateral Action By Premier: This Agreement may be terminated unilaterally by the affirmative vote of a majority of the Board of Directors of Premier, followed by written notice given promptly to Fulton, if: (i) there has been a material breach by Fulton of any representation, warranty or material failure to comply with any covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given by Premier to Fulton; (ii) any condition precedent to Premier’s obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of Premier, on September 30, 2003; provided, that such date may be extended until December 31, 2003 by Fulton by written notice to Premier (given not later than September 15, 2003) if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement; or (iii) Premier’s Board of Directors makes an election provided for in, and subject to the conditions of, Section 5.7(e)(ii) herein.

(d) Market Price of Fulton Common Stock. Premier shall have the right to terminate this Agreement, through a resolution adopted by its Board of Directors, if the Closing Market Price is both less than (A) $11.18, i.e., ..60 multiplied by the Starting Price (the “Floor Price”) and (B) the amount per share equal to (x) the Starting Price multiplied by (y) .80 multiplied by (z) the quotient of the Average NASDAQ Bank Index for the Price Determination Period (the numerator) over the NASDAQ Bank Index on the Pre-Announcement Date (the denominator). Thus, for example, assuming the Average NASDAQ Bank Index for the Price Determination Period reflects a decline of 30% from the Starting Date, (A) would be $11.18 and (b) would be $10.44 ($18.64 x .80 x .70) and the Closing Market Price would be required to be $10.44 or lower for Premier to have the right to terminate this Agreement under this Section 8.1(d).

(i) For purposes of this Section 8.1(d),(A) “Pre-Announcement Date” shall mean January 15, 2003, i.e., the business day immediately preceding the date of this Agreement, and (B) “Starting Price” shall mean $18.64, i.e., the last

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sale price for Fulton Common Stock on the Pre-Announcement Date as reported on NASDAQ.

(ii) The Starting Price, the Closing Market Price, the Floor Price and the other amounts above shall be appropriately adjusted for an event described in Section 2.1(b) herein.

Section 8.2 Effect of Termination.

(a) Effect. In the event of a permitted termination of this Agreement under Section 8.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that the provisions relating to limited liability and confidentiality set forth in Sections 8.2(b) and 8.2(c) herein shall survive such termination.

(b) Limited Liability. Subject to the terms of the Warrant Agreement and the Warrant, the termination of this Agreement in accordance with the terms of Section 8.1 herein shall create no liability on the part of either party, or on the part of either party’s directors, officers, shareholders, agents or representatives, except that if this Agreement is terminated by Fulton by reason of a material breach by Premier, or if this Agreement is terminated by Premier by reason of a material breach by Fulton, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party (i.e., Fulton or Premier) shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted consummation of this Agreement, including the reasonable fees of its counsel, accountants, consultants and other advisors and representatives. In no event shall either party’s directors, officers, shareholders, agents or representatives have any personal liability for any misrepresentation or breach in connection with this Agreement.

(c) Confidentiality. In the event of a termination of this Agreement, neither Fulton nor Premier nor Premier Bank shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under Section 8.2(b) herein.

Section 8.3 Amendment. To the extent permitted by law, this Agreement may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Premier), but only by a written instrument duly authorized, executed and delivered by Fulton and by Premier; provided, however, that, except as set forth in Section 8.1(d) herein any amendment to the provisions of Section 2.1 herein relating to the consideration to be received by the former shareholders of Premier in exchange for their shares of Premier Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of Premier in accordance with applicable provisions of the BCL.

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Section 8.4 Waiver. Any term or condition of this Agreement may be waived, to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Premier) by a written instrument duly authorized, executed and delivered by such party or parties.

ARTICLE IX—CLOSING AND EFFECTIVE TIME

Section 9.1 Closing. Provided that all conditions precedent set forth in Article VII of this Agreement shall have been satisfied or shall have been waived in accordance with Section 8.4 of this Agreement, the parties shall hold a closing (the “Closing”) at the offices of Fulton at One Penn Square, Lancaster, Pennsylvania, within thirty (30) days after the receipt of all required regulatory and shareholder approvals and after the expiration of all applicable waiting periods on a date to be agreed upon by the parties, at which time the parties shall deliver the Premier Closing Documents, the Fulton Closing Documents, the opinions of counsel required by Sections 7.1(d), 7.2(c) and 7.3(c) herein, and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 9.2 Effective Time. Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, Fulton and Premier will cause Articles of Merger (the “Articles of Merger”) to be delivered and properly filed with the Department of State of the Commonwealth of Pennsylvania (the “Department of State”). The Merger shall become effective on 11:59 p.m. on the day on which the Closing occurs and Articles of Merger are filed with the Department of State or such later date and time as may be specified in the Articles of Merger (the “Effective Time”). The “Effective Date” when used herein means the day on which the Effective Time occurs.

ARTICLE X—NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 10.1 No Survival. The representations and warranties of Premier and of Fulton set forth in this Agreement shall expire and be terminated on the Effective Time by consummation of this Agreement, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the parties hereto shall have any liability to the other on account of any breach of such agreements.

ARTICLE XI—GENERAL PROVISIONS

Section 11.1 Expenses. Except as provided in Section 8.2(b) herein, each party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein. For purposes of this Section 11.1 herein, the cost of printing the Proxy Statement/Prospectus shall be deemed to be an expense of Fulton.

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Section 11.2 Other Mergers and Acquisitions. Subject to the right of Premier to refuse to consummate this Agreement pursuant to Section 8.1(c)(i) herein by reason of a material breach by Fulton of the warranty and representation set forth in Section 4.7 herein, nothing set forth in this Agreement shall be construed: (i) to preclude Fulton from acquiring, or to limit in any way the right of Fulton to acquire, prior to or following the Effective Time, the stock or assets of any other financial services institution or other corporation or entity, whether by issuance or exchange of Fulton Common Stock or otherwise; (ii) to preclude Fulton from issuing, or to limit in any way the right of Fulton to issue, prior to or following the Effective Time, Fulton Common Stock, Fulton Preferred Stock or any other equity or debt securities; or (iii) to preclude Fulton from taking, or to limit in any way the right of Fulton to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

Section 11.3 Notices. All notices, claims, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered in person, transmitted by telegraph or facsimile machine (but only if receipt is acknowledged in writing), or mailed by registered or certified mail, return receipt requested, as follows:

(a)	If to Fulton, to:

Rufus A. Fulton, Jr., Chairman and Chief Executive Officer

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

With a copy to:

Paul G. Mattaini, Esquire

Barley, Snyder, Senft & Cohen, LLC

126 East King Street

Lancaster, Pennsylvania 17602

(b)	If to Premier, to:

John C. Soffronoff, President and Chief Executive Officer

Premier Bancorp, Inc.

379 North Main Street

Doylestown, Pennsylvania 18901

With a copy to:

Nicholas Bybel, Jr., Esquire

Shumaker Williams P.C.

3425 Simpson Ferry Road

Camp Hill, Pennsylvania 17011

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Section 11.4 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument.

Section 11.5 Governing Law. This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

Section 11.6 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party. Other than the right to receive the consideration payable as a result of the Merger pursuant to Article II hereof, this Agreement is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.7 Disclosure Schedules. The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or is a material and adverse change. Information disclosed for one section shall constitute disclosure for other sections whether or not specifically referenced.

Section 11.8 Entire Agreement. This Agreement, together with the Warrant Agreement and the Warrant being executed by the parties on the date hereof, sets forth the entire understanding and agreement of the parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

FULTON FINANCIAL CORPORATION

By:	/s/ R. SCOTT SMITH, JR.
R. Scott Smith, Jr. President and Chief Operating Officer

Attest:	/s/ GEORGE R. BARR, JR.
George R. Barr, Jr. Secretary

PREMIER BANCORP, INC.

By:	/s/ JOHN C. SOFFRONOFF
John C. Soffronoff President and Chief Executive Officer

Attest:	/S/ JOHN J. GINLEY
John J. Ginley Secretary

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Exhibit “B”

Warrant Agreement

WARRANT AGREEMENT

THIS WARRANT AGREEMENT is made as of January 16, 2003, by and between FULTON FINANCIAL CORPORATION, a Pennsylvania corporation (“FULTON”) and PREMIER BANCORP, INC., a Pennsylvania corporation (“PREMIER”).

W I T N E S S E T H:

WHEREAS, Fulton and Premier are entering into an Agreement and Plan of Merger on the date hereof (the “Merger Agreement”) (capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, it is a condition to execution of the Merger Agreement, that Premier issue to Fulton, on the terms and conditions set forth herein, a warrant entitling Fulton to purchase up to an aggregate of 835,000 shares of Premier’s common stock, $0.33 par value per share (the “Common Stock”); and

WHEREAS, Premier wishes to issue to Fulton the warrant described below in connection with the Merger Agreement.

NOW, THEREFORE, in consideration of the execution of the Merger Agreement and the premises herein contained, and intending to be legally bound, Fulton and Premier agree as follows:

1. Issuance of Warrant. Concurrently with the execution of this Agreement, Premier shall issue to Fulton a warrant in the form attached as Schedule 1 hereto (the “Warrant,” which term as used herein shall include any warrant or warrants issued upon transfer or exchange of the original Warrant) to purchase up to 835,000 shares of Common Stock (but in any event not to exceed 19.99% of the outstanding Common Stock taking into consideration shares of Common Stock issuable upon exercise of the Warrant but excluding any other unissued shares of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion or option rights, or otherwise), subject to adjustment as provided in this Agreement and in the Warrant. The Warrant shall be exercisable at a purchase price of $17.85 per share, i.e., the last sale price of the Common Stock on January 15, 2003, as reported by AMEX, subject to adjustment as provided in the Warrant (the “Exercise Price”). So long as the Warrant is outstanding and unexercised, Premier shall at all times maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of the Common Stock as may be necessary so that the Warrant may be exercised, without any additional authorization of the Common Stock, after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of the Common Stock. Premier represents and warrants that it has duly authorized the execution and delivery of the Warrant and this Agreement and the issuance of the Common Stock upon exercise of the Warrant. Premier covenants that the shares of the Common Stock issuable upon exercise of the Warrant shall be, when so issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. The Warrant and the shares of the Common Stock to be issued upon exercise of the Warrant are hereinafter collectively referred to, from time to time, as the “Securities.” So long as the Warrant is owned by Fulton, the Warrant will in no event be exercised for more than that number of shares of the Common Stock equal to 835,000 (subject to adjustment as provided in the Warrant) less the number of shares of Common Stock at the time owned by Fulton.

2. Assignment, Transfer, or Exercise of Warrant.

(a) Subject to paragraph 2(b) below, Fulton will not sell, assign, transfer or exercise the Warrant, in whole or in part, without the prior written consent of Premier except upon or after the occurrence of any of the following prior to termination of the Warrant under Section 9 therein: (i) a breach by Premier of any covenant set forth in the Merger Agreement and which would permit a termination of the Merger Agreement by Fulton pursuant to Section 8.1(b)(i) which occurs following a bona fide proposal from any financially capable person (other than Fulton) to engage in an Acquisition Transaction; (ii) the failure of Premier’s shareholders to approve the Merger Agreement at a meeting called for such purpose if at the time of such meeting there has been an announcement by any financially capable Person (other than Fulton) of a bona fide offer or proposal to effect an Acquisition Transaction and such offer or proposal has not been publicly withdrawn prior to mailing of the notice of the Premier shareholder meeting; (iii) the acquisition by any Person of Beneficial Ownership of 25% or more of the Common Stock (before giving effect to any exercise of the Warrant); (iv)(A) any Person (other than Fulton) shall have commenced a tender or exchange offer, or shall have filed an application with an appropriate bank regulatory authority with respect to an Acquisition

Transaction and, (B) within six (6) months from such offer or filing, such person consummates an Acquisition Transaction; (v) Premier shall have entered into an agreement, letter of intent, or other understanding with any Person (other than Fulton) providing for such Person to engage in an Acquisition Transaction; and/or (vi) termination of the Merger Agreement by Fulton under Section 8.1(b)(iii) or termination of the Merger Agreement by Premier under Section 8.1(c)(iii). As used in this Paragraph 2, the terms “Beneficial Ownership” and “Person” shall have the respective meanings set forth in Paragraph 7(f). For purposes of this Agreement, “Acquisition Transaction” shall mean (x) a merger or consolidation or statutory share exchange or any similar transaction involving Premier or a Premier Subsidiary, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Premier or a Premier Subsidiary or (z) a purchase or other acquisition of beneficial ownership of securities representing 25% or more of the voting power of Premier or a Premier Subsidiary.

(b) Notwithstanding the foregoing, Premier shall not be obligated to issue Shares upon exercise of the Warrant (i) in the absence of any required governmental or regulatory approval or consent necessary for Premier to issue the Shares or for Fulton to exercise the Warrant or prior to the expiration or termination of any waiting period required by law or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect that prohibits the sale or delivery of the Shares. Any sale, assignment or transfer of the Warrant, in whole or in part, or any sale, assignment or transfer of the Shares by Fulton, other than a sale to a directly-owned subsidiary of Fulton, shall be subject to the right of first refusal of Premier (or any assignee or assignees of Premier) at a price equal to the written offer price that Fulton receives from a third party (other than a directly-owned subsidiary of Fulton) and intends to accept. The right of first refusal shall terminate 15 days after notice of Fulton’s intention to sell has been delivered to Premier. If an offer is made for a consideration that, in whole or in part, consists of other than cash, the value of the non-cash portion of the consideration shall be determined by a recognized investment banking firm selected jointly by Fulton and Premier, and the determination shall in no event be made later than the fifth day after notice of Fulton’s intention to sell has been delivered to Premier. In the event of the failure or refusal of Premier to purchase the Warrant or all the Shares covered by Fulton’s notice to sell, Fulton may, within 30 days from the date of the notice, unless additional time is needed to give notification to or to obtain approval from any governmental or regulatory authority and, if so required, within five days after the date on which the required notification period has expired or been terminated or the approval has been obtained and any requisite waiting period with respect thereto has passed, sell all, but not less than all, of the portion of the Warrant or the Shares covered by the notice to the proposed transferee at no less than the price specified and on terms no more favorable to the buyer than those set forth in the notice.

3. Registration Rights. If, at any time within one year after the Warrant may be exercised or sold, Premier shall receive a written request therefor from Fulton, Premier shall prepare and file a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the Warrant and/or the Common Stock issued or issuable upon exercise of the Warrant (the “Securities”), and shall use its best efforts to cause the Registration Statement to become effective and remain current for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to affect such sale or other disposition. Without the prior written consent of Fulton, neither Premier nor any other holder of securities of Premier may include such securities in the Registration Statement. The foregoing notwithstanding, if, at the time of any request by Fulton for registration of Common Stock as provided above, Premier is in registration with respect to an underwritten public offering by Premier of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the offer and sale of the Common Stock covered by this Warrant Agreement would interfere with the successful marketing of the shares of Common Stock offered by Premier, the number of shares of Common Stock otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction, the number of shares of Common Stock to be included in such offering for the account of Fulton shall constitute at least 25% of the total number of shares to be sold by Fulton and Premier in the aggregate; and provided further, however, that if such reduction occurs, then Premier shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 3 shall be permitted or occur and Fulton shall thereafter be entitled to one additional registration and the one (1) year period referred to in the first sentence of this section shall be increased to two (2) years. Fulton shall provide all information reasonably requested by Premier for inclusion in any registration statement to be filed hereunder. If requested by Fulton in connection with such registration, Premier shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect to representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Premier.

4. Duties of Premier upon Registration. If and whenever Premier is required by the provisions of Paragraph 3 of this Agreement to effect the registration of any of the Securities under the Securities Act, Premier shall:

(a) prepare and file with the Securities and Exchange Commission (the “SEC”) such amendments to the Registration Statement and supplements to the prospectus contained therein as may be necessary to keep the Registration Statement effective and current;

(b) furnish to Fulton and to the underwriters of the Securities being registered such reasonable number of copies of the Registration Statement, the preliminary prospectus and final prospectus contained therein, and such other documents as Fulton or such underwriters may reasonably request in order to facilitate the public offering of the Securities;

(c) use its best efforts to register or qualify the Securities covered by the Registration Statement under the state securities or blue sky laws of such jurisdictions as Fulton or such underwriters may reasonably request;

(d) notify Fulton, promptly after Premier shall receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment to any prospectus forming a part of the Registration Statement has been filed;

(e) notify Fulton promptly of any request by the SEC for the amending or supplementing of the Registration Statement or the prospectus contained therein, or for additional information;

(f) prepare and file with the SEC, promptly upon the request of Fulton, any amendments or supplements to the Registration Statement or the prospectus contained therein which, in the opinion of counsel for Fulton, are required under the Securities Act or the rules and regulations promulgated by the SEC thereunder in connection with the public offering of the Securities;

(g) prepare and promptly file with the SEC such amendments of or supplements to the Registration Statement or the prospectus contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such Securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact or would omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h) advise Fulton, promptly after Premier shall receive notice or obtain knowledge of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement, or the initiation or threatening of any proceeding for that purpose, and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

(i) at the request of Fulton, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion or opinions of counsel for Premier for the purposes of such registration, addressed to the underwriters and to Fulton, covering such matters as such underwriters and Fulton may reasonably request and as are customarily covered by issuer’s counsel at that time; and (ii) a letter or letters from the independent accountants for Premier, addressed to the underwriters and to Fulton, covering such matters as such underwriters or Fulton may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of Premier included in the Registration Statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act.

5. Expenses of Registration. With respect to the registration requested pursuant to Paragraph 3 of this Agreement, (a) Premier shall bear all registration, filing and AMEX fees, printing and engraving expenses, fees and disbursements of its counsel and accountants and all legal fees and disbursements and other expenses of Premier to comply with state securities or blue sky laws of any jurisdictions in which the Securities to be offered are to be registered or qualified; and (b) Fulton shall bear all fees and disbursements of its counsel and accountants, underwriting discounts and commissions, transfer taxes for Fulton and any other expenses incurred by Fulton.

6. Indemnification. In connection with any Registration Statement or any amendment or supplement thereto:

(a) Premier shall indemnify and hold harmless Fulton, any underwriter (as defined in the Securities Act) for Fulton, and each person, if any, who controls Fulton or such underwriter (within the meaning of the Securities Act) from and against any and all loss, damage, liability, cost or expense to which Fulton or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Premier will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by Fulton, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

(b) Fulton shall indemnify and hold harmless Premier, any underwriter (as defined in the Securities Act), and each person, if any, who controls Premier or such underwriter (within the meaning of the Securities Act) from and against any and all loss, damage, liability, cost or expense to which Premier or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arises out of or is based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by Fulton specifically for use in the preparation thereof.

(c) Promptly after receipt by any party which is entitled to be indemnified, pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, of any claim in writing or of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, promptly notify the indemnifying party of the receipt of such claim or notice of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may otherwise have to any indemnified party hereunder. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party or parties and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing any indemnified party, such indemnified party shall have the right to select separate counsel to participate in the defense of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party, pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless (i) such indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

(d) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, any party entitled to indemnification by the terms thereof shall be entitled to obtain contribution with respect to its liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and/or prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. Fulton and Premier agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation even if the underwriters and Fulton as a group were considered a single entity for such purpose.

7. Redemption and Repurchase Rights.

(a) From and after the date on which any event described in Paragraph 2 of this Agreement occurs, the Holder as defined in the Warrant (which shall include a former Holder), who has exercised the Warrant in whole or in part shall have the right to require Premier to purchase some or all of the shares of Common Stock for which the Warrant was exercised at a redemption price per share (the “Redemption Price”) equal to the highest of: (i) 110% of the Exercise Price, (ii) the highest price paid or agreed to be paid for any share of Common Stock by an Acquiring Person (as defined below) during the one year period immediately preceding the date of redemption, and (iii) in the event of a sale of all or substantially all of Premier’s assets or all or substantially all of a subsidiary of Premier’s assets: (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Premier as determined by a recognized investment banking firm selected by such Holder and reasonably acceptable to Premier, divided by (y) the number of shares of Common Stock then outstanding. If the price paid consists in whole or in part of securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by the Holder and reasonably acceptable to Premier.

(b) From and after the date on which any event described in Paragraph 2 of this Agreement occurs, the Holder as defined in the Warrant (which shall include a former Holder), shall have the right to require Premier to repurchase all or any portion of the Warrant at a price (the “Warrant Repurchase Price”) equal to the product obtained by multiplying: (i) the number of shares of Common Stock represented by the portion of the Warrant that the Holder is requiring Premier to repurchase, times (ii) the excess of the Redemption Price over the Exercise Price.

(c) The Holder’s right, pursuant to this Paragraph 7, to require Premier to repurchase a portion or all of the Warrant, and/or to require Premier to purchase some or all of the shares of Common Stock for which the Warrant was exercised, shall expire on the close of business on the 180th day following the occurrence of any event described in Paragraph 2.

(d) The Holder may exercise its right, pursuant to this Paragraph 7, to require Premier to repurchase all or a portion of the Warrant, and/or to require Premier to purchase some or all of the shares of Common Stock for which the Warrant was exercised, by surrendering for such purpose to Premier, at its principal office within the time period specified in the preceding subparagraph, the Warrant and/or a certificate or certificates representing the number of shares to be purchased accompanied by a written notice stating that it elects to require Premier to repurchase the Warrant or a portion thereof and/or to purchase all or a specified number of such shares in accordance with the provisions of this Paragraph 7. As promptly as practicable, and in any event within five business days after the surrender of the Warrant and/or such certificates and the receipt of such notice relating thereto, Premier shall deliver or cause to be delivered to the Holder: (i) the applicable Redemption Price (in immediately available funds) for the shares of Common Stock which it is not then prohibited under applicable law or regulation from purchasing, and/or (ii) the applicable Warrant Repurchase Price, and/or (iii) if the Holder has given Premier notice that less than the whole Warrant is to be repurchased and/or less than the full number of shares of Common Stock evidenced by the surrendered certificate or certificates are to be purchased, a new certificate or certificates, of like tenor, for the number of shares of Common Stock evidenced by such surrendered certificate or certificates less the number shares of Common Stock purchased and/or a new Warrant reflecting the fact that only a portion of the Warrant was repurchased.

(e) To the extent that Premier is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or purchasing the Common Stock as to which the Holder has given notice of repurchase and/or redemption, Premier shall immediately so notify the Holder and thereafter deliver or cause to be delivered, from time to time to the Holder, the portion of the Warrant Repurchase Price and/or the Redemption Price which it is no longer prohibited from delivering, within five business days after the date on which Premier is no longer so prohibited; provided, however, that to the extent that Premier is at the time and after the expiration of 25 months, so prohibited from delivering the Warrant Repurchase Price and/or the Redemption Price, in full (and Premier hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable), Premier shall deliver to the Holder a new Warrant (expiring one year after delivery) evidencing the right of the Holder to purchase that number of shares of Common Stock representing the portion of the Warrant which Premier is then so prohibited from repurchasing, and/or Premier shall deliver to the Holder a certificate for the shares of Common Stock which Premier is then so prohibited from purchasing, and Premier shall have no further obligation to repurchase such new Warrant or purchase such Common Stock; and provided further, that upon receipt of such notice and until five days thereafter the Holder may revoke its notice of repurchase of the Warrant and/or redemption of Common Stock by written notice to Premier at its principal office stating that the Holder elects to revoke its election to exercise its right to require Premier to repurchase the Warrant and/or purchase the Common Stock, whereupon Premier will promptly redeliver to the Holder the Warrant and/or the certificates representing shares of

Common Stock surrendered to Premier for purposes of such repurchase and/or redemption, and Premier shall have no further obligation to repurchase such Warrant and/or purchase such Common Stock.

(f) As used in this Agreement the following terms have the meanings indicated:

(1) “Acquiring Person” shall mean any “Person” (hereinafter defined) who or which is the “Beneficial Owner” (hereinafter defined) of 25% or more of the Common Stock;

(2) A “Person” shall mean any individual, firm, corporation or other entity and shall also include any syndicate or group deemed to be a “Person” by operation of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended;

(3) A Person shall be a “Beneficial Owner,” and shall have “Beneficial Ownership,” of all securities:

(i) which such Person or any of its Affiliates (as hereinafter defined) beneficially owns, directly or indirectly; and

(ii) which such Person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time or otherwise) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any proxy, power of attorney, voting trust, agreement, arrangement or understanding; and

(4) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the regulations promulgated by the SEC under the Securities and Exchange Act of 1934, as amended.

8. Remedies. Without limiting the foregoing or any remedies available to Fulton, it is specifically acknowledged that Fulton would not have an adequate remedy at law for any breach of this Warrant Agreement and shall be entitled to specific performance of Premier’s obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person subject to, this Agreement.

9. Miscellaneous.

(a) The representations, warranties, and covenants of Premier set forth in the Merger Agreement are hereby incorporated by reference in and made a part of this Agreement, as if set forth in full herein.

(b) This Agreement, the Warrant and the Merger Agreement set forth the entire understanding and agreement of the parties hereto and supersede any and all prior agreements, arrangements and understandings, whether written or oral, relating to the subject matter hereof and thereof. No amendment, supplement, modification, waiver, or termination of this Agreement shall be valid and binding unless executed in writing by both parties.

(c) This Agreement shall be deemed to have been made in, and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

FULTON FINANCIAL CORPORATION

By:	/s/ CHARLES J. NUGENT
Charles J. Nugent, Senior Executive Vice President

Attest:	/s/ GEORGE R. BARR, JR. George R. Barr, Jr., Secretary

PREMIER BANCORP, INC.

By:	/s/ JOHN C. SOFFRONOFF John C. Soffronoff, President and Chief Executive Officer

Attest:	/s/ JOHN J. GINLEY John J. Ginley, Secretary

WARRANT

to Purchase up to 835,000 Shares of the

Common Stock, $0.33 Par Value,

of

PREMIER BANCORP, INC.

This is to certify that, for value received, FULTON FINANCIAL CORPORATION (“FULTON”) or any permitted transferee (Fulton or such transferee being hereinafter called the “Holder”) is entitled to purchase, subject to the provisions of this Warrant and the related Warrant Agreement, each made this day January 16, 2003 (the “Warrant Agreement”), by and between Fulton and PREMIER BANCORP, INC., a Pennsylvania corporation (“PREMIER”), at any time on or after the date hereof, an aggregate of up to 835,000 (equal but in any event not to approximately exceed 19.99% of the outstanding Common Stock (defined below) taking into consideration shares of Common Stock issuable upon exercise of this Warrant but excluding any other unissued shares of Premier which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion or option rights, or otherwise) fully paid and non-assessable shares of common stock, $0.33 par value (the “Common Stock”), of Premier at a price per share equal to $17.85, subject to adjustment as herein provided (the “Exercise Price”).

1. Exercise of Warrant. Subject to the provisions hereof and the limitations set forth in Paragraph 2 of the Warrant Agreement, which Warrant Agreement was entered into in connection with the Merger Agreement of even date between Fulton and Premier (the “Merger Agreement”), this Warrant may be exercised in whole or in part or sold, assigned or transferred at any time or from time to time on or after the date hereof. This Warrant shall be exercised by presentation and surrender hereof to Premier at the principal office of Premier, accompanied by (i) a written notice of exercise, (ii) payment to Premier, for the account of Premier, of the Exercise Price for the number of shares of Common Stock specified in such notice, and (iii) a certificate of the Holder specifying the event or events which have occurred and entitle the Holder to exercise this Warrant. The Exercise Price for the number of shares of Common Stock specified in the notice shall be payable in immediately available funds.

Upon such presentation and surrender, Premier shall issue promptly (and within one business day if requested by the Holder) to the Holder or its assignee, transferee or designee the number of shares of Common Stock to which the Holder is entitled hereunder. Premier covenants and warrants that such shares of Common Stock, when so issued, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all liens and encumbrances.

If this Warrant should be exercised in part only, Premier shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares of Common Stock issuable hereunder. Upon receipt by Premier of this Warrant for exercise, in proper form, and subject to the limitations set forth in paragraph 2 of the Warrant Agreement, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Premier may then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Premier shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issue and delivery of stock certificates pursuant to this Paragraph 1 in the name of the Holder or its assignee, transferee or designee.

2. Reservation of Shares; Preservation of Rights of Holder.

Premier shall at all times, while this Warrant is outstanding and unexercised, maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of Common Stock as may be necessary so that this Warrant may be exercised without any additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock at the time outstanding. Premier further agrees that (i) it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act or omission, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder or under the Warrant Agreement by Premier, (ii) it will promptly take all action (including (A) complying with all pre-merger notification, reporting and waiting period requirements specified in 15 U.S.C. §18a and the regulations promulgated thereunder and (B) in the event that, under Section 3 of the Bank Holding Company Act of 1956, as amended (12 U.S.C. §1842(a)(3)), or the Change in Bank Control Act of 1978, as amended (12 U.S.C. §1817(j)), prior approval of the Board of Governors of the Federal

Reserve System (the “Board”) is necessary before this Warrant may be exercised, cooperating fully with the Holder in preparing any and all such applications and providing such information to the Board as the Board may require) in order to permit the Holder to exercise this Warrant and Premier duly and effectively to issue shares of its Common Stock hereunder, and (iii) it will promptly take all action necessary to protect the rights of the Holder against dilution as provided herein.

3. Fractional Shares. Premier shall not be required to issue fractional shares of Common Stock upon exercise of this Warrant but shall pay for any fractional shares in cash or by check at the Exercise Price.

4. Exchange or Loss of Warrant. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of Premier for other warrants of different denominations entitling the Holder to purchase in the aggregate the same number of shares of Common Stock issuable hereunder. The term “Warrant” as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by Premier of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, Premier will execute and deliver a new Warrant of like tenor and date.

5. Repurchase. The Holder shall have the right to require Premier to repurchase all or any shares of Common Stock for which this Warrant was exercised or all or any portion of this Warrant under the terms and subject to the conditions of Paragraph 7 of the Warrant Agreement.

6. Adjustment. The number of shares of Common Stock issuable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as provided in this Paragraph 6.

(A) Stock Dividends, etc.

(1) Stock Dividends. In case Premier shall pay or make a dividend or other distribution on any class of capital stock of Premier in Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

(2) Subdivisions. In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the date upon which such subdivision or combination becomes effective.

(3) Reclassifications. The reclassification of Common Stock into securities (other than Common Stock) and/or cash and/or other consideration shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number or amount of securities and/or cash and/or other consideration outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision becomes effective,” or “the day upon which such combination becomes effective,” as the case may be, within the meaning of clause (2) above.

(4) Optional Adjustments. Premier may make such increases in the number of shares of Common Stock issuable upon exercise of this Warrant, in addition to those required by this subparagraph (A), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients.

(5) Adjustment to Exercise Price. Whenever the number of shares of Common Stock issuable upon exercise of this Warrant is adjusted as provided in this Paragraph 6(A), the Exercise Price shall be adjusted by a fraction in which the numerator is equal to the number of shares of Common Stock issuable prior to the adjustment and the denominator is equal to the number of shares of Common Stock issuable after the adjustment.

(B) Certain Sales of Common Stock.

(1) Adjustment to Shares Issuable. If and whenever Premier sells or otherwise issues (other than under circumstances in which Paragraph 6(A) applies or pursuant to options to purchase Common Stock that are outstanding on the date hereof or subsequently issued pursuant to Premier stock option or stock purchase plans (including the dividend reinvestment plan in effect on the date hereof), any shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction, the denominator of which shall be the number shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such sale or issuance and the numerator of which shall be the sum of such number of shares and the total number of shares constituting such sale or other issuance, such increase to become effective immediately after the opening of business on the day following such sale or issuance.

(2) Adjustment to Exercise Price. If and whenever Premier sells or otherwise issues any shares of Common Stock (excluding any stock dividend or other issuance not for consideration to which Paragraph 6(A) applies or pursuant to options to purchase Common Stock that are outstanding on the date hereof or subsequently issued pursuant to Premier stock option or stock purchase plans (including the dividend reinvestment plan) in effect on the date hereof), for a consideration per share which is less than the Exercise Price at the time of such sale or other issuance, then in each such case the Exercise Price shall be forthwith changed (but only if a reduction would result) to the price (calculated to the nearest cent) determined by dividing: (i) an amount equal to the sum of (aa) the number of shares of Common Stock outstanding immediately prior to such issue or sale, multiplied by the then effective Exercise Price, plus (bb) the total consideration, if any, received and deemed received by Premier upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale.

(C) Definition. For purposes of this Paragraph 6, the term “Common Stock” shall include (1) any shares of Premier of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of Premier and which is not subject to redemption by Premier, and (2) any rights or options to subscribe for or to purchase shares of Common Stock or any stock or securities convertible into or exchangeable for shares of Common Stock (such convertible or exchangeable stock or securities being hereinafter called “Convertible Securities”), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable. For purposes of any adjustments made under Paragraph 6(A) as a result of the distribution, sale or other issuance of rights or options or Convertible Securities, the number of Shares of Common Stock outstanding after or as a result of the occurrence of events described in Paragraph 6(A)(1) shall be calculated by assuming that all such rights, options or Convertible Securities have been exercised for the maximum number of shares issuable thereunder. If an adjustment is made at any time because of the subsequent issuance of any right or option described in clause (2) of the first sentence of this Section (B), no adjustment shall be made when shares are subsequently issued; provided further, that no adjustment shall be made for issuances pursuant to options to purchase Common Stock that are outstanding on the date hereof or subsequent issuances of Common Stock pursuant to Premier stock option or stock purchase plans (including the dividend reinvestment plan) in effect on the date hereof.

7. Notice. (A) Whenever the number of shares of Common Stock for which this Warrant is exercisable is adjusted as provided in Paragraph 6, Premier shall promptly compute such adjustment and mail to the Holder a certificate, signed by the principal financial officer of Premier, setting forth the number of shares of Common Stock for which this Warrant is exercisable as a result of such adjustment having become effective.

(B) Upon the occurrence of any event which results in the Holder having the right to require Premier to repurchase shares of Common Stock for which this Warrant was exercised or this Warrant, as provided in Paragraph 7 of the Warrant Agreement, Premier shall promptly notify the Holder of such event; and Premier shall promptly compute the Redemption Price or the Warrant Repurchase Price and furnish to the Holder a certificate, signed by the principal financial officer of Premier, setting forth the Redemption Price or the Warrant Repurchase Price, as applicable, and the basis and computation thereof.

8. Rights of the Holder. (A) Without limiting the foregoing or any remedies available to the Holder, it is specifically acknowledged that the Holder would not have an adequate remedy at law for any breach of the provisions of this Warrant and shall be entitled to specific performance of Premier’s obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person (as defined in Paragraph 7 of the Warrant Agreement) subject to, this Warrant.

(B) The Holder shall not, by virtue of its status as Holder, be entitled to any rights of a shareholder in Premier.

9. Termination. This Warrant and all rights conferred hereby and under the Warrant Agreement shall terminate and be of no further force and effect (i) upon the Effective Time of the Merger provided for in the Merger Agreement, (ii) upon a valid termination of the Merger Agreement (except a termination pursuant to Section 8.1(b)(iii) of the Merger Agreement) unless an event described in Paragraph 2 of the Warrant Agreement (including the occurrence of an event described in paragraph (iv)(A) therein) occurs prior to such termination in which case this Warrant and the rights conferred hereby, shall not terminate until 12 months after the occurrence of such event, or (iii) to the extent this Warrant has not previously been exercised, 12 months after the occurrence of an event described in Paragraph 2 of the Warrant Agreement (unless termination of the Merger Agreement in accordance with its terms (other than under Section 8.1(b)(iii) thereof) occurs prior to the occurrence of such event, in which case (ii) above shall apply); except, however, that this Warrant and the Warrant Agreement shall expire and be of no further force and effect as of 5:00 p.m. on December 31, 2004.

10. Governing Law. This Warrant shall be deemed to have been delivered in, and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania. In the event of any inconsistency between this Warrant and the terms of the Warrant Agreement, the terms of the Warrant Agreement shall govern.

[SIGNATURE PAGE FOLLOWS]

Dated: January 16, 2003

PREMIER BANCORP, INC.

By:	/s/ JOHN C. SOFFRONOFF John C. Soffronoff, President and Chief Executive Officer

Attest:	/s/ JOHN J. GINLEY John J. Ginley, Secretary

Exhibit “C”

Opinion of Boenning & Scattergood

[BOENNING & SCATTERGOOD, INC. LETTERHEAD]

DATE, 2003

Board of Directors

Premier Bancorp, Inc.

379 North Main Street

Doylestown, Pennsylvania 18901-3714

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of the common stock (the “Shares”) of Premier Bancorp, Inc. (“Premier”) of the exchange ratio in the proposed merger by and between Premier and Fulton Financial Corporation (“Fulton”). The terms of the proposed merger (the “Proposed Merger”) by and between Fulton and Premier are set forth in the Agreement and Plan of Merger dated as of January 16, 2003 (the “Merger Agreement”) and provide that each Share will be converted into the right to receive 1.407 shares of common stock of Fulton (the “Exchange Ratio”) with cash paid in lieu of any fractional shares.

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of its business as a broker-dealer, Boenning may, from time to time, purchase securities from, and sell securities to, Premier.

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of Premier and Fulton and reviewed certain internal financial analyses and forecasts prepared by the management of Premier and Fulton, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance of Premier and Fulton, (iv) studied and analyzed the consolidated financial and operating data of Premier and Fulton, (v) considered the terms and conditions of the Proposed Merger between Premier and Fulton as compared with the terms and conditions of comparable bank, bank holding company and financial holding company mergers and acquisitions, (vi) met and/or communicated with certain members of Premier’s and Fulton’s senior management to discuss their respective operations, historical financial statements and future prospects, (vii) reviewed this proxy statement/prospectus and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

Members of the Board

DATE, 2003

Our opinion is given in reliance on information and representations made or given by Premier and Fulton, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Premier and Fulton including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning Premier and Fulton nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have not conducted any valuation or appraisal of any assets or liabilities of Premier or Fulton, nor have any valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

With regard to financial and other information relating to the general prospects of Premier or Fulton, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the management of Premier and Fulton as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Proposed Merger. For Premier and Fulton, we have assumed the allowance for loan losses indicated on the balance sheets of each entity is adequate to cover such losses; we have not reviewed credit files of either Premier or Fulton. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to Premier or Fulton.

Our opinion is based upon information provided to us by the management of Premier and Fulton, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the Exchange Ratio to the holders of Shares in the Proposed Merger, is for the information of Premier’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Premier and does not constitute a recommendation to Premier shareholders as to how such shareholders should vote on the Proposed Merger. We are not expressing any opinion as to the actual value of Fulton common stock when issued pursuant to the Proposed Merger or the prices at which Fulton common stock will trade subsequent to the Proposed Merger.

Based on the foregoing, it is our opinion that, as of the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of Shares.

Sincerely,

BOENNING & SCATTERGOOD, INC.

Part II Information Not Required In Prospectus

Item 20. Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of Fulton Financial provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Fulton Financial.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

No.	Title	Page

2

Agreement and Plan of Merger dated January 16, 2003, between Fulton Financial Corporation and Premier Bancorp, Inc. (Furnished as Exhibit A to the document which is included in Part I of the Registration Statement.)

A-1

3

Articles of Incorporation, as amended and restated, and Bylaws of Fulton Financial Corporation, as amended (Incorporated by reference from Exhibit 3 of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.)

4	Rights Agreement dated April 27, 1999 between Fulton Financial Corporation and Fulton Bank (Incorporated by reference to Fulton Financial Corporation’s Form 8-K, Exhibit 4, filed May 6, 1999.)

5.1	Opinion of Barley, Snyder, Senft & Cohen, LLC regarding legality

8	Opinion of Barley, Snyder, Senft & Cohen, LLC regarding tax matters

13

Annual Report on Form 10-K, for Fulton Financial Corporation for the year ending December 31, 2002 (Incorporated by reference in the document which is included in Part I of this Registration Statement.)

21	Subsidiaries of Registrant (Incorporated by reference to Fulton Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.)

23.1	Consent of Barley, Snyder, Senft & Cohen, LLC (Included as part of Exhibit 5.1 and Exhibit 8.)

23.2	Consent of Boenning & Scattergood, Inc.

23.3	Consent of KPMG LLP

23.4	Consent of KPMG LLP

23.5	Consent of Stambaugh Ness, PC

24	Power of Attorney (Included in the signature page)

99.1	Form of Proxy

99.2	Letter to shareholders of Premier Bancorp, Inc.

99.3	Notice of Annual Meeting of Shareholders of Premier Bancorp, Inc.

(b) Financial Statement Schedules.

None required.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on May 13, 2003.

FULTON FINANCIAL CORPORATION

By:	/s/ RUFUS A. FULTON, JR.
Rufus A. Fulton, Jr., Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George R. Barr, Jr. and Charles J. Nugent and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE
* Jeffrey A. Albertson	Director	May 13, 2003

* Donald W. Bowman, Jr.	Director	May 13, 2003

* Beth Ann L. Chivinski	Senior Vice President and Controller (Principal Accounting Officer)	May 13, 2003

* Harold D. Chubb	Director	May 13, 2003

* William H. Clark, Jr.	Director	May 13, 2003

* Craig A. Dally	Director	May 13, 2003

* Frederick B. Fichthorn	Director	May 13, 2003

* Patrick J. Freer	Director	May 13, 2003

* Rufus A. Fulton, Jr.	Chairman of the Board, Chief Executive Officer, and Director (Principal Executive Officer)	May 13, 2003

SIGNATURE	CAPACITY	DATE
* Eugene H. Gardner	Director	May 13, 2003

* Robert D. Garner	Director	May 13, 2003

* J. Robert Hess	Director	May 13, 2003

* George W. Hodges	Director	May 13, 2003

* Carolyn R. Holleran	Director	May 13, 2003

* Clyde W. Horst	Director	May 13, 2003

* Samuel H. Jones, Jr.	Director	May 13, 2003

* Donald W. Lesher, Jr.	Director	May 13, 2003

* Joseph J. Mowad, M.D.	Director	May 13, 2003

* Charles J. Nugent	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 13, 2003

* Mary Ann Russell	Director	May 13, 2003

* John O. Shirk	Director	May 13, 2003

* R. Scott Smith, Jr.	President, Chief Operating Officer and Director	May 13, 2003

* James K. Sperry	Director	May 13, 2003

* Kenneth G. Stoudt	Director	May 13, 2003

*By:	/s/ George R. Barr
George R. Barr, Attorney in Fact

Index of Exhibits

No.	Title	Page
2

Agreement and Plan of Merger dated January 16, 2003, between Fulton Financial Corporation and Premier Bancorp, Inc. (Furnished as Exhibit A to the document which is included in Part I of the Registration Statement.)

A-1

3

Articles of Incorporation, as amended and restated, and Bylaws of Fulton Financial Corporation, as amended (Incorporated by reference from Exhibit 3 of the Fulton Financial Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.)

4	Rights Agreement dated April 27, 1999 between Fulton Financial Corporation and Fulton Bank (Incorporated by reference to Fulton Financial Corporation’s Form 8-K, Exhibit 4, filed May 6, 1999.)

5.1	Opinion of Barley, Snyder, Senft & Cohen, LLC regarding legality

8	Opinion of Barley, Snyder, Senft & Cohen, LLC regarding tax matters

13

Annual Report on Form 10-K, for Fulton Financial Corporation for the year ending December 31, 2002 (Incorporated by reference in the document which is included in Part I of this Registration Statement.)

21	Subsidiaries of Registrant (Incorporated by reference to Fulton Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.)

23.1	Consent of Barley, Snyder, Senft & Cohen, LLC (Included as part of Exhibit 5.1 and Exhibit 8.)

23.2	Consent of Boenning & Scattergood, Inc.

23.3	Consent of KPMG LLP

23.4	Consent of KPMG LLP

23.5	Consent of Stambaugh Ness, PC

24	Power of Attorney (Included in the signature page)

99.1	Form of Proxy

99.2	Letter to shareholders of Premier Bancorp, Inc.

99.3	Notice of Annual Meeting of Shareholder of Premier Bancorp, Inc.